                                                                       424(b)(3)
                                                                       333-11495


                               December 27, 1996



Dear Stockholder:

         We invite you to attend a Special Meeting of Stockholders (the "Special Meeting") of Pinnacle Bank (the "Bank") to be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama on Wednesday, January 29, 1997 at 11:00 a.m., local time.

         The attached Notice of Special Meeting and Proxy Statement/Prospectus describe the formal business to be transacted at the Special Meeting. Stockholders will be asked to consider and vote upon a proposal to both (a) convert the Bank from a federal stock savings bank to an Alabama-chartered commercial bank (the "Conversion") and (b) reorganize the Bank into the holding company form of ownership by approving an Agreement and Plan of Conversion and Reorganization under which (i) the converted Bank will become a wholly owned commercial bank subsidiary of Pinnacle Bancshares, Inc., a Delaware corporation formed for the purpose of becoming the holding company for the Bank (the "Holding Company"), and (ii) each outstanding share of the common stock of the Bank will be converted into one share of Holding Company common stock. Stockholders are also being asked to vote upon a proposal to approve the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Option Plan").

         The Board of Directors of the Bank believes that the Conversion and Reorganization will permit diversification into a broader range of financial and business activities and provide greater operating flexibility. The purpose of the Option Plan is to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to promote the success of the business of the Bank and Bancshares. For these reasons, the Board of Directors of the Bank has unanimously approved both proposals and recommends that you vote in favor of both proposals. Directors and officers of the Bank will be present to respond to any questions that our stockholders may have.

         The Bank recently solicited proxies in connection with the Annual Meeting of Stockholders, which was held on December 18, 1996 (the "Annual Meeting"). At the Annual Meeting, stockholders elected four directors of the Bank and ratified the appointment of the Bank's independent auditors. The enclosed proxy materials, including the enclosed blue proxy card, relate to the Special Meeting which will be held on January 29, 1996.

         YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Because the Plan of Conversion and Reorganization and the Option Plan require the approval of a majority of the shares outstanding, the failure to vote or an abstention is equivalent to a vote against both matters. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed blue proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Special Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting.


                 Sincerely,




                 ----------------------------       ----------------------------
                 Al H. Simmons                      Robert B. Nolen, Jr.
                 Chairman of the Board              President and Director

                                PINNACLE BANK
                             1811 SECOND AVENUE
                         JASPER, ALABAMA  35502-1388
                               (205) 221-4111

-------------------------------------------------------------------------------
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON JANUARY 29, 1997
-------------------------------------------------------------------------------


         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Pinnacle Bank (the "Bank") will be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama, on Wednesday, January 29, 1997 at 11:00 a.m., local time.

         The Special Meeting is for the following purposes, which are more completely described in the accompanying Proxy Statement/Prospectus:

      1. The approval of both (a) the conversion of the Bank to an Alabama-chartered commercial bank (the "Converted Bank") and
                 (b) the reorganization of the Converted Bank into the holding company form of ownership by approving an Agreement and Plan of Conversion and Reorganization, pursuant to which the Converted Bank will become a wholly owned commercial bank subsidiary of a holding company, Pinnacle Bancshares, Inc., a Delaware corporation (the "Holding Company"), and each outstanding share of common stock of the Bank will be converted into one share of the common stock of the Holding Company.

      2.         The approval of the Pinnacle Bank 1996 Stock Option and
                 Incentive Plan.

      3. The adjournment of the Special Meeting to a later date if an insufficient number of shares is present in person or by proxy at the Special Meeting to approve Proposal 1 or 2 above.

      4. Such other matters as may properly come before the Special Meeting or any adjournment thereof.

      The Board of Directors is not aware of any other business to come before the Special Meeting.

      Any action may be taken on any one of the foregoing proposals at the Special Meeting or any adjournments thereof. Stockholders of record at the close of business on December 12, 1996, are the stockholders entitled to vote at the Special Meeting and any adjournment thereof.

      You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         THOMAS L. SHERER
                                         SECRETARY
Jasper, Alabama
December 27, 1996


-------------------------------------------------------------------------------
IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE
OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
-------------------------------------------------------------------------------

                                 PINNACLE BANK
                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 22, 1997


                           PINNACLE BANCSHARES, INC.
                                 PROSPECTUS FOR
                        890,324 SHARES OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE



         This Proxy Statement/Prospectus is being furnished to the holders of common stock of Pinnacle Bank (the "Bank"), a federally chartered stock savings bank, in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Special Meeting of Stockholders to be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama, on Wednesday, January 29, 1997, at 11:00 a.m., local time.

         This Proxy Statement/Prospectus also serves as the prospectus of Pinnacle Bancshares, Inc., a Delaware corporation (the "Holding Company"), under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the issuance of up to a maximum of 890,324 shares of the Holding Company's common stock, par value $.01 per share ("Holding Company Common Stock"), in the Conversion and Reorganization described herein. The accompanying Notice of Special Meeting and this Proxy Statement/Prospectus are first being mailed to stockholders on or about December 27, 1996.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), THE OFFICE OF THRIFT SUPERVISION ("OTS") OR ANY STATE SECURITIES AUTHORITY NOR HAS ANY SUCH COMMISSION, OFFICE OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

         This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement which the Holding Company has filed with the SEC under the 1933 Act. The Registration Statement, including exhibits, may be inspected without charge or copied at prescribed rates at the office of the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Bank is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the OTS of the United States Department of the Treasury. Copies may be obtained at prescribed rates from the OTS, Information Services Division, 1776 G Street, N.W., Washington, D.C. 20552.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.



       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 27, 1996.

-------------------------------------------------------------------------------
                             SUMMARY INFORMATION
                                     ON
                   PROPOSED CONVERSION AND REORGANIZATION
-------------------------------------------------------------------------------

         THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS UNDER "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION" AND EXHIBITS I, II, III AND IV ATTACHED HERETO.

GENERAL

         The conversion (the "Conversion") to an Alabama-chartered commercial bank (the "Converted Bank") and the holding company reorganization (the "Reorganization") will be accomplished under an Agreement and Plan of Conversion and Reorganization, dated October 9, 1996 (the "Plan"), pursuant to which the Converted Bank will become a wholly owned commercial bank subsidiary of the Holding Company, a Delaware corporation formed for the purpose of becoming the holding company for the Converted Bank (collectively, the "Conversion and Reorganization"). Under the terms of the proposed Conversion and Reorganization, each outstanding share of the Bank's common stock, par value $.01 per share ("Bank Common Stock"), will be converted into one share of common stock, par value $.01 per share, of the Holding Company ("Holding Company Common Stock"). As a result of the Conversion and Reorganization, the former holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock, and the Holding Company will become the sole stockholder of the Converted Bank, which will be an Alabama-chartered commercial bank. The Holding Company was incorporated in August 1996 and has no prior operating history. Following the Conversion and Reorganization, it is intended that the Converted Bank will continue its operations at the same locations, with the same management and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

         The Board of Directors of the Bank intends that the Reorganization will occur immediately after, and on the same day as, the Conversion. The Bank will not complete the Conversion unless and until all conditions precedent to the Reorganization except the Conversion have been met.

         The Plan supersedes a Plan of Reorganization, dated August 28, 1996, pursuant to which the Bank would have become a subsidiary of the Holding Company, which would have been established as a unitary savings and loan holding company. For the reasons set forth below, the Bank has concluded that the holding company formation should be combined with a conversion to a commercial bank charter.

REASONS FOR THE CONVERSION AND REORGANIZATION

         THE CONVERSION. The Board of Directors of the Bank believes that both the commercial bank conversion and the holding company structure will provide greater flexibility than is currently enjoyed by the Bank, or would be enjoyed by the Converted Bank. Present regulations applicable to federal savings banks limit both the types of businesses in which a federal savings bank or a state-chartered commercial bank, or the subsidiaries of either, may engage.
The Bank is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to federal savings banks.

         The Conversion is intended to allow the Converted Bank to continue to pursue its expanding lines of business. Commercial banks have expanded lending and investment powers, which exceed those of federal savings institutions. Historically, the Bank's line of business was the origination of residential real estate mortgages. The Bank believes that it will be able to take advantage of other powers available to commercial banks and operate more efficiently as a result. In particular, the Bank believes that its increased emphasis on construction and commercial lending can be more effectively developed if the Converted Bank operates under regulatory requirements applicable to an Alabama-chartered commercial bank rather than a federally-chartered savings institution.

         In addition, the Bank believes that the banking and thrift industries are now in a transitional period before the likely merger of the savings institution charter into the commercial bank charter. Several legislative





                                      (i)
proposals have been have or will be introduced in Congress that would have the effect of requiring savings institutions to convert to banks, and the Clinton Administration has announced that it will actively pursue passage of such legislation in 1997. While the Bank cannot predict the outcome or the timing of the thrift industry's consolidation into the commercial banking industry, it believes that the best interests of the Bank and its stockholders would be served if, by converting to a commercial bank at this time, it adjusted to a new regulatory structure and to operation as a commercial bank on its own terms rather than being required to convert at a later date.

         THE REORGANIZATION. The establishment of the Holding Company also will permit diversification of operations and the acquisition and formation of companies engaged in lines of business which should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. Moreover, a holding company structure will help facilitate the acquisition of other financial institutions. The Holding Company presently does not intend to operate more than one commercial bank subsidiary. The Bank's Board of Directors believes that acquisition or formation of such enterprises, which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a savings association, will provide a beneficial stabilizing effect on operations. Upon consummation of the Reorganization, the Holding Company will be in a position to take immediate advantage of any acquisition opportunities which may arise, although no specific acquisition is planned at this time. For further information, see "Proposal I -- Proposed Conversion and Reorganization -- Reasons for the Holding Company Reorganization."

MARKET FOR BANK COMMON STOCK

         The Bank Common Stock is traded on the American Stock Exchange under the symbol "PLE". The Holding Company and the Bank have applied to have the Holding Company Common Stock traded on the American Stock Exchange in substitution for the Bank Common Stock, under the same symbol. Although the Holding Company and the Bank do not currently anticipate any difficulty in obtaining approval of the listing, no assurance can be given that the Holding Company Common Stock will be approved for American Stock Exchange listing. See "Market and Dividend Information."

DIVIDENDS

         The ability of the Bank to pay dividends on Bank Common Stock is restricted by certain federal regulations and tax considerations. Although the Holding Company would not be subject to these restrictions, the Holding Company's principal source of income initially will consist of its equity in the earnings of the Converted Bank. In addition, certain limitations generally imposed on Delaware corporations may have an impact on the Holding Company's ability to pay dividends. See "Proposal I -- Proposed Conversion and Reorganization -- Comparison of Stockholders' Rights -- Payment of Dividends," "-- Regulation of the Converted Bank -- Dividend Restrictions" and "Market and Dividend Information."

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Alabama law, stockholders of the Bank will have dissenters' rights in connection with the Reorganization. Such rights will entitle stockholders who do not vote in favor of the Conversion and Reorganization and who comply with certain other conditions to receive the fair value or appraised value of their shares of Bank Common Stock rather than having such shares converted into shares of Holding Company Common Stock. The Plan states that it is a condition to consummation of the Conversion and Reorganization that the holders of not more than 10% of the Bank Common Stock exercise their dissenters' rights. Such condition to the Reorganization may be waived by the parties in the discretion of the Board of Directors. See "Proposal I -- Proposed Conversion and Reorganization -- Rights of Dissenting Stockholders" and Exhibit I hereto.

MANAGEMENT OF THE HOLDING COMPANY

         The Board of Directors of the Holding Company presently consists of 10 members, all of whom are currently members of the Board of Directors of the Bank, and is expected to continue with 10 members upon completion of the Reorganization. The Bank currently has 10 members on its Board of Directors. The officers of the Holding Company will consist of persons now serving as officers of the Bank. See "Proposal I -- Proposed Conversion and Reorganization -- Management of Pinnacle Bancshares, Inc."





                                      (ii)

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Conversion and Reorganization is intended to be treated as one or more tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by holders of the Bank Common Stock as a result of the Conversion and Reorganization, except a gain or loss will be recognized with respect to cash received by dissenters, if any. A non-waivable condition to consummation of the Conversion and Reorganization is the receipt by the Bank of an opinion of Reinhart, Boerner, Van Deuren, Norris and Rieselbach, P.C., Washington, D.C., as to the qualification of the Conversion and Reorganization as one or more tax-free reorganizations and certain other federal income tax consequences of the Conversion and Reorganization. See "Proposed I -- Proposal Conversion and Reorganization -- Certain Federal Income Tax Consequences."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE CONVERSION AND REORGANIZATION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF BANK COMMON STOCK AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CONVERSION AND REORGANIZATION (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

CONDITIONS TO THE CONVERSION AND REORGANIZATION

         The Plan sets forth a number of conditions which must be met before the Conversion and Reorganization will be consummated, including, among others:
(i) approval of the Plan by the holders of a majority of the outstanding shares of Bank Common Stock; (ii) receipt of either a ruling from the IRS or an opinion of legal counsel or independent auditors that the Conversion and Reorganization will be treated as a non-taxable transaction for federal income tax purposes; (iii) approval of the Conversion and Reorganization by any federal or state agency having jurisdiction necessary for consummation of the Conversion and Reorganization; (iv) registration of the shares of Holding Company Common Stock to be issued in the Reorganization under the 1933 Act and compliance by the Holding Company with all applicable state securities laws relating to the issuance of the Holding Company Common Stock; and (v) the holders of not more than 10% of the outstanding shares of Bank Common Stock shall have elected to exercise dissenting stockholder rights under Alabama law. Satisfaction of each of the first four of these conditions is required and not waivable prior to consummation of the Conversion and Reorganization. See "Proposal I -- Proposed Conversion and Reorganization -- Conditions to the Conversion and Reorganization."

COMPARISON OF STOCKHOLDERS' RIGHTS

         As a result of the Conversion and Reorganization, holders of Bank Common Stock, whose rights are presently governed by federal law and regulations and the Federal Stock Charter and Bylaws of the Bank, will become stockholders of the Holding Company, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Holding Company. Certain differences arise from this change of governing law, as well as from distinctions between the Federal Stock Charter and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Holding Company. These differences relate to the issuance of capital stock, payment of dividends, special meetings of stockholders, the rights of stockholders to dissent, vacancies on the Board of Directors, the number of directors, removal of directors, approval of mergers, consolidations, sale of substantially all assets and certain business combinations, advance notice requirements for nominations of directors and presentation of new business at meetings of stockholders and procedures for amendment of the Federal Stock Charter and Bylaws of the Bank as compared to the Certificate of Incorporation and Bylaws of the Holding Company. Further, the Holding Company, as a general business corporation, will be able to enter into more lines of business than the Bank, which, as a federal savings bank, is restricted in the businesses in which it may engage. See "Proposal I -- Proposed Conversion and Reorganization -- Comparison of Stockholders' Rights."





                                     (iii)

CERTIFICATE OF INCORPORATION, BYLAWS AND STATUTORY PROVISIONS THAT COULD DISCOURAGE ACQUISITIONS OF CONTROL

         The Holding Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage non-negotiated takeover attempts which certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then-current market price and that may tend to perpetuate existing management. These provisions include supermajority approval requirements for certain business combinations and provisions allowing the Board of the Holding Company to consider nonmonetary factors in evaluating a business combination or a tender or exchange offer. The Certificate of Incorporation also authorizes the issuance of additional shares of Holding Company Common Stock without stockholder approval on terms or in circumstances that could deter a future takeover attempt. In addition, the Delaware General Corporation Law provides for certain restrictions on acquisition of the Holding Company. These charter, bylaw and statutory provisions may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Holding Company otherwise might receive a substantial premium for their shares over then-current market prices. See "Proposal I -- Proposed Conversion and Reorganization -- Comparison of Stockholders' Rights" and "-- Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws."

         In addition to the provisions described above, the Holding Company's Certificate of Incorporation contains provisions authorized by Delaware law, and the Converted Bank's Articles of Incorporation contain provisions authorized by Alabama law, that indemnify directors and officers of the respective companies in certain proceedings against them and impose limitations on directors' liability. There are no such provisions in the Bank's Federal Stock Charter, although OTS regulations authorize indemnification of directors and officers under certain circumstances. Directors and officers of the Bank thus may be deemed to have a personal interest in the consummation of the Reorganization. See "Proposal I -- Proposed Conversion and Reorganization -- Management of the Holding Company," and "-- Indemnification of Officers and Directors and Limitation of Liability."

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Bank believes that the ability to expand and diversify through the Conversion and Reorganization will help the Converted Bank remain competitive in the future. Approval of the Plan requires the affirmative vote of a majority of the total votes eligible to be cast at the Annual Meeting. As of December 12, 1996, directors and executive officers of the Bank as a group beneficially owned 74,881 shares, or 8.4% of the outstanding Bank Common Stock. The Bank anticipates that all such shares will be voted for the Plan of Reorganization. THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE CONVERSION AND REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN.

SELECTED FINANCIAL DATA

         The following table presents selected financial information for the Bank. This information is derived from the financial statements of the Bank. The information set forth below should be read in conjunction with such financial statements and the notes thereto contained in the Annual Report to Stockholders for the fiscal year ended June 30, 1996 which is available upon request. See "Financial Statements." All financial statements of Pinnacle Bancshares, Inc. have been omitted because the Holding Company has no assets and no liabilities and has not conducted any business other than of an organizational nature. Conversion to a commercial bank charter will have no effect on the Bank's financial condition.





                                      (iv)

FINANCIAL CONDITION AND
  OTHER DATA:
                                                             At June 30,
                                   -------------------------------------------------------------     At September 30,
                                     1992         1993          1994         1995        1996             1996
                                     ----         ----          ----         ----        ----             ----
                                                       (Dollars in thousands)
Total amount of:
  Assets  . . . . . . . . . .     $176,327      $171,759      $176,486     $196,399     $186,475        $191,659
  Loans and mortgage-
    backed securities . . . .      142,797       134,538       137,410      150,596      147,468         152,397
  Interest-bearing deposits
    in other banks  . . . . .        1,976           828           108        5,536        2,824             205
  Securities  . . . . . . . .       18,728        23,686        29,859       28,026       53,671          27,894
  Loans held for sale . . . .        1,580         3,495            61        2,091          326             813
  Deposits  . . . . . . . . .      157,793       149,362       149,566      161,212      165,234         166,384
  Borrowed funds  . . . . . .        2,180         6,227        11,055       18,850        3,750           6,750
  Stockholders' equity  . . .       13,856        13,321        13,473       14,363       15,165          14,819

Number of:
  Real estate loans
    outstanding . . . . . . .        4,905         4,324         4,503        4,283        4,173           4,154
  Savings accounts  . . . . .       21,669        20,485        19,748       19,387       19,114          18,518
  Full service offices open .            5             5             5            5            5               5

Regulatory Capital Ratios:
  Tangible  . . . . . . . . .            7.5%          7.4%          7.3%         7.1%         8.0%            7.6%
  Core  . . . . . . . . . . .            7.9           7.8           7.6          7.1          8.0             7.6
  Risk-based  . . . . . . . .           17.3          17.2          16.7         13.8         14.2            13.4

OPERATING DATA:
                                                                                                     Three Months Ended
                                                        Year Ended June 30,                             September 30,
                                    ----------------------------------------------------------        ------------------
                                     1992          1993         1994          1995        1996        1995         1996
                                     ----          ----         ----          ----        ----        ----         ----
                                                          (In thousands)
Interest revenue  . . . . . . .    $15,503       $12,956       $11,554      $13,108      $14,650     $3,696      $3,669
Interest expense  . . . . . . .     10,085         7,347         6,167        7,541        8,599      2,209       2,106
                                   -------       -------       -------      -------      -------     ------      ------
Net interest income before
  provisions for losses on
  loans . . . . . . . . . . . .      5,418         5,609         5,387        5,567        6,051      1,487       1,563
Provision for losses on loans .        280           320           285          235          240         60          70
                                   -------       -------       -------      -------      -------     ------      ------
Net interest income after
  provision for losses
  on loans  . . . . . . . . . .      5,138         5,289         5,102        5,332        5,811      1,427       1,493
Noninterest income  . . . . . .      1,553         1,524         1,564        1,012        1,275        300         319
Noninterest expense . . . . . .      4,570         4,418         4,469        4,323        4,456      1,057       2,213
Unusual items . . . . . . . . .         --        (2,150)         (363)          --           --         --          --
Income tax expense  . . . . . .       (758)         (189)         (653)        (780)        (993)      (251)        142
                                   -------       -------       -------      -------      -------     ------      ------
Net earnings  . . . . . . . . .    $ 1,363       $    56       $ 1,181      $ 1,241      $ 1,637     $  419     ($  259)
                                   =======       =======       =======      =======      =======     ======      ======

PER SHARE DATA:
                                                                                                       At or For Three
                                                                                                         Months Ended
                                                      At or For Year Ended June 30,                      September 30,
                                      -----------------------------------------------------------      -----------------
                                       1992         1993         1994          1995        1996        1995        1996
                                       ----         ----         ----          ----        ----        ----        ----
Net earnings  . . . . .              $ 1.55       $  0.06       $ 1.33        $ 1.39      $ 1 .84      $0.47      ($0.29)
Dividends . . . . . . .                0.60          0.69         0.72          0.72        0 .72       0.18        0.18
Book value  . . . . . .               15.74         15.07        15.20         16.14        17.04      14.04       16.65





                                      (v)

                           PROXY STATEMENT/PROSPECTUS
                                 PINNACLE BANK
                           PINNACLE BANCSHARES, INC.

                               1811 SECOND AVENUE
                                 P.O. BOX 1388
                          JASPER, ALABAMA  35502-1388
                                 (205) 221-4111

                        SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                JANUARY 29, 1997


-------------------------------------------------------------------------------
                                 INTRODUCTION
-------------------------------------------------------------------------------

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Pinnacle Bank (the "Bank") for a Special Meeting of Stockholders (the "Special Meeting") to be held at The Chamber of Commerce of Walker County Auditorium, Jasper, Alabama on Wednesday, January 29, 1997, at 11:00 a.m., local time.

         The Bank was formerly known as "First Federal of Alabama, F.S.B." and adopted its current name in January 1996. The accompanying Notice of Special Meeting and this Proxy Statement/Prospectus, together with the enclosed form of proxy, are first being mailed to stockholders on or about December 27, 1996.

         The Bank recently solicited proxies in connection with the Annual Meeting of Stockholders, which was held on December 18, 1996 (the "Annual Meeting"). At the Annual Meeting, stockholders elected four directors of the Bank and ratified the appointment of the Bank's independent auditors. The enclosed proxy materials, including the enclosed blue proxy card, relate to the Special Meeting which will be held on January 29, 1996.


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                       VOTING AND REVOCATION OF PROXIES
-------------------------------------------------------------------------------

         Proxies solicited by the Board of Directors of the Bank, will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE GIVEN, PROPERLY EXECUTED PROXIES WHICH HAVE NOT BEEN REVOKED WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS FOR CONSIDERATION AT THE SPECIAL MEETING. If any other business is presented at the Special Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted ("broker no votes") will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

         Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Special Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Bank or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Special Meeting and votes in person. The presence of a stockholder at the Special Meeting alone will not revoke such stockholder's proxy.


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                              VOTING SECURITIES
-------------------------------------------------------------------------------

         The securities which can be voted at the Special Meeting consist of shares of the Bank's common stock, $.01 par value per share ("Bank Common Stock"). Stockholders of record as of the close of business on December 12, 1996 (the "Record Date") are entitled to one vote for each share of Bank Common Stock then held on all matters. As of the Record Date, 889,824 shares of the Bank Common Stock were issued and outstanding.

In addition, 42,176 shares of Bank Common Stock were held as treasury stock. The presence, in person or by proxy, of at least a majority of the total number of shares of Bank Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Special Meeting. Pursuant to OTS regulations and the Bank's Bylaws, treasury shares shall not be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, certain information as to the persons believed by management to be the beneficial owners of more than 5% of the outstanding shares of Bank Common Stock. Persons and groups owning in excess of 5% of Bank Common Stock are required to file certain reports regarding such ownership with the Bank and the OTS pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information is based on the most recent reports filed by such persons with the OTS or information provided to the Bank by such persons.


Name and Address of                    Amount and Nature of
 Beneficial Owners                     Beneficial Ownership(1)             Percent of Class
------------------------               -----------------------             ----------------
Heartland Advisors, Inc.                        87,551  (2)                      9.8%
790 N. Milwaukee Street
Milwaukee, Wisconsin

------------------------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is considered to "beneficially own" any shares of Bank Common Stock (a) over which he has or shares voting or investment power, or (b) of which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the vote of shares, and "investment power" is the power to dispose or direct the disposition of shares.

(2) Heartland Advisors, Inc., a registered investment advisor, reported sole dispositive power of 87,551 shares and sole voting power of 15,600 shares as of December 31, 1995. Included in such 87,551 shares are 67,800 shares which are beneficially owned by Heartland Group, Inc., a series investment company for which Heartland Advisors, Inc. serves as investment advisor.

         The following table sets forth, as of the Record Date, certain information regarding shares of Bank Common Stock beneficially owned by each director (including the chief executive officer) of the Bank and by all directors and executive officers as a group.

                                       Amount and Nature of                 Percent of
     Name                              Beneficial Ownership (1)                Class
     ----                              ------------------------                -----
Greg Batchelor                                     3,010                         *
O. H. Brown                                        3,600                         *
James W. Cannon                                    7,749                         *
Melvin R. Kacharos                                 2,150                         *
Carlton Mayhall, Jr.                               2,999                         *
Sam W. Murphy                                      9,430                        1.1%
Robert B. Nolen, Jr.                                 834                         *
Max W. Perdue                                      2,528                         *
Al H. Simmons                                     40,356                        4.5%
J. T. Waggoner                                       225                         *

All directors and executive
  officers as a group (11 persons)                74,881                        8.4%

                                                    [Footnote on following page]

------------------------
(1) For the definition of "beneficial ownership" see footnote 1 to the table above. Includes shares owned directly by directors and officers of the Bank as well as shares held by their spouses and minor children and trusts of which certain directors are trustees, but does not include shares held or beneficially owned by other relatives as to which they disclaim beneficial ownership. Excludes shares of Bank Common Stock underlying options granted under the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Option Plan") which are subject to stockholder approval of the Option Plan.


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                            EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

         The following table sets forth the cash and noncash compensation for the fiscal years ended June 30, 1996, 1995 and 1994 awarded to or earned by the Chief Executive Officer. No other current executive officer of the Bank earned in excess of $100,000 in salary and bonus during any such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term Compensation
                                                                          -----------------------------------
                                             Annual Compensation                   Awards             Payouts
                                    ------------------------------------  -----------------------     -------
                                                                           Restricted  Securities                   All Other
Name and                 Fiscal                            Other Annual       Stock    Underlying      LTIP          Compen-
Principal Position       Year       Salary     Bonus     Compensation(1)    Award(s)   Options(2)     Payouts       sation(3)
-----------------------------------------------------------------------------------------------------------------------------
Robert B. Nolen, Jr.     1996      $80,696      $25,000        --              --           --          --           $2,424
  President, Chief       1995       72,782       22,000        --              --           --          --            1,929
  Executive Officer      1994       72,782       10,000        --              --           --          --            2,069

-------------
(1) Executive officers of the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits in the fiscal year by the named executive officer did not exceed 10% of the executive's annual salary and bonus.

(2) No options were granted or exercised during the year ended June 30, 1996.

(3)      Represents contributions under the Bank's 401(k) plan.

DIRECTORS' COMPENSATION

         Directors currently each receive a monthly fee of $600. Members of the Executive Committee also receive a fee of $200 per month. In addition, directors receive a fee of $200 for each Executive Committee attended, $200 for each Building Committee meeting attended and $100 for each other committee meeting attended. Directors Emeritus receive $200 for each Board meeting attended. Officers of the Bank do not receive fees for committee or advisory board meetings attended.

EMPLOYMENT AGREEMENT

         In 1991, the Bank entered into an employment agreement with Robert B. Nolen, Jr. The agreement, as subsequently amended in 1993, provided for Mr. Nolen to serve as Executive Vice President of the Bank for a term of three years ending in 1996 and receive a base salary of $72,782 per annum, subject to annual adjustments. Effective July 1, 1994, the agreement was amended to provide for Mr. Nolen to serve as President and Chief Executive Officer of the Bank and receive a base salary of $72,782 per annum, subject to annual adjustments. The agreement provides for a salary review by the Board of Directors not less often than annually, as well as for an extension for an additional one-year period beyond the then effective expiration date. The agreement provides for a severance payment in the event employment is terminated following a "change in control" of the Bank, as defined in the agreement. These payments would be equal to the amount of 2.99 times the average annual compensation to Mr. Nolen during the five years immediately prior to the change of control. Based on Mr. Nolen's annual compensation as of June 30, 1996, if the severance payment provisions discussed above were to be effective, it would result in a payment to Mr. Nolen of up to $238,626. The agreement also provides for the inclusion of Mr. Nolen in any present or future employee benefit plans or programs of the Bank for which executives are or will become eligible, customary fringe benefits, vacation and sick leave.

         In connection with the Conversion and Reorganization, the Holding Company and the Converted Bank may enter into new employment agreements with Mr. Nolen to serve as President and Chief Executive Officer of the Holding Company and the Bank. Although such agreements have not been negotiated, it is expected that they generally would provide for three-year terms and may be extended for an additional year so that the remaining term would be three years. In addition, the employment agreements would provide for, among other things, a base salary approximating Mr. Nolen's current salary, a discretionary cash bonus, participation in employee benefit plans, death benefits and a severance payment (subject to the limits under his current agreement) to be paid upon a change in control of the Holding Company or the Converted Bank subsequent to the Conversion and Reorganization.


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             PROPOSAL I -- PROPOSED CONVERSION AND REORGANIZATION
-------------------------------------------------------------------------------

SUMMARY

         The conversion (the "Conversion") to an Alabama-chartered commercial bank (the "Converted Bank") and holding company reorganization (the "Reorganization") will be accomplished under an Agreement and Plan of Conversion and Reorganization, dated October 9, 1996 (the "Plan"), pursuant to which the Converted Bank will become a wholly owned commercial bank subsidiary of the Holding Company, a Delaware corporation recently formed for the purpose of becoming a holding company for the Converted Bank (collectively, the "Conversion and Reorganization"). Under the terms of the Plan, each outstanding share of Bank Common Stock will be converted into one share of common stock, par value $.01 per share, of the Converted Bank ("Converted Bank Common Stock") and immediately afterward into one share of Holding Company Common Stock. As a result of the Conversion and Reorganization, the former holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock. The Holding Company was incorporated in August 1996, and has no prior operating history. Following the Conversion and Reorganization, it is intended that the Converted Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization. The Converted Bank will continue to operate under the name "Pinnacle Bank."

         The Plan supersedes a Plan of Reorganization, dated August 28, 1996, pursuant to which the Bank would have become a subsidiary of the Holding Company, which would have been established as a unitary savings and loan holding company. For the reasons set forth below, the Bank has concluded that a holding company formation should be combined with a conversion to commercial state bank charter.

REASONS FOR THE CONVERSION AND REORGANIZATION

         THE CONVERSION. The Conversion is intended to allow the Converted Bank to continue to pursue its expanding lines of business. Historically, the Bank's line of business was the origination of residential real estate mortgages. The Bank believes that its increased emphasis on construction and commercial lending can be more effectively developed if the Converted Bank operates under regulatory requirements applicable to an Alabama-chartered commercial bank rather than a federally-chartered savings institution.

         The Board of Directors believes that operating as an Alabama-chartered commercial bank will offer the Converted Bank greater opportunities for expansion and growth. Commercial banks have expanded lending and investment powers, which exceed those of federal savings institutions. Historically, the Bank's line of business was the origination of residential real estate mortgages. The Bank believes that, subsequent to the Conversion and Reorganization, it will be able to take advantage of various other powers available to commercial banks and operate more efficiently as a result. In particular, the Bank believes that its increased emphasis on construction and commercial lending can be more effectively developed if the Converted Bank operates under regulatory requirements applicable to an Alabama-chartered commercial bank rather than a federally-chartered savings institution. The additional powers of a commercial bank could, however, result in the assumption of additional risk in the Converted Bank.

         In addition, the Bank believes that the banking and thrift industries are now in a transitional period before the likely merger of the savings institution charter into the commercial bank charter. Several legislative proposals have been have or will be introduced in Congress that would have the effect of requiring savings institutions to convert to banks, and the Clinton Administration has announced that it will actively pursue passage of such legislation in 1997. While the Bank cannot predict the outcome or the timing of the thrift industry's consolidation into the commercial banking industry, it believes that the best interests of the Bank and its stockholders would be served if, by converting to a commercial bank at this time, it adjusted to a new regulatory structure and to operation as a commercial bank on its own terms rather than being required to convert at a later date.

         THE REORGANIZATION. The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility than is currently enjoyed by the Bank, or would be enjoyed by the Converted Bank, and its subsidiaries, including flexibility in management structure and acquisition activities. Federal regulations limit the types of businesses in which a federal savings bank or a state-chartered commercial bank, or the subsidiaries of either, may engage. The extent to which the Bank can engage in certain corporate transactions is limited by federal regulation and/or tax consequences. For example, savings institutions such as the Bank (and commercial banks such as the Converted Bank that result from conversions from savings institutions), but not their holding companies, are required under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), to recapture into taxable income a portion of their tax bad debt reserves under certain circumstances, including stock repurchases or redemptions. See "-- Recent Legislation -- Repeal of Tax Bad Debt Reserve Method for Savings Institutions." The Board of Directors believes that stock repurchases could enhance stockholder value.

         THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN.

PLAN OF CONVERSION AND REORGANIZATION

         The Conversion and Reorganization will be accomplished under the Plan, which is attached as Exhibit I hereto. The following discussion is qualified in its entirety by reference to the Plan. The Plan was unanimously approved by the Board of Directors on October 9, 1996.

         The Holding Company is a newly organized Delaware corporation which was formed by the Bank solely for the purpose of effecting the Reorganization. Therefore, the Holding Company has no prior operating history. The Plan is by and between the Bank, Holding Company and Pinnacle Interim Bank, an interim Alabama commercial bank that will be organized as a wholly owned subsidiary of the Holding Company ("Interim Bank") if the Merger procedure (described below) is utilized.

         The initial transaction contemplated by the Plan is the Bank's charter conversion from a federal stock savings bank to the Converted Bank, a commercial bank organized and existing under the laws of the State of Alabama, with the corporate title "Pinnacle Bank." Pursuant to the terms of the Plan and in accordance with the procedures set forth in Section 5-7A-62 of the Alabama Banking Code and other applicable law, the Bank will convert directly to the Converted Bank. As a result of the Conversion, each of the issued and outstanding shares of Bank Common Stock will be converted into one issued and outstanding share of Converted Bank Common Stock. Subject to the satisfaction of all requirements of the terms and conditions set forth in the Plan and to compliance with all applicable laws and regulations, the Conversion will be effective on the date on which the Articles of Incorporation of the Converted Bank are filed in the Probate Court of Walker County as required by the laws of the State of Alabama (the "Conversion Effective Date"). Consummation of the Conversion is subject to stockholder approval of the Plan at the Special Meeting and receipt of all necessary approvals and permits from the Superintendent of Banks of the State of Alabama and all other applicable regulatory authorities, and all such approvals and permits shall be in effect on the Conversion Effective Date. The insurance of deposit accounts in the Bank by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") will be unaffected by the Conversion, and the deposits of the Converted Bank will continue to be insured by the SAIF to the maximum extent provided by law.

         The Board of Directors of the Bank intends that the Reorganization occur immediately after, and on the same day as, the Conversion. The Reorganization will be accomplished under one of two alternative procedures, a merger with an interim commercial bank (the "Merger") or a share exchange (the "Share Exchange"). The terms and conditions of the Merger are set forth in Section A of Article II of the Plan, and the terms and conditions of the Share Exchange are set forth in Section B of Article II of the Plan.

         If the interim bank merger procedure is used, the Merger would be accomplished by the following steps: (i) the formation by the Bank of a wholly-owned operating subsidiary, the Holding Company, incorporated under the laws of the State of Delaware for the primary purpose of becoming the sole stockholder of newly formed Interim Bank, and subsequently becoming the sole stockholder of the Converted Bank; (ii) the formation of Interim Bank, which will be a wholly owned commercial bank subsidiary of the Holding Company; and
(iii) the Merger of Interim Bank into the Converted Bank, with the Converted Bank as the surviving corporation. Pursuant to the Merger: (i) all of the issued and outstanding shares of Converted Bank Common Stock (except for shares held by a stockholder who exercises dissenters' rights under Alabama law, as discussed below) will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Holding Company Common Stock, and (ii) all of the issued and outstanding shares of Converted Bank Common Stock will be held by the Holding Company.

         Pursuant to the Share Exchange, on the Reorganization Effective Date (defined below), each share of Converted Bank Common Stock (other than shares held by a stockholder who exercises dissenters' rights under Alabama law) will automatically, by operation of law and without any action on the part of the holder thereof, be converted into and exchanged for one share of Holding Company Common Stock.

         Upon consummation of the Merger or the Share Exchange, on the Reorganization Effective Date the holders of certificates formerly representing Bank Common Stock (except for any such holder who exercises dissenters' rights) shall cease to have any rights with respect to the Bank or the Converted Bank, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares will have been converted by the Merger or the Share Exchange.

         The Bank currently expects to utilize the Share Exchange procedure to effect the Reorganization, since such method is significantly simpler and less time-consuming than the procedure required in connection with the Merger. The Plan provides for the alternative structure of an interim bank merger, however, in light of the current uncertainty under Alabama precedent regarding the procedure for an Alabama bank to utilize the share exchange method. The Bank believes that, except for the additional costs and time involved in connection with the Merger, the effects of both alternative structures would be identical to the Bank and its stockholders.

         The Board of Directors of the Bank presently intends to cause the Holding Company to be initially capitalized through a cash dividend to the Holding Company of up to $2.0 million. Future capitalization of the Holding Company will be dependent upon dividends declared by the Converted Bank or the raising of additional capital by the Holding Company through a future issuance of securities or debt or through other means. The Board of Directors of the Holding Company has no present plans or intentions with respect to any future issuance of securities or debt at this time. After the Conversion and Reorganization, the former holders of Bank Common Stock will be the holders of all of the outstanding Holding Company Common Stock. Further, the Holding Company will hold all of the issued and outstanding voting stock of the Converted Bank; accordingly, the Converted Bank is described herein as a "wholly owned" subsidiary of the Holding Company following the Conversion and Reorganization.

         Further, the Converted Bank will continue its existing business and operations as a wholly owned subsidiary of the Holding Company, and the consolidated capitalization, assets, liabilities, income and financial statements of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization.

EFFECTS OF THE CONVERSION

         EFFECT ON BUSINESS. Following the Conversion, the Converted Bank will continue the operations in the same locations, and will initially operate in substantially the same manner as the Bank currently operates. Management expects, however, that the Converted Bank will continue the Bank's recent expansion of its commercial and construction lending. Furthermore, following the Conversion, the Converted Bank will consider the introduction of additional services and products typically offered by commercial banks.

         EFFECTS ON PROPERTY AND OBLIGATIONS OF THE BANK. All of the Bank's rights and interest in and to all of its property will become the property of the Converted Bank upon the Conversion. The Converted Bank will be responsible for all of the liabilities and obligations of the Bank.

         MANAGEMENT OF THE CONVERTED BANK. The officers and directors of the Bank will hold the same positions in the Converted Bank as they currently hold in the Bank. There will be no change in the management structure of the Bank as a result of the Conversion.

         INSURANCE OF ACCOUNTS. Upon the Conversion, there will not be any change in FDIC insurance of deposits in the Bank. Following the Conversion, the deposit accounts of the Converted Bank will continue to be insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the FDIC.

         LIQUIDATION ACCOUNT. Pursuant to the requirements of OTS regulations regarding mutual-to-stock conversions, the Converted Bank shall maintain a liquidation account for the benefit of savings account holders of the Bank as of December 31, 1985 ("eligible savers"). In the event of a complete liquidation of the Converted Bank, it will comply with such regulations with respect to the amount and priorities on liquidation of the inchoate interest of each of the Bank's eligible savers in the liquidation account, to the extent it is still in existence. An eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the Converted Bank's stockholders.

         CHANGE IN APPLICABLE LAW AND REGULATORY AUTHORITY. The Bank currently operates as a federal savings bank under the regulation and supervision of the Office of Thrift Supervision (the "OTS"). The Bank is subject to periodic OTS examination to test safety and soundness and compliance with various regulatory requirements, and must file periodic reports to the OTS about its financial condition and other matters. The Bank must also obtain the approval of the OTS prior to certain transactions, such as the establishment of branches and mergers with other depository institutions. The Bank is a member of the Federal Home Loan Bank of Atlanta (the "FHLB"). The Bank is also subject to the FDIC's backup examination authority in connection with activities and practices that might pose a risk to the federal deposit insurance fund.

         Upon the Conversion, the Converted Bank will be a commercial bank chartered by the State of Alabama. As such, it will be subject to comprehensive regulation and supervision by the Superintendent of Banks of the State of Alabama (the "Superintendent") and by the FDIC. The Converted Bank will remain a member of the FHLB. The Converted Bank will be subject to periodic examination by both the Superintendent and the FDIC. The Converted Bank will be required to submit regular periodic reports regarding its financial condition and other matters to the Superintendent and the FDIC and will be required to obtain the regulatory approval of both agencies before certain transactions, including the establishment of branches and mergers with other depository institutions. For additional information regarding the regulatory requirements to which the Converted Bank will be subject, see "Regulation of the Converted Bank."

         EFFECT ON BANK CORPORATE POWERS. As a federal savings institution, the Bank is subject to various statutory lending restrictions that limit its commercial, commercial real estate and consumer lending. Despite the recent liberalization of federal savings institution commercial lending authority by the Economic Growth and Paperwork Reduction Act of 1996 (the "1996 Act"), the Bank is subject as a federal savings institution to the following lending limits, among others: (a) a limit of 20% of assets on the aggregate amount of commercial loans, of which the excess over 10% must consist of loans to small business; (b) a limit of 400% of capital on the aggregate amount of loans secured by non-residential real property; and (c) a limit of 35% of assets on the aggregate of the institution's consumer loans and investment in corporate debt securities. The Bank is also required by the qualified thrift lender ("QTL") provisions of the Home Owners' Loan Act to maintain at least 65% of its portfolio assets in specified "Qualified Thrift Investments," generally consisting of loans and other assets related to housing finance. The 1996 Act liberalized the statutory QTL test (a) by permitting loans to small businesses, student loans and credit card loans to be counted as Qualified Thrift Investments without percentage limits and allowing a savings institution to be deemed a QTL by meeting, in the alternative, the Internal Revenue

Code's definition of "domestic building and loan association," which requires an institution to hold at least 60% of its assets in housing-related loans and other specified assets. Despite these liberalizing changes, however, the statutory QTL test continues to impose significant restrictions on the lending and investment powers of savings institutions.

         As an Alabama commercial bank, the Converted Bank will not be subject either to any percentage limits on its loans or to a qualified thrift lender test. As a result, the Converted Bank will have a materially greater ability to diversify its loan portfolio than does the Bank.

         As a federal savings institution, the Bank has the power to establish operating subsidiaries to engage in any activity that it is authorized to conduct directly, and also to establish "service corporations," which are authorized under OTS regulation to engage in a wide variety of business activities, including real estate development and management and insurance agency activities. The subsidiaries of Alabama banks generally are limited in their activities to those activities that the banks may perform directly, which do not include real estate development or management. A subsidiary of an Alabama bank may, however, engage in insurance agency activities, which are not authorized for Alabama banks to conduct directly.

         EFFECT ON BRANCHING AND MERGER AUTHORITY. Federal savings institutions have the general authority under OTS regulation to establish branches in any state, or to merge with institutions in any state, without regard to state branching laws. The branching and merger authority of the Converted Bank, as an Alabama commercial bank, will be subject to applicable state law. As a result of the lack of authority in Alabama law for out-of-state banks to establish de novo branches in Alabama, the Converted Bank generally will not be able to establish new branch offices in other states. However, legislation recently enacted by Alabama and the great majority of the other states in response to the federal Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 would permit the Converted Bank, effective May 31, 1997, to merge with banks in most other states.

FINANCIAL RESOURCES OF THE HOLDING COMPANY

         The Bank does not currently intend to transfer any material amount of funds as a capital contribution to the Holding Company prior to the effective date of the Reorganization. Immediately following the Conversion and Reorganization, the assets of the Holding Company, on an unconsolidated basis, will consist of all of the then-outstanding shares of Converted Bank Common Stock. However, the Bank anticipates that following the Conversion and Reorganization, the Converted Bank will declare and pay a up to $2.0 million cash dividend to the Holding Company, as the Converted Bank's sole stockholder. While the Converted Bank may in the future transfer funds to the Holding Company, such transfer would be subject to a number of factors, including the Holding Company's and the Converted Bank's future financial requirements and applicable regulatory restrictions.

         Set forth below is the consolidated capitalization of the Holding Company after giving effect to the Conversion and Reorganization as of June 30, 1996. Except for the elimination of treasury stock, the pro forma capitalization of the Holding Company set forth below is identical to the capitalization of the Bank at September 30, 1996.

                                                                     As of September 30, 1996
                                                                      Consolidated Pro Forma
                                                              Capitalization of the Holding Company
                                                              -------------------------------------
                                                                          (In thousands)
             Liabilities
             -----------

             Deposits . . . . . . . . . . . . . . . . . .                    $166,384
             Borrowed funds . . . . . . . . . . . . . . .                       6,750
             Official checks outstanding  . . . . . . . .                         527
             Advance payments by borrowers for
                 taxes and insurance  . . . . . . . . . .                         429
             Deferred taxes . . . . . . . . . . . . . . .                         205
             Other liabilities  . . . . . . . . . . . . .                       2,545
                                                                             --------

                     Total liabilities  . . . . . . . . .                    $176,840
                                                                             ========

             Stockholders' Equity
             --------------------

             Common stock, $.01 par value,
                 2,400,000 shares authorized,
                 889,824 shares outstanding . . . . . . .                    $      9
             Preferred stock, $.01 par value,
                 100,000 shares authorized,
                 no shares outstanding  . . . . . . . . .                          --
             Additional paid-in capital . . . . . . . . .                       8,376
             Retained earnings  . . . . . . . . . . . . .                       7,030
             Net unrealized gain (loss) on securities
                 available for sale . . . . . . . . . . .                       (251)
                                                                            ---------

                     Total stockholders' equity   . . . .                   $  15,164
                                                                            =========


         The Bank estimates that the total expenses associated with the Conversion and Reorganization will be approximately $85,000. Although these expenses may be capitalized and amortized by the Converted Bank over a 60 month period, it is expected that they will be expensed currently.

         Financial resources may be available to the Holding Company in the future through borrowings, debt or equity financings or dividends from the Converted Bank or other acquired entities or new businesses. Any loans from the Converted Bank to the Holding Company would be subject to certain collateralization, amount and other restrictions on covered transactions between FDIC-insured banks and their affiliates under Section 23A of the Federal Reserve Act. There can be no assurance as to the amount of financial resources that may be available to the Holding Company. In particular, dividends from the Converted Bank to the Holding Company will be subject to tax considerations and regulatory limitations and will result in taxable income to the Converted Bank to the extent that they are deemed to be from the Converted Bank's loan loss reserves.

         The capital of the Holding Company may be used by the Holding Company for various corporate purposes, including acquisitions of other financial institutions or companies engaged in related activities in the financial services industry, subject to the requirements of applicable federal and state law, or for repurchases of outstanding shares of Holding Company Common Stock. At the present time, however, the Holding Company has no agreements, understandings or plans regarding any such acquisitions or repurchases. The capital of the

Holding Company will also be available for general corporate purposes, including the payment of dividends to the Holding Company's stockholders and providing loans to the Converted Bank.

REORGANIZATION EFFECTIVE DATE

         The effective date of the Conversion and Reorganization will be the "Reorganization Effective Date" as defined in the Plan -- i.e., the date specified in the Articles of Share Exchange or the Articles of Merger to be filed with the Secretary of State of Alabama. The Bank currently expects that the Reorganization Effective Date will be immediately following the satisfaction of all conditions to the Plan, including the receipt of stockholder approval, receipt of all regulatory approvals, and completion of the Conversion. The Reorganization Effective Date and the Conversion Effective Date will be the same day.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

         After the Reorganization Effective Date, certificates evidencing shares of Bank Common Stock will automatically represent, by operation of law, the same number of shares of the Holding Company Common Stock. The Holding Company does not currently expect to require former holders of the Bank Common Stock to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates. However, former holders of Bank Common Stock will have the option to do so. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing Robert B. Nolen, Jr., President of the Bank, at 1811 Second Avenue, P.O. Box 1388, Jasper, Alabama 35502-1388.

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to OTS regulations, stockholders of the Bank do not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which the Bank is a party because the Bank Common Stock is listed on the American Stock Exchange. Similarly, because the Holding Company Common Stock is expected to be listed on the American Stock Exchange following the Reorganization, stockholders of the Holding Company generally will not have dissenters' appraisal rights in connection with a business combination as to which the Holding Company is a party. However, because of the Conversion, as stockholders of the Converted Bank immediately prior to the Reorganization, stockholders will have dissenters' rights of appraisal under Alabama law on a one time basis.

         Alabama law entitles a stockholder who votes against the Conversion and Reorganization, including both the Merger and the Share Exchange, to demand payment by the Converted Bank of the fair or appraised value for his or her shares. A dissenting stockholder must deliver to Robert B. Nolen, Jr., President, Pinnacle Bank, 1811 Second Avenue, Jasper, Alabama 35502-1388, written notice identifying himself and stating his intention thereby to demand appraisal of and payment for his shares if the Conversion and Reorganization is effectuated. Such written notice must be separate from and in addition to any proxy or vote against Proposal I. Under the Plan, the obligations of the Holding Company, the Bank and Interim Bank (if applicable) to consummate the Conversion and Reorganization are conditioned upon the holders of not more than 10% of the Bank Common Stock electing to exercise their rights as dissenting stockholders. Although the parties to the Plan could waive this condition, none of them presently intends to do so.

         Provided that such stockholder does not thereafter vote in favor of the Conversion and Reorganization, and assuming the holders of the requisite number of shares approve Proposal I, then, within 10 days after the effective date of the Conversion and Reorganization, the Converted Bank shall deliver a written dissenters' notice to all eligible stockholders which shall state where the payment demand must be sent, inform stockholders to what extent transfers of the shares will be restricted after the payment demand is received, supply a form for demanding payment, set a date by which the Converted Bank must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered, and be accompanied by a copy of the Alabama statute, a copy of which is attached hereto as Exhibit II and incorporated herein by reference. A stockholder sent a dissenters' notice must demand payment in accordance with the terms of such notice. A stockholder who does not demand payment by the date set in the dissenters' notice will not be entitled to payment for his or her shares. A stockholder who demands payment may not thereafter withdraw that demand and accept the terms offered under the Conversion and Reorganization unless the Converted Bank shall consent thereto.

         Within 20 days after making a formal payment demand, each stockholder demanding payment shall submit the certificate(s) representing his other shares to the Converted Bank for (a) notation thereon by the Converted Bank that such demand has been made and (b) return to the stockholder by the Converted Bank. The failure to submit shares for notation shall, at the option of the Converted Bank, terminate the stockholders' rights of appraisal unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct. If shares represented by a certificate(s) on which notation has been made are transferred, each new certificate issued therefore shall bear similar notation together with the name of the original dissenting holder of such shares. A transferee of such shares shall acquire by such transfer no rights in the Converted Bank other than those which the original dissenting stockholder had after making demand for payment of the fair value thereof.

         As soon as the Conversion and Reorganization is consummated, or upon receipt of a payment demand, the Converted Bank shall offer to pay each dissenter who has demanded payment the amount the Converted Bank estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment must be accompanied by: (1) the Converted Bank's balance sheet, income statement and latest available interim financial statements; (2) a statement of the Converted Bank's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's rights if dissatisfied with the offer of payment; and (5) a copy of the Alabama statute. Each dissenter who agrees to accept the Converted Bank's offer of payment must surrender to the Converted Bank the certificate(s) representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate(s), the Converted Bank shall pay each dissenter the fair value of his or her shares, plus accrued interest. Upon receiving payment, a dissenting stockholder ceases to have any interest in the shares.

         If the Converted Bank does not take the proposed action within 60 days after the date set for demanding payment, the Converted Bank shall release the transfer restrictions imposed on shares. If after releasing transfer restrictions, the Converted Bank takes the proposed action, it must send a new dissenters' notice and repeat the payment demand procedure.

         A dissenter may notify the Converted Bank in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the Converted Bank's offer and demand payment of the fair value of his or her shares and interest due, if:
(1) the dissenter believes that the amount offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated; (2) the Converted Bank fails to make an offer within 60 days after the date set for demanding payment; or (3) the Converted Bank, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment. A dissenter waives his or her right to demand payment unless he or she notifies the Converted Bank of his or her demand in writing within 30 days after the Converted Bank offers payment.

         If a demand for payment remains unsettled, the Converted Bank shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Converted Bank does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. Upon payment of the judgment, and surrender to the Converted Bank of the certificate(s) representing the appraised shares, a dissenting stockholder ceases to have any interest in the shares.

         The court shall determine all costs of the proceeding and shall assess the costs against the Converted Bank, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenter acted arbitrarily, vexatiously, a not in good faith in demanding payment.

         A copy of the applicable Alabama law is attached hereto as Exhibit II and incorporated herein by reference.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         It is a non-waivable condition to the obligation of the Bank, Holding Company and Interim Bank to consummate the Conversion and Reorganization that the Bank receive either a ruling from the Internal Revenue Service ("IRS") or an opinion from its legal counsel or independent accountants to the effect that
(i) the Conversion and Reorganization will be treated for federal income tax consequences as one or more reorganizations within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of their shares of Bank Common Stock for shares of Converted Bank Common Stock in the Conversion, and (iii) no gain or loss will be recognized by the holders of Converted Bank Common Stock for Holding Company Common Stock in the Reorganization.

         Assuming that representations to be made by the Bank in connection with the Conversion and Reorganization are true as of the Effective Date, and based upon certain representations and qualifications, the law firm of Reinhart, Boerner, Van Deuren, Norris and Rieselbach, P.C., Washington, D.C., special counsel to the Bank, will render an opinion that the Conversion and Reorganization will qualify as one or more reorganizations with the consequences described above. Unlike private letter rulings received from the IRS, an opinion of counsel is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to that of the opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         Each holder of Bank Common Stock who properly dissents to the Conversion and Reorganization and thereby receives cash in exchange for such stockholder's shares of Bank Common Stock will generally recognize gain or loss for federal income tax purposes to the extent of the difference between the aggregate amount of cash received and the aggregate amount of such stockholder's adjusted tax basis in the shares of Bank Common Stock surrendered in exchange therefor, and such gain or loss will be treated as a capital gain or loss if the stock was a capital asset in the hands of such stockholder at the Effective Date, or ordinary income otherwise.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO A HOLDER OF BANK COMMON STOCK ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH HOLDER OF BANK COMMON STOCK IS URGED TO CONSULT SUCH STOCKHOLDER'S TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON THE STOCKHOLDER'S PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE CONVERSION AND REORGANIZATION.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

         The Holding Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), for the registration of the Holding Company Common Stock to be issued and exchanged pursuant to the Plan. Shares of the Holding Company Common Stock received by Bank stockholders upon consummation of the Reorganization are expected to be freely transferable under the 1933 Act by those stockholders of the Bank not deemed to be "affiliates" of the Holding Company. Pursuant to Rule 145 under the 1933 Act, shares of Holding Company Common Stock acquired by persons who are "affiliates" of the Holding Company will be subject to the resale restriction contained in paragraphs (c), (e), (f) and (g) of Rule 144 under the 1933 Act. Affiliates are generally defined as persons who control, are controlled by, or are under common control with the Holding Company at the time of the Special Meeting (generally, executive officers and directors of the Holding Company or the Converted Bank).

         Under paragraph (e) of Rule 144, each affiliate of the Holding Company, together with any other person whose sales are required to be aggregated with those of the affiliate under Rule 144, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Holding Company Common Stock or (ii) the average weekly trading volume in such shares during the preceding four calendar week. Pursuant to paragraph (f) of Rule 144, the shares are required to be sold in "brokers' transactions" as defined in paragraph (g) of Rule 144, or in transactions directly with a "market maker," as defined in
Section 3(a)(38) of the Exchange Act, as well as comply with certain other manner of sale requirements set forth in paragraph (f). Pursuant to paragraph
(c) of Rule 144, the ability of affiliates to resell shares of Holding Company Common Stock received in the Reorganization under Rule 144 will be subject to the Holding Company's having satisfied certain Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell the Holding Company Common Stock received in the Conversion and Reorganization pursuant to an effective registration statement under the 1933 Act or an available exemption from the 1933 Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Holding Company Common Stock received by persons who may be deemed to be affiliates of the Holding Company upon consummation of the Conversion and Reorganization.

         Upon consummation of the Reorganization, the Holding Company will register the Holding Company Common Stock under the Exchange Act and will be required to comply with the insider trading, reporting and proxy requirements under the Exchange Act. In addition, the Holding Company will be required to file periodic reports with the SEC. The Holding Company will also be subject to the general anti-fraud provisions of the federal securities laws after the Reorganization.

EFFECT ON OPTION PLANS

         Upon consummation of the Conversion and Reorganization, the option plans of the Bank will be continued as and automatically become the option plans of the Holding Company. Stock options with respect to shares of Bank Common Stock granted under such option plans and outstanding prior to consummation of the Reorganization will automatically become options to purchase shares of Holding Company Common Stock upon consummation of the Conversion and Reorganization, and the Holding Company will assume all of the Bank's obligations with respect to such outstanding options, with identical terms and conditions. By voting in favor of the Plan, stockholders of the Bank will be approving the adoption by the Holding Company of the option plans of the Bank outstanding as of the Effective Date as the option plans of the Holding Company, including the Pinnacle Bank 1996 Stock Option and Incentive Plan if approved by stockholders at the Special Meeting. See "Proposal II -- Approval of the Pinnacle Bank 1996 Stock Option and Incentive Plan."

EFFECT ON CURRENT MARKET VALUE OF OUTSTANDING BANK COMMON STOCK AND HOLDING COMPANY COMMON STOCK

         The Board of Directors does not know of any reason why implementation of the Plan would cause the per share or aggregate market value of the Holding Company Common Stock to be different from the per share or aggregate market value of the Bank Common Stock immediately prior to consummation of the Conversion and Reorganization. However, it is possible that the public trading market could attribute an additional or a lesser per share or aggregate value to the Holding Company Common Stock than it would attribute to the Bank Common Stock.

CONDITIONS TO THE CONVERSION AND REORGANIZATION

         The Plan sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others, (i) approval of the Plan by the holders of a majority of the outstanding shares of Bank Common Stock, (ii) receipt of either a ruling from the IRS or an opinion of counsel or independent auditors that the Conversion and Reorganization will be treated as a nontaxable transaction under the Code (see "-- Tax Consequences"),
(iii) approval of the Reorganization by any governmental agency which may be required for the consummation of the Reorganization; (iv) registration of the shares of Holding Company Common Stock to be issued in the Reorganization under the 1933 Act and compliance by the Holding Company with all applicable state securities laws relating to the issuance of Holding Company Common Stock; and
(v) the exercise of dissenters rights of appraisal by the holders of not more than 10% of the outstanding shares of Bank Common Stock. Satisfaction of the first four of these conditions is required and not waivable prior to consummation of the Conversion and Reorganization. Additionally, the Plan may be terminated at any time prior to the Reorganization Effective Date by the mutual consent of the Board of Directors of the Bank, Holding Company, and Interim Bank (if applicable).

         Consummation of the Conversion is subject to the approval of the Conversion by the Superintendent of Banks of the State of Alabama (the "Superintendent") and to non-objection to the Conversion by the OTS. The Bank has received the Superintendent's approval of the Conversion and has applied for, but not yet received, the non-objection of the OTS.

         Consummation of the Reorganization is subject to receipt of all regulatory approvals required for the Reorganization, including approval by the Federal Reserve Board of the Holding Company's application to become a bank holding company through the acquisition of all the outstanding shares of Converted Bank Common Stock and (in the event that the Merger with the Interim Bank is utilized in the Reorganization) the Superintendent's and the FDIC's approval of related applications to establish and merge Interim Bank with the Converted Bank. The Holding Company's application to the Federal Reserve Board is pending as of the date of this Proxy Statement/Prospectus.

AMENDMENT, TERMINATION OR WAIVER

         The Board of Directors of the Bank may cause the Plan to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the Reorganization Effective Date, whether before or after receipt of stockholder approval of the Plan, provided that no such amendment may be made to the Plan after stockholder approval if such amendment is deemed to be materially adverse to the Bank, Holding Company or their stockholders. Additionally, certain of the terms or conditions of the Plan may be waived by the party which is entitled to the benefit thereof. See "-- Conditions to the Conversion and Reorganization" above regarding conditions which are not waivable prior to consummation of the Conversion and Reorganization.

BUSINESS OF THE BANK

         The Bank is a federally chartered stock savings bank with five offices located in central and northwest Alabama. The Bank was originally chartered as First Federal Savings and Loan Association of Jasper in 1935, and since that time its accounts have been federally insured. The Bank has its main office at 1811 Second Avenue, Jasper, Alabama, and also has a branch office in Jasper, Alabama, with other branch offices in Sumiton, Haleyville, and Birmingham, Alabama. In 1986, the Bank became a federal stock savings bank when the Bank converted to the stock form of organization through the sale and issuance of 920,000 shares of common stock and changed its name at that time to First Federal of Alabama, F.S.B. In 1995, the Bank adopted its current name. At June 30, 1996, the Bank had 889,824 shares of Bank Common Stock outstanding and 47,176 shares of Bank Common Stock held as treasury stock.

         The Bank is primarily engaged in the business of obtaining funds in the form of savings deposits and investing such funds in mortgage loans on single-family residential real estate. To a lesser extent, the Bank is engaged in making consumer loans, commercial real estate loans, and other commercial loans.

BUSINESS OF THE HOLDING COMPANY

         GENERAL. The Holding Company is currently a nonoperating corporation that was incorporated by the Bank in August 1996. Upon the completion of the Conversion and Reorganization, the Converted Bank will become a wholly-owned subsidiary of the Holding Company, and each stockholder of the Bank will become a stockholder of the Holding Company with the same respective ownership interest therein as presently held in the Bank.

         Immediately after consummation of the Reorganization, it is expected that the Holding Company will not engage in any business activity other than to hold all of the stock of the Converted Bank. The Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, that the Holding Company in the future may pursue other investment opportunities, including possible diversification through acquisitions and mergers, although none is contemplated at this time.

         PROPERTY. The Holding Company is not expected to own or lease real or personal property initially. Instead, it intends to utilize the premises, equipment and furniture of the Converted Bank without the direct payment of any rental fees to the Converted Bank. The Holding Company, however, will agree to reimburse the Converted Bank for its portion of allocable expenses attributable to the Holding Company.

         LEGAL PROCEEDINGS. The Holding Company has not, since its organization, been a party to any legal proceedings.

         EMPLOYEES. At the present time, the Holding Company does not intend to employ any persons other than its management. It will utilize the support staff of the Converted Bank from time to time and reimburse the Converted Bank for the time of its employees. If the Holding Company acquires other savings associations or pursues other lines of business, at such time it may hire additional employees.

         COMPETITION. It is expected that for the immediate future the primary business of the Holding Company will be the ownership of the Converted Bank's common stock. Therefore, the competitive conditions to be faced by the Holding Company will be the same as those faced by the Bank.

MANAGEMENT OF THE HOLDING COMPANY

         DIRECTORS. The Holding Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than five nor more than 15 members. The Board of Directors will initially consist of 10 members who will be divided into three classes as nearly equal as possible. Directors shall be elected for staggered terms of three years so that approximately one-third of the directors are elected each year. The directors of the Holding Company are, and upon completion of Reorganization will continue to be, the same persons who are at present the directors of the Bank.

         The following table sets forth the name of each director and the year the term of office of each director expires as a director of the Holding Company.

                                                             TERM OF OFFICE EXPIRES
                                                           AS DIRECTOR OF THE HOLDING
                 NAME                                                COMPANY
                 ----                                                -------
                 James W. Cannon  . . . . . . . . .                   1997
                 Carlton Mayhall, Jr.   . . . . . .                   1997
                 Robert B. Nolen, Jr.   . . . . . .                   1997
                 Max W. Perdue  . . . . . . . . . .                   1997
                 Greg Batchelor   . . . . . . . . .                   1998
                 Melvin R. Kacharos   . . . . . . .                   1998
                 O. H. Brown  . . . . . . . . . . .                   1999
                 Sam W. Murphy  . . . . . . . . . .                   1999
                 Al H. Simmons  . . . . . . . . . .                   1999
                 J. T. Waggoner   . . . . . . . . .                   1999

         Listed below is the age at June 30, 1996, principal occupation and business experience of the directors of the Bank and the Holding Company. Unless otherwise noted, all such persons have held these positions for at least five years.

         JAMES W. CANNON, 52, is Senior Vice President - Operations of Burton Manufacturing Company, a manufacturer of golf bags headquartered in Jasper, Alabama.

         CARLTON MAYHALL, JR., 57, has been a circuit judge with the State of Alabama Judicial Department since 1971 in Hamilton, Alabama. Judge Mayhall is also a director of First National Bank of Hamilton, Alabama.

         ROBERT B. NOLEN, JR., 37, joined the Bank in 1987 as First Vice President, Chief Financial Officer and Treasurer. In 1990, Mr. Nolen was appointed Executive Vice President of the Bank, and in 1994, Mr. Nolen was appointed President and Chief Executive Officer of the Bank.

         MAX W. PERDUE, 62, retired in 1991 as Jasper, Alabama District Manager of the Alabama Power Company having served with the company for thirty years in various engineering and management positions. Mr. Perdue is past-president of the Jasper Area Chamber of Commerce and resides in Jasper, Alabama.

         GREG BATCHELOR, 40, has been President of Dependable True Value Hardware, Inc. in Russellville, Alabama since 1992. Prior to that, he was Manager.

         MELVIN R. KACHAROS, 69, was Executive Vice President of Vulcan Asphalt, Inc., Cordova, Alabama, from which position he retired in 1988. Mr. Kacharos is a Lieutenant Colonel, Retired, of the U.S. Army Reserve and resides in Cordova, Alabama.

         O. H. BROWN, 51, is a certified public accountant, presently with the accounting firm of Lapidus, Tuck, Raymond & Fowler, P.C., Jasper, Alabama. From 1976 to June 1991, Mr. Brown had his own accounting practice also in Jasper, Alabama.

         SAM W. MURPHY, 49, is Chairman of the Board, Chief Executive Officer and Sales Manager of Murphy Furniture Manufacturing Co., Inc., a furniture manufacturer located in Jasper, Alabama.

         AL H. SIMMONS, 49, joined the Bank in 1973 and served as President of the Bank from 1979 until 1994. In October 1989, Mr. Simmons was elected Chairman of the Board of Directors. Mr. Simmons is the son of Chairman of the Board Emeritus A. R. Simmons. Mr. Simmons is self-employed in Birmingham, Alabama.

         J. T. WAGGONER, 59, is Vice President, Community and Public Affairs, HealthSouth Corporation, Birmingham, Alabama. He also serves as an Alabama State Senator.

         OFFICERS. The officers of the Holding Company are, and upon completion of the Reorganization will be, the following persons, each of whom is an officer with the Bank:

                 NAME                                           POSITION
                 ----                                           --------
                 Robert B. Nolen, Jr.                    President and Treasurer
                 Mary Jo Gunter                          Vice President
                 Thomas L. Sherer                        Secretary

         The age at June 30, 1996, principal occupation and business experience for the past five years of the executive officers of the Holding Company (other than Mr. Nolen) are set forth below.

         Mary Jo Gunter, 42, joined the Bank in 1976. She served positions within the Loan Department, President of First General Service(s) Corporation, a subsidiary, and currently is Senior Vice President-Banking Services.

         Thomas L. Sherer, 59, joined the Bank in 1960 where he has served in various positions in the Savings, Marketing and Operations areas. He currently serves as the Bank's Secretary.

         EXECUTIVE COMPENSATION. Since the formation of the Holding Company, none of its officers or directors have received any remuneration from the Holding Company. It is expected that unless and until the Holding Company becomes actively involved in additional businesses, no separate compensation will be paid to its officers and directors in addition to compensation paid to them by the Converted Bank. However, the Holding Company may determine that such separate compensation is appropriate in the future. At the present time, the Holding Company does not intend to employ any persons other than its present management. If the Holding Company acquires other businesses, it may at such time hire additional employees.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY. The Bank is required by OTS regulations to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought against them by reason of the performance of their official duties. Indemnification may be made to such person only if final judgment on the merits is in his favor or, in case of (i) settlement, (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the directors of the Bank determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interest of the Bank or its stockholders. If a majority of the directors of the Bank concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action.

         The Holding Company's Certificate of Incorporation provides for indemnification of any individual who is or was a director, officer, employee or agent of the Holding Company in any proceeding in which the individual is made a party as a result of his service in such capacity, if the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Holding Company and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, unless such indemnification would be prohibited by law. This provision does not apply to conduct prior to the incorporation of the Holding Company or to conduct not as a director, officer, employee or agent of the Holding Company. In accordance with Delaware law, an individual may not be indemnified (i) in connection with a proceeding by or in the right of the Holding Company in which the individual was adjudged liable to the Holding Company or (ii) in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that personal benefit was improperly received by him, unless a court of competent jurisdiction determines he is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Management does not have any plans to provide for indemnification rights beyond those provided in the Holding Company's Certificate of Incorporation.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of both the SEC and the OTS such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

         The Holding Company's Certificate of Incorporation also provides that a director shall not be personally liable to the Holding Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except (i) for breach of the director's duty of loyalty to the Holding Company or its stockholders, (ii) for acts or omissions that are not in good faith or that involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

         This provision eliminates the potential liability of the Holding Company's directors for failure, through ordinary negligence, to satisfy their duty of care, which requires directors to exercise informed business judgment in discharging their duties. It may thus reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Holding Company and its stockholders. Stockholders may thus be surrendering a cause of action based upon negligent business decisions, including those relating to attempts to change control of the Holding Company. The provision will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter, and the provision does not apply to breaches of duty prior to the incorporation of the Holding Company or to breaches not committed as a director, officer, employee or agent of the Holding Company.

         To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limited liability provision in the Holding Company's Certificate of Incorporation had it been in effect at the time of the litigation.

         Federal regulations applicable to the Bank contain no provisions for limitation of directors' liability.

         The above provisions of the Holding Company's Certificate of Incorporation seek to ensure that the ability of the Holding Company's directors to exercise their best business judgment in managing the Holding Company's affairs, subject to their continuing fiduciary duties of loyalty to the Holding Company and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors and officers often requires such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation. The expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

         The Converted Bank's Articles of Incorporation contain substantially the same provisions as the Holding Company's Certificate of Incorporation with respect to indemnification and limitation of directors' liability.

         In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their by-laws and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. The Bank currently has insurance coverage for its directors and officers, and the Bank's management currently anticipates that the Holding Company and the Converted Bank will be able to obtain such coverage for their directors and officers. Based upon the publicized trends in the insurance industry and the reported experience of other companies, the Bank's management has no reason to believe that these problems will be alleviated in the near future. While, in the opinion of the Bank's management, current conditions have not to date impaired the Bank's ability to secure qualified directors and officers, management of the Bank believes that these trends may result in individuals being unwilling, in many instances, to serve as directors of the Holding Company and the Converted Bank without at least a partial supplement to the protection which such insurance has historically provided. The provisions of the Holding Company's Certificate of Incorporation relating to director liability and the Delaware law, and the provisions of the Converted Bank's Articles of Incorporation relating to director liability under Alabama law, authorizing such provisions are intended to reduce, in appropriate cases, the risks incident to serving as a director which otherwise could be covered by liability insurance. The Holding Company's Board of Directors and the Converted Bank's Board of Directors, the individual members of which will benefit from the inclusion of the indemnification and limitation of liability provisions, have a personal interest in including these provisions in the Holding Company's Certificate of Incorporation and the Converted Bank's Articles of Incorporation at the potential expense of stockholders.

COMPARISON OF STOCKHOLDERS' RIGHTS

         INTRODUCTION. As a result of the Reorganization, holders of Bank Common Stock, whose rights are presently governed by federal law and the Federal Stock Charter and Bylaws of the Bank, will become stockholders of the Holding Company, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and by the Certificate of Incorporation and Bylaws of the Holding Company. Certain differences arise from this change of governing law as well as from distinctions between the Federal Stock Charter and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes certain significant differences. The Certificate of Incorporation and Bylaws of the Holding Company are attached hereto as Exhibits III and IV should be reviewed for more detailed information. The discussion below is qualified in its entirety by reference to such documents.

         ISSUANCE OF CAPITAL STOCK. The Bank's Federal Stock Charter authorizes the issuance of 20,000,000 shares of capital stock, of which 10,000,000 shares are common stock, par value $.01 per share, and 10,000,000 shares are preferred stock. The Certificate of Incorporation of the Holding Company authorizes the issuance of 2,500,000 shares of capital stock, of which 2,400,000 shares are common stock, par value $.01 per share, and 100,000 shares are preferred stock, par value $.01 per share. At June 30, 1996, there were 889,824 shares of Bank Common Stock outstanding and 42,176 shares of Bank Common Stock held as treasury stock. Following the Reorganization, there will be the same number of shares of Holding Company Common Stock outstanding. Under the Bank's Federal Stock Charter, shares of capital stock may not be issued directly or indirectly to officers, directors or controlling persons of the Bank (other than as part of a general public offering or as qualifying shares to a director) unless the issuance or the plan under which they would be issued is approved by a majority of the votes eligible to be cast. This restriction on issuing stock to officers, directors or controlling persons is not contained in the Holding Company's Certificate of Incorporation. The Holding Company's Certificate of Incorporation authorizes the issuance of additional shares of stock up to the amount authorized as approved by the Board of Directors without the approval of the stockholders.

         The Holding Company has no present intention to issue additional shares of stock at this time, other than upon the exercise of stock options.
If additional shares were issued, the percentage ownership interests of existing stockholders would be reduced, and, depending on the terms pursuant to which new shares were issued, the book value of outstanding stock would be diluted. Moreover, such additional share issuance could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Federal Stock Charter of the Bank and the Certificate of Incorporation of the Holding Company, gives management greater flexibility in financing corporate operations.

         PAYMENT OF DIVIDENDS. Federal regulations impose certain limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted, after notice, to make capital distributions during a calendar year in the amount equal to the greater of: (i) 75% of its net income for the previous four quarters; or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. Savings associations with total capital in excess of the fully phased-in capital requirement that have been notified by the OTS that they are in need of more than normal supervision will be subject to restriction on dividends. A savings institution with total capital in excess of current minimum capital ratio requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period, depending on the savings institution's level of risk-based capital. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. The Bank is a Tier 1 Association. Furthermore, the Bank would be prohibited under federal regulations from making any capital distributions, including dividends, if after making the distribution, the Bank would have:
(i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

         In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Holding Company without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. Finally, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account which was established for the benefit of certain depositors of the Bank at the time of its conversion from mutual to stock form.

         Unlike the Bank, the Holding Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Under the Delaware General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. After the Reorganization, however, the Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Converted Bank. Although the Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its stockholders, applicable restrictions on the Converted Bank's ability to pay dividends to the Holding Company may affect the Holding Company's ability to pay dividends. See "-- Regulation of the Converted Bank -- Dividend Restrictions."

         The payment of future cash dividends by the Converted Bank, and thus by the Holding Company, will continue to depend upon the Converted Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. The Bank's Board of Directors considers many factors, including profitability, maintenance of adequate capital, current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions. Before declaring a dividend, the Board of Directors must determine that the Bank will exceed its regulatory capital requirements after the payment of the dividend. The Board of Directors of the Converted Bank will consider the same factors following the Conversion.

         FISCAL YEAR; ANNUAL MEETING OF STOCKHOLDERS.   The fiscal year of the
Holding Company and the Converted Bank will end on December 31 of each year. Pursuant to the Holding Company's Bylaws, annual meetings of stockholders for the election of directors and transaction of any other business shall be held at such date and time as the Board of Directors may determine. It is expected that the first annual meeting of the Holding Company's stockholders will be held in May 1997. See "Stockholder Proposals."

         SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the holders of Bank Common Stock generally may be called by the chairman of the board, the president, a majority of the Board of Directors or upon the written request of the holders of not less than one-tenth of all the outstanding capital stock entitled to vote at the meeting. The Holding Company's Certificate of Incorporation provides that special meetings of stockholders may only be called by the Holding Company's Board of Directors or an appropriate committee appointed by the Board of Directors. Stockholders are not authorized to call a special meeting, and stockholder action may be taken only at a special or annual meeting of stockholders and not by written consent.

         CUMULATIVE VOTING. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The Bank's Federal Stock Charter and Bylaws do not allow cumulative voting rights with respect to the election of directors. The Holding Company's Certificate of Incorporation similarly provides that there shall be no cumulative voting by stockholders in the election of the Holding Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors of the Holding Company to be selected at that meeting, thus precluding minority stockholder representation on the Holding Company's Board of Directors.

         RIGHTS OF APPRAISAL. Pursuant to OTS regulations, stockholders of the Bank do not have dissenters' appraisal rights in connection with a plan of merger or consolidation to which the Bank is a party because the Bank Common Stock is listed on the American Stock Exchange. Similarly, because the Holding Company Common Stock is expected to be listed on the American Stock Exchange following the Reorganization, stockholders of the Holding Company generally will not have dissenters' appraisal rights in connection with a business combination as to which the Holding Company is a party. However, because of the Conversion, as stockholders of the Converted Bank immediately prior to the Reorganization, stockholders will have dissenters' rights of appraisal under Alabama law on a one time basis. See "-- Dissenters' Rights of Appraisal."

         VACANCIES ON THE BOARD OF DIRECTORS. Any vacancy on the Board of Directors of the Bank may be filled by the affirmative votes of a majority of the remaining directors although less than a quorum, and any director so appointed is to serve until the next election of directors by stockholders. Additionally, any directorship of the Bank to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office only until the next election of directors by the stockholders. The Certificate of Incorporation of the Holding Company provides that vacancies on the board and newly created directorships may be filled by a two-thirds vote of the directors then in office whether or not a quorum. Directors appointed to fill a vacancy on the Holding Company's board shall hold office for the remainder of the term for that vacancy rather than only until the next election of directors by stockholders.

         NUMBER AND TERM OF DIRECTORS. The Bank's Federal Stock Charter provides that the number of directors, as stated in the Bylaws, shall not be less than seven. OTS regulations provide that the number of directors of a federal savings association may not exceed 15. The Bank's Bylaws provide that its Board of Directors shall consist of 10 members and shall be divided into three equal classes which shall each be elected for three-year terms. The Holding Company's Certificate of Incorporation provides that its Board of Directors shall consist of not less than five nor more than 15 members, as set forth from time to time by action of the Board of Directors. The Holding Company's Certificate of Incorporation sets the initial number of directors at 11 persons, who are divided into three classes, and provides that the Board of Directors shall thereafter consist of such number of members as determined by the Board in accordance with the Certificate of Incorporation. Following the death of John D. Baird, the Board of Directors resolved that the number of directors shall be 10. The directors of the Holding Company will be elected for three-year terms.

         REMOVAL OF DIRECTORS. OTS regulations provide that at a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The regulation states that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors pursuant to the provisions of the Bank's Federal Stock Charter or supplemental sections thereto, the provisions shall apply, with respect to the removal of a director or directors so elected, by the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole. The Certificate of Incorporation of the Holding Company provides that any director or the entire Board of Directors may be removed for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose.

         APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND CERTAIN BUSINESS COMBINATIONS. Under present federal regulations, the approval of the holders of at least two-thirds of the Bank Common Stock is required for a merger, consolidation or sale of assets not in the ordinary course of business (except for a merger with an interim savings institution, which requires only a majority vote), except that no stockholder approval is required if the Bank is the acquiring institution and the transaction involves, among other things, the issuance of shares of Bank Common Stock amounting to 15% or fewer of the shares of Bank Common Stock outstanding immediately prior to the transaction. The Bank may effect a dissolution pursuant to a plan adopted and approved by the Bank's Board of Directors, by the OTS, and by the holders of a majority of the Bank's outstanding shares of common stock.

         The Bank's Federal Stock Charter requires the approval of the holders of (i) at least two-thirds of the Bank's outstanding shares entitled to vote (and a separate two-thirds vote of different classes of voting stock outstanding) and (ii) at least a majority of the Bank's outstanding shares of voting stock, not including shares held by a "Related Person", to approve certain "Business Combinations" and related transactions unless the transaction is approved by a majority of the Bank's "Continuing Directors." A "Business Combination" includes (i) any merger or consolidation of the Bank with or into a Related Person; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Bank or of a subsidiary, to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Bank or a subsidiary of the Bank; (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Bank or a subsidiary of the Bank; (v) the issuance of any securities of the Bank or a subsidiary of the Bank to a Related Person; (vi) the acquisition by the Bank or a subsidiary of the Bank of any securities of a Related Person; (vii) any reclassification of the Bank Common Stock, the Bank, or any recapitalization involving the Bank Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the transactions described above. Such affirmative vote is required notwithstanding any other provision of the Federal Stock Charter, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

         The two-thirds super-majority voting requirement required under the Bank's Federal Stock Charter is not applicable to any transaction approved by a majority of the Continuing Directors of the Bank at a meeting at which a quorum of Continuing Directors is present, in which case the transaction then requires only such affirmative vote of stockholders as is required by any other provision of the Federal Stock Charter, any provision of law, or any agreement with any regulatory agency or national securities exchange. The term "Related Person" means any individual, corporation, partnership or other person or entity which together with its "affiliates" beneficially owns in the aggregate 10% or more of the outstanding shares of the Bank Common Stock, and any "affiliate" of any such individual, corporation, partnership or other person or entity. The term "Continuing Director" means any member of the Board of Directors of the Bank who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

         Under the Delaware General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Delaware corporation must generally be approved by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 203 of the Delaware General Corporation Law, however, restricts certain transactions between a Delaware corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (excluding persons who became 15% stockholders by action of the corporation alone) (an "Interested Stockholder"). For a period of three years following the date that a stockholder becomes an Interested Stockholder, Section 203 prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers or consolidations;
(ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation; (iv) receipt by the Interested Stockholder of pledges or other financial benefits provided by the corporation; and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the Interested Stockholder. This restriction does not apply if: (1) before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination; or (2) upon consummation of the transaction which results in the stockholder's becoming an Interested Stockholder, the Interested Stockholder owns at least 85% of the voting stock of the company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by
(i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the Interested Stockholder. A Delaware corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation. At the present time, the Board of Directors does not intend to propose any such amendment.

         The Holding Company's Certificate of Incorporation requires the approval of the holders of (i) at least 80% of the Holding Company's outstanding shares of voting stock and (ii) at least a majority of the Holding Company's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. The increased voting requirements in the Holding Company's Certificate of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, more than 10% of the outstanding shares of voting stock of the Holding Company. A "Business Combination" is defined to include (i) any merger, or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, transfer, or other disposition of all or a substantial part of the assets of the Holding Company or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of the Holding Company's total assets); (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person;
(vi) the acquisition by the Holding Company of any securities of the Related Person; (vii) any reclassification of the Holding Company Common Stock, or any recapitalization involving the Holding Company Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

         ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS. The Bank's Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Bank at least 30 days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

         The Holding Company's Certificate of Incorporation provides that a stockholder wishing to make nominations or proposals generally must give written notice to the Secretary of the Holding Company not less than 30 nor more than 60 days before the meeting, together with certain information relating to the nomination or new business.

         AMENDMENT OF FEDERAL STOCK CHARTER, CERTIFICATE OF INCORPORATION AND BYLAWS. The Bank's Federal Stock Charter provides that it may be amended only if the amendment is first proposed by the Bank's Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the Bank's outstanding shares of common stock. The Bylaws of the Bank may be amended by the vote of either a majority of the Board of Directors or the holders of a majority of the outstanding shares of Bank Common Stock.

         The Holding Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of the Holding Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by Delaware law for the repeal or amendment of a certificate provision. The specific provisions include those
(i) governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings, (ii) requiring written notice to the Holding Company of nominations for the election of directors and new business proposals, (iii) governing the number of the Holding Company's Board of Directors, the filling of vacancies on the Board of Directors and classification of the Board of Directors, (iv) providing the mechanism for removing directors, (v) governing the requirement for the approval of certain Business Combinations involving a "Related Person," (vi) regarding the consideration of certain nonmonetary factors in the event of an offer by another party, (vii) providing for the indemnification of directors, officers, employees and agents of the Holding Company, (viii) eliminating the liability of the directors to the Holding Company and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and (ix) governing the required stockholder vote for amending the Certificate of Incorporation or Bylaws of the Holding Company. This provision is intended to prevent the holders of less than 80% of the outstanding stock of the Holding Company from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 20% of the Holding Company's voting stock to prevent amendments to the Holding Company's Certificate of Incorporation or Bylaws, even if such amendments were favored by the holders of a majority of the voting stock.

         The Holding Company's Certificate of Incorporation provides that the Holding Company's Bylaws may be amended either by a two-thirds vote of the Holding Company's Board of Directors or by the affirmative vote of the holders of not less than 80% of the outstanding shares of the Holding Company's stock entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. Absent this provision, Delaware law provides that a corporation's bylaws may be amended by the holders of a majority of a corporation's outstanding capital stock. The Holding Company's Bylaws contain numerous provisions concerning the Holding Company's governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Holding Company's Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage the Holding Company, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquirer.

CERTAIN ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

         The Board of Directors believes that certain of the provisions described above reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions include: the requirement of the affirmative vote of 80% of the shares outstanding for the approval of Business Combinations with Related Persons; the elimination of cumulative voting; the prohibition against the call of special meetings by stockholders; the requirement of advance notice of stockholder nominations and new business; the authorization of additional shares of Holding Company Common Stock; and the classification of the Board of Directors. The Board of Directors believes these provisions are in the best interests of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Holding Company's other constituents. Accordingly, the Board of Directors of the Holding Company and the Bank believe that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirers to negotiate directly with the Holding Company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Holding Company.

         Certain corporate takeover practices could be highly disruptive to a company and could result in inequitable treatment among the company's stockholders. These practices typically involve a purchaser's acquisition of a substantial portion of a company's capital stock and attempt to replace incumbent management and the board of directors. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the target company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

         While the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Reorganization, the Board of Directors, as discussed above, believes that it is appropriate to include certain provisions as part of the Holding Company's Certificate of Incorporation to protect the interests of the Holding Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Bank, the Holding Company or the Holding Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Holding Company more difficult.

REGULATION OF THE HOLDING COMPANY

         Upon completion of the Reorganization, the Holding Company will be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act") and, as such, will be subject to supervision and regulation by the Federal Reserve Board (the "FRB"). The Holding Company will be required to file annual and periodic reports with the FRB and to furnish such additional information as the FRB may require pursuant to the Holding Company Act. The Holding Company will also be subject to periodic examination by the FRB.

         RESTRICTIONS ON ACQUISITIONS. Under the Holding Company Act, a bank holding company must obtain the prior approval of the FRB before (i) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

         Under the Holding Company Act, any company must obtain approval of the FRB prior to acquiring control of the Holding Company or the Converted Bank. For purposes of the Holding Company Act, "control" is defined as ownership of more than 25% of any class of voting securities of the Holding Company or the Converted Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of the Holding Company or the Converted Bank.

         The Holding Company Act, as amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), generally permits the FRB to approve interstate bank acquisitions by bank holding companies without regard to any prohibitions of state law. As a result, Alabama banks and their holding companies may be acquired by out-of-state banks or their holding companies, and Alabama banks and their holding companies may acquire out-of-state banks without regard to whether the transaction is prohibited by the laws of any state. Under the Riegle-Neal Act and Alabama law, the FRB may not approve the acquisition of a bank in Alabama if such bank has not been in existence for at least five years or, if following the acquisition, the acquiring bank holding company and its depository institution affiliates would control 30% or more of the deposits in depository institutions in Alabama. In addition, the Riegle-Neal Act authorizes the federal banking agencies, effective June 1, 1997, to approve interstate merger transactions without regard to whether such transactions are prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law that applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Alabama has enacted legislation that expressly authorizes, effective May 31, 1997, Alabama banks to participate in interstate mergers in accordance with the Riegle-Neal Act. The effect of the Riegle-Neal Act and the Alabama legislation may be to increase competition within the State of Alabama among banking institutions located in Alabama and from banking companies located anywhere in the country.

         The Change in Bank Control Act and the regulations of the FRB thereunder require any person or persons acting in concert (except for companies required to make application under the Holding Company Act), to file a written notice with the FRB before such person or persons may acquire control of the Holding Company or the Converted Bank. The Change in Bank Control Act defines "control" as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank.

         ACTIVITIES RESTRICTIONS. The Holding Company Act also prohibits, with certain exceptions, a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of a company that is not a bank or a bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The activities of the Holding Company and of its non-bank subsidiaries are subject to these legal and regulatory limitations under the Holding Company Act and the FRB's regulations thereunder. Notwithstanding the FRB's prior approval of specific nonbanking activities, the FRB has the power to order a holding company or its subsidiaries to terminate any activity, or to terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company.

         CAPITAL REQUIREMENTS.   The federal bank regulatory agencies use
capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital of an organization falls below the minimum levels established by these guidelines, a bank holding company or bank may be denied approval to acquire of establish additional banks or non-bank businesses, open facilities, and may be subject to enforcement actions. The FDIC (which will be the primary federal regulator of the Converted Bank) and the FRB have adopted substantially similar rules with respect to the maintenance of appropriate levels of capital by state nonmember banks and bank holding companies, respectively. Such rules impose two sets of capital adequacy requirements: minimum leverage rules, which require banks and bank holding companies to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets.

         The regulations of the FDIC and the FRB require state nonmember banks and bank holding companies to maintain a minimum leverage ratio of "Tier 1 capital" (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets of 3.0%. Although setting a minimum 3.0% leverage ratio, the regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding company experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the FRB has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

         The risk-based capital rules of the FDIC and the FRB require banks and bank holding companies to maintain minimum regulatory capital levels based upon a weighing of their assets and off-balance sheet obligations according to risk. The risk-based capital rules have two basic components: a core capital (Tier 1) requirement and a supplementary capital (Tier 2) requirement. Core capital consists primarily of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less intangible assets, primarily goodwill. Supplementary capital elements include, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify for Tier 1 and long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including perpetual debt and mandatory convertible securities; and subordinated debt and intermediate-term preferred stock. The risk-based capital regulations assign balance sheet assets and credit equivalent amounts of off-balance sheet obligations to one of four broad risk categories based principally on the degree of credit risk associated with the obligor. The assets and off-balance sheet items in the four risk categories are weighted at 0%, 20%, 50% and 100%. These computations result in the total risk-weighted assets.

         The risk-based capital regulations require all banks and bank holding companies to maintain a minimum ratio of total capital to total risk-weighted assets of 8%, with at least 4% as core capital. For the purpose of calculating these ratios: (i) supplementary capital will be limited to no more than 100% of core capital; and (ii) the aggregate amount of certain types of supplementary capital will be limited. In addition, the risk-based capital regulations limit the allowance for loan losses includable as capital to 1.25% of total risk-weighted assets.

         DIVIDEND RESTRICTIONS. The FRB has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality, and overall financial condition.

         TRANSACTIONS WITH AFFILIATES. The Converted Bank will be subject to restrictions imposed by Section 23A of the Federal Reserve Act on extensions of credit to, and certain other transactions with, the Holding Company and other affiliates, and on investments in the stock or other securities thereof.
These regulations and restrictions may limit the Holding Company's ability to obtain funds from the Converted Bank for its cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses. Further, under the Holding Company Act and the regulations of the FRB, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, in general, the Converted Bank will not be able to require a customer to obtain other services from itself or the Holding Company as a condition to an extension of credit to the customer.

REGULATION OF THE CONVERTED BANK

         GENERAL. As an Alabama commercial bank, the Converted Bank will be subject to regulation, supervision and regular examination by the Superintendent of Banks of the State of Alabama (the "Superintendent"). The

Converted Bank will also be subject to supervision and regular examination by the FDIC under the applicable provisions of federal law and regulation. Alabama and federal banking laws and regulations govern, among other things, the Converted Bank's investments, loans, mergers and consolidations, issuance of securities, payment of dividends, required reserves, establishment of branches and other aspects of the Converted Bank's operations.

         Supervision, regulation and examination of the Converted Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than for holders of stock of the Holding Company or of the Holding Company as the holder of the stock of the Converted Bank.

         CAPITAL REQUIREMENTS. The Converted Bank, as a state nonmember bank, will be subject the regulatory capital requirements of the FDIC, which require such banks to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See "Regulation of the Holding Company -- Capital Requirements." The FDIC's capital requirements are substantially similar to the capital requirements of the OTS, to which Pinnacle is now subject.

         DIVIDEND RESTRICTIONS. Dividends from the Converted Bank will constitute the major source of funds for the payment of dividends by the Holding Company. The amount of dividends payable by the Converted Bank to the Holding Company will depend upon the Converted Bank's earnings and capital position, and is limited by federal and Alabama statute and regulation.
Federal law provides that no insured depository institution may make any capital distribution (including a cash dividend) if the institution would not satisfy one or more of its minimum capital requirements after the distribution. Furthermore, the federal bank regulatory agencies have the general authority to limit dividend payments by insured depository institutions if such payments are deemed an unsafe and unsound practice. The Bank is currently subject to these general provisions of federal law to the same extent as the Converted Bank will be following the Conversion.

         In addition, as an Alabama bank, the Converted Bank will be subject to dividend restrictions under the Alabama Banking Code, which provides that an Alabama bank must obtain the approval of the Superintendent to declare dividends in any calendar year in excess of the total of its net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus. Currently, the Bank, as a federal savings bank, has the authority to pay dividends without OTS approval in the amount the greater of (i) up to 100% of net income to date during the current calendar year plus one-half of its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income for the previous four quarters. The Bank does not believe that the Conversion will have any effect on its ability to pay regular dividends.

         FEDERAL DEPOSIT INSURANCE. Upon the Conversion, the deposits of the Converted Bank will continue to be insured by the Savings Association Insurance Fund ("SAIF") of the FDIC to the maximum extent provided by law (a maximum of $100,000 for each insured depositor). Accordingly, the FDIC deposit insurance premiums payable by the Bank will not change as a result of the Conversion. However, as a result of recently enacted legislation that recapitalized the SAIF, the insurance assessments payable by the Bank and the Converted Bank will decrease significantly beginning with the first calendar quarter of 1997. See "-- Recent Legislation."

RECENT LEGISLATION

         SAIF RECAPITALIZATION. On September 30, 1996, the President signed into law the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Act"), which provides for the recapitalization of the SAIF and calls for the members of the Bank Insurance Fund (the "BIF") to share the obligation, currently owed entirely by SAIF member institutions, to pay interest on the bonds issued by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF. The Act requires the FDIC to impose a special assessment on the SAIF-insured deposits of all depository institutions in an amount sufficient to cause the SAIF to achieve the statutory reserve ratio of 1.25% of total insured deposits. The special assessment equals approximately
65.7 cents per $100 of an institution's SAIF deposits as of March 31, 1995, and must have been paid by affected institutions on November 27, 1996. As a member of the SAIF, the Bank paid an after tax special assessment of approximately $625,000.

         Under the Act, BIF member banks will begin participating in the payment of interest on the FICO bonds on January 1, 1997. From that date through December 31, 1999, BIF members will pay an assessment to service the FICO debt at a rate equal to one-fifth of the SAIF rate, and from January 1, 2000 through 2017, the repayment of the FICO obligation will be shared pro rata by BIF and SAIF members.

         As a result of (i) the recapitalization of the SAIF through the special assessment and (ii) the sharing of the FICO debt, the deposit insurance assessments of most SAIF member institutions, like the Bank and the Converted Bank, will be materially reduced. SAIF member institutions currently pay FDIC premiums at rates ranging from .23% for well-capitalized, financially sound institutions with few weaknesses to .31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF. After January 1, 1997, it is expected that SAIF premiums will range from 0% to .27%, plus approximately
 .0645% to cover payment of the FICO debt. Following January 1, 2000, a SAIF member institution's annual assessment related to the FICO debt will decline further, to approximately .0243%.

         REPEAL OF TAX BAD DEBT RESERVE METHOD FOR SAVINGS INSTITUTIONS. On August 2, 1996, the President signed into law the Small Business Job Protection that, among other things repeal the tax bad debt reserve method for savings institutions effective for taxable years beginning after December 31, 1995. As a result, savings institutions like the Bank are required to recapture into taxable income the amount of their post-1987 tax bad debt reserves over a six-year period beginning after 1995. This recapture can be deferred for up to two years if the institution satisfies a residential loan portfolio test. The Bank will recapture approximately $100,000 of its tax effected tax bad debt reserves over six years as a result of this new law. The recapture will not have any effect on the Bank's financial statements because the related tax expense has already been accrued.

         The portion of a savings institution's tax bad debt reserve that is not recaptured under this statute is only subject to recapture at a later date under certain circumstances. These include stock repurchases or redemptions by the savings institution (and commercial banks that result from conversions from savings institutions) or if the savings institution converts to a type of institution (such as a credit union) that is not considered a "bank" for tax purposes. The Bank's conversion to a commercial bank charter will not be the type of conversion that will require recapture of its remaining tax bad debt reserves, and the Bank does not anticipate engaging in any transactions at this time that would require such recapture.

ACCOUNTING TREATMENT

         The Conversion and Reorganization will be accounted for as a reorganization under common control treated in a manner similar to a pooling of interests. Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the Holding Company immediately following the Conversion and Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Conversion and Reorganization, and after the Conversion and Reorganization, will be shown in the Holding Company's consolidated financial statements at the Bank's historical recorded values. Because the Conversion and Reorganization will not result in a change in such financial statements, this Proxy Statement/Prospectus does not include financial statements of the Bank or the Holding Company.

LEGAL OPINION

         The validity of the shares of the Holding Company Common Stock issuable upon consummation of the Reorganization will be passed upon by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C., Washington, D.C.

VOTE REQUIRED

         Approval of the Plan requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. Since the required vote is based on the number of shares outstanding, an abstention or failure to vote, including a broker no vote, is equivalent to voting against the Plan.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN.

         THIS DESCRIPTION OF THE PROPOSED CONVERSION AND REORGANIZATION DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FOLLOWING DOCUMENTS WHICH ARE ATTACHED AS EXHIBITS TO THIS PROXY STATEMENT/PROSPECTUS:

         EXHIBIT I   -    AGREEMENT AND PLAN OF CONVERSION AND REORGANIZATION,
                          INCLUDING ARTICLES OF INCORPORATION AND BYLAWS OF THE
                          CONVERTED BANK (EXHIBITS A AND B, RESPECTIVELY, TO
                          THE PLAN)
         EXHIBIT II  -    DISSENTERS' RIGHTS
         EXHIBIT III -    CERTIFICATE OF INCORPORATION OF THE HOLDING COMPANY
         EXHIBIT IV  -    BYLAWS OF THE HOLDING COMPANY


-------------------------------------------------------------------------------
                          PROPOSAL II -- APPROVAL OF
            THE PINNACLE BANK 1996 STOCK OPTION AND INCENTIVE PLAN
-------------------------------------------------------------------------------


GENERAL

         The Board of Directors of the Bank has adopted the Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Option Plan"), subject to its approval by the Bank's stockholders. The Option Plan is attached hereto as Exhibit V and should be consulted for additional information. All statements made herein regarding the Option Plan, which are intended only to summarize the Option Plan, are qualified in their entirety by reference to the Option Plan.

         See "Proposal I -- Proposed Conversion and Reorganization -- Effect on Option Plans" regarding adoption of the Bank's option plans, including the Option Plan, by the Holding Company. In such event, key employees and directors of the Converted Bank and the Holding Company would be eligible to participate in the Option Plan. If Proposal II is approved, but the Conversion and Reorganization is not consummated, the Option Plan will be a benefit plan of the Bank.

PURPOSE OF THE OPTION PLAN

         The purpose of the Option Plan is to advance the interests of the Bank by providing directors and selected employees of the Bank with the opportunity to acquire shares of Bank Common Stock. By encouraging such stock ownership, the Bank seeks to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees of the Bank and its affiliates to promote the success of the business of the Bank.

DESCRIPTION OF THE OPTION PLAN

         Effective Date. The Option Plan became effective on August 28, 1996, the date of its approval by the Bank's Board of Directors (the "Plan Effective Date"). However, the effectiveness of the Option Plan and awards granted thereunder are subject to stockholder approval of the Option Plan at the Special Meeting.

         Administration. The Option Plan is administered by a committee (the "Stock Option Committee") appointed by the Board of Directors, consisting of at least two directors of the Bank who are non-employee directors within the meaning of the federal securities laws. The Stock Option Committee has discretionary authority to select participants and grant awards, to determine the form and content of any awards made under the Option Plan, to interpret the Option Plan, to prescribe, amend, and rescind rules and regulations relating to the Option Plan, and to make other decisions necessary or advisable in connection with administering the Option Plan, except to the extent that the Stock Option Committee seeks ratification of its decision by the Board. All decisions, determinations, and interpretations of the Stock Option Committee are final and conclusive on all persons affected thereby. Members of the Stock Option Committee will be indemnified to the full extent permissible under the Bank's governing instruments in connection with any claims or other actions relating to any action taken under the Option Plan. The Stock Option Committee currently consists of Directors Perdue, Murphy and Cannon.

         Eligible Persons; Types of Awards. Under the Option Plan, the Stock Option Committee may grant stock options ("Options") and stock appreciation rights ("SARs") (collectively, "Awards") to such employees as the Stock Option Committee shall designate. Directors who are not employees, and Robert B. Nolen, Jr., President and Chief Executive Officer of the Bank, received the automatic grants described below (see "Automatic Grants"), and will also be eligible to receive Awards under the Option Plan. As of the Record Date, the Bank had 67 employees and 10 directors who are not employees who were eligible to participate in the Option Plan.

         Shares Available for Grants. The Option Plan reserves 85,000 shares of Bank Common Stock for issuance upon the exercise of Options or SARs. Such shares may be authorized but unissued shares, shares held in treasury, or shares held in a grantor trust created by the Bank. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Bank, the Plan provides for a proportionate adjustment in the number and kind of shares reserved for issuance under the Option Plan, the number and kind of shares subject to outstanding Awards, and the exercise prices of such Awards. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the Option Plan, provided that, in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of shares of Bank Common Stock subject to the Option shall be charged against the aggregate number of shares of Bank Common Stock remaining available under the Option Plan. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised, the shares of Bank Common Stock subject to such Awards shall, unless the Option Plan shall have been terminated, be available for the grant of additional Awards under the Option Plan.

         Options. Options may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code, or options that are not ISOs ("Non-ISOs"). The exercise price of an ISO may not be less than the fair market value (determined under the Option Plan) of the optioned shares on the date of grant. In the case of a participant who owns more than 10% of the outstanding Bank Common Stock on the date of grant, such exercise price of an ISO may not be less than 110% of fair market value of the shares. The exercise price of a Non-ISO may not be less than 50% of the fair market value of the underlying shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the Common Stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of the Bank and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as Non-ISOs.

         Automatic Grants. On the Plan Effective Date, each of the directors who are not also employees of Bank received a grant of an Option to purchase 2,500 shares of Bank Common Stock at an exercise price per share equal to its fair market value on the Plan Effective Date. Directors' Options vest as follows: 625 shares upon receipt of stockholder approval at the Special Meeting and 625 shares upon completion of each of the three years subsequent to the Plan Effective Date; provided, however, that directors shall receive credit for years of service prior to the Plan Effective Date. In addition, vesting of directors' Options shall be accelerated in the event of death, retirement after age 65 or a change in control of the Bank other than the Reorganization. Options granted to such directors have a term of 10 years, and expire one year after a director terminates service on the Board for any reason (two years in the event of the director's death during the term of his directorship), but in no event later than the date on which such Options would otherwise expire.
Also on the Plan Effective Date, Robert B. Nolen, Jr., President and Chief Executive Officer of the Bank, received a grant of ISOs to purchase 10,000 shares of Bank Common Stock, subject to the foregoing ISO limitations.

         SARs. An SAR may be granted in tandem with all or part of any Option granted under the Option Plan, or without any relationship to any Option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with Options, the optionee's exercise of the SAR cancels his or her right to exercise the Option, and vice versa. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of Common Stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

         Exercise of Options and SARs. The exercise of Options and SARs will be subject to such terms and conditions as are established by the Committee in a written agreement between the Committee and the optionee, provided that each Option is fully exercisable on the date of its grant, but not before the Option Plan receives stockholder approval. In the absence of Committee action to the contrary, an otherwise unexpired Option granted to an employee of the Bank shall cease to be exercisable upon (i) an optionee's termination of employment for just cause, (ii) the date one year after an optionee terminates service due to disability, (iii) the date two years after an optionee terminates service due to death, or (iv) the date three months after an optionee terminates service for a reason other than just cause, death, or disability. An otherwise unexpired Option granted to a Director shall, in the absence of Committee action to the contrary, cease to be exercisable (i) the date one year after a Director terminates service on the Board of Directors (including termination due to disability) or (ii) the date two years after the Director terminates service on the Board due to death.

         An optionee may exercise Options or SARs, subject to provisions relative to their termination and any limitations on their exercise, only by
(i) written notice of intent to exercise the Option or SAR with respect to a specified number of shares of Common Stock, and (ii) in the case of Options, payment to the Bank (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised. Common Stock utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise and may consist of shares subject to the Option being exercised.

         Restricted Stock. The Stock Option Committee has broad discretion at the time of making a Restricted Stock grant to determine a period of five years during which the shares granted will be subject to restrictions (the "Restriction Period"), and the conditions that must be satisfied in order for the shares of Restricted Stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Stock Option Committee may condition vesting upon an optionee's continued employment or upon the optionee's attainment of specific corporate, divisional or individual performance standards or goals. The Stock Option Committee may impose special vesting rules applicable if the optionee retires, becomes disabled or dies before the expiration of the Restriction Period or satisfaction of the restrictions applicable to an award of Restricted Stock.

         Awards of Restricted Stock shall become 20% vested after one year of service subsequent to the date of grant, with an additional 20% becoming vested in each subsequent year of service with the Bank (subject to Stock Option Committee discretion to impose different vesting requirements). If an optionee's employment terminates due to his or her death, disability (as defined in the Option Plan), retirement after age 65, or change in control of the Bank, all restrictions expire and all shares of Restricted Stock become fully (100%) vested and, consequently unrestricted.

         Until a optionee's interest vests, his or her Restricted Stock is nontransferable and forfeitable. Nevertheless, the optionee is entitled to vote the Restricted Stock and to receive dividends and other distributions made with respect to the Restricted Stock. To the extent that a optionee becomes vested in his or her Restricted Stock at any time during the Restriction Period and has satisfied applicable income tax withholding obligations, the Bank will deliver unrestricted shares of Bank Common Stock to the optionee. At the end of the Restriction Period, the optionee will forfeit to the Bank any shares of Restricted Stock as to which he or she did not earn a vested interest during the Restriction Period.

         Change in Control. For purposes of the Option Plan, "change in control" means any one of the following events: (i) the ownership, holding or power to vote more than 25% of the Bank's voting stock; (ii) the control of the election of a majority of the Bank's directors; (iii) the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the 1934 Act (except in the case of the foregoing, ownership or control of the Bank or its directors by the Holding Company itself shall not constitute a "change in control"); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank (the "Bank Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Bank Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of defining "change in control," the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed. The decision of the Stock Option Committee as to whether a change in control has occurred shall be conclusive and binding.

         Although these provisions are included in the Option Plan primarily for the protection of an optionee in the event of a change in control of the Bank, they may also be regarded as having a takeover defensive effect, which may reduce the Bank's vulnerability to hostile takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

         Conditions on Issuance of Shares. The Stock Option Committee will have the discretionary authority to impose, in agreements, such restrictions on shares of Common Stock issued pursuant to the Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that a participant make certain representations or warranties.

         Nontransferability. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, except that Non-ISO's may be transferred in a limited manner.

         Effect of Dissolution and Related Transactions. In the event of (i) the liquidation or dissolution of the Bank, (ii) a merger or consolidation in which the Bank is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Bank's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the exercise prices thereof, will be equitably adjusted for any change or exchange of shares for a different number or kind of shares which results from the Transaction. However, any such adjustment will be made in such a manner as to not constitute a modification, within the meaning of Section 424(h) of the Internal Revenue Code, of outstanding ISOs.

         Duration of the Option Plan and Grants. The Option Plan has a term of 10 years from the Plan Effective Date, after which date no Awards may be granted. The maximum term for an Award is 10 years from the date of grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the participant owns more than 10% of the Common Stock on the date of grant. The expiration of the Option Plan, or its termination by the Committee, will not affect any Award previously granted.

         Amendment and Termination of the Option Plan. The Board of Directors of the Bank may from time to time amend the terms of the Option Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the Option Plan. No amendment, suspension, or termination of the Option Plan will, without the consent of any affected optionees, alter or impair any rights or obligations under any Award previously granted.

         Financial Effects of Awards. The Bank will receive no monetary consideration for the granting of Awards under the Option Plan. It will receive no monetary consideration, other than the exercise price, for shares of Common Stock issued to optionees upon the exercise of their Options, and will receive no monetary consideration upon the exercise of SARs. Under current accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the Common Stock on the date the Option is granted.

         After SARs are granted, the Bank must recognize compensation expense to the extent of the appreciation, if any, in the market price of the Common Stock to which the SARs relate over the exercise price of those shares for the particular income period. If the market value of the Common Stock subsequently declines, the Bank may recognize income or reverse the prior expense (but not by more than the aggregate of such prior expenses).

FEDERAL INCOME TAX CONSEQUENCES

         ISOs. An optionee recognizes no taxable income upon the grant of ISOs. However, upon exercise of the ISO, the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the ISO must be treated by the optionee as an item of tax preference in the year of exercise for purposes of determining whether the optionee is subject to the alternative minimum tax.

         If the optionee holds the shares purchased upon exercise of an ISO for at least two years from the date the ISO is granted, and for at least one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of the ISO is taxed as long-term capital gain. If an optionee disposes of those shares before the expiration of either of these two special holding periods (a "disqualifying disposition"), the optionee must recognize ordinary income in an amount equal to the lesser of the gain realized or the difference between the exercise price and the fair market value of the Common Stock at the date of exercise, with the remainder of the gain, if any, treated as capital gain.

         The Bank will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the optionee for alternative minimum tax. However, if an optionee recognizes ordinary income because of a disqualifying disposition, the Bank may deduct an equivalent amount as compensation expense.

         Non-ISOs. Generally, an optionee recognizes no income upon the grant of a Non-ISO. An optionee must recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price. In the alternative, the holder of a Non-ISO may elect, within 30 days after the Non-ISO is granted, to recognize such income immediately upon the date of grant. A director or officer is not required to recognize income upon exercise of a non-ISO until such time as the recognition would no longer subject the director or officer to a lawsuit under the short-swing profits rule of the federal securities laws. Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. The Bank will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO.

         SARs. The grant of an SAR has no tax effect on the optionee or the Bank. Upon exercise of the SARs, however, any cash or Common Stock received by the optionee in connection with the surrender of his or her SAR will be treated as compensation income to the optionee, and the Bank will be entitled to a tax deduction for the amounts treated as compensation income.

STOCK OPTIONS GRANTED

         Set forth below is certain information relating to all Options that would become effective upon stockholder approval of the Option Plan. All such Options (i) are subject to the terms and conditions described above, and (ii) will automatically expire 10 years after the date of their grant. The exercise price for these Options equals the fair market value of the Common Stock on the Plan Effective Date ($17.625 per share). As of the date hereof, the Option grants disclosed below were the only Awards that had been made under the Option Plan, although future Awards are anticipated.

                                               Value of Shares            Number of Shares
        Participant (or Group)            Underlying Options ($)(1)    Subject to Options (2)
        ----------------------            -------------------------    ----------------------
All executive officers, as a group                  $    0                    10,000
(1 person)

All directors who are not executive                 $    0                    25,000
officers, as a group
(10 persons)

                                         [Footnotes continued on following page]

-------------
(1) Represents the extent to which the fair market value of the Bank Common Stock underlying each Option ($17.125 per share, based upon the closing sale price on the Record Date) exceeds the exercise price for such shares ($17.625 per share, which equaled its fair market value on August 28, 1996, the date of the grant).

(2) Represents the right to purchase the number of shares of the Bank Common Stock that is listed opposite the name of each optionee. As of the date hereof, no other employees have been granted Options under the Option Plan.

RECOMMENDATION AND VOTE REQUIRED

         The Board of Directors has determined that the Option Plan is desirable, cost effective, and produces incentives which will benefit the Bank and its stockholders. The Board of Directors is seeking stockholder approval of the Option Plan to satisfy the requirements of the Internal Revenue Code for favorable tax treatment of ISOs, the requirements under the Bank's Federal Stock Charter for issuances of stock of the Bank to directors and officers, and the requirements of the American Stock Exchange upon which the Common Stock is listed. Stockholder approval of the Option Plan by a favorable vote of a majority of the votes eligible to be cast will satisfy all of the foregoing requirements. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE OPTION PLAN.


-------------------------------------------------------------------------------
                              NEW PLAN BENEFITS
-------------------------------------------------------------------------------

         The following table sets forth certain information regarding the benefits to be received under the Option Plan.

                                           1996 Stock Option and Incentive Plan
                                           ------------------------------------
                                           Dollar                   Number
Name and Position                          Value ($)(1)             of Units (2)
-----------------                          ------------             ------------
Robert B. Nolen, Jr.                         $    0                   10,000

All executive officers, as a group (1        $    0                   10,000
person)

All directors who are not executive          $    0                   22,500
officers, as a group (9 persons)

--------------------
(1) Represents the extent to which the fair market value of the Bank Common Stock underlying each Option ($17.125 per share, based upon the closing sale price on the Record Date) exceeds the exercise price for such shares ($17.625 per share, which equaled its fair market value on August 28, 1996, the date of the grant).

(2) All Options listed herein have been granted subject to stockholder approval of the Option Plan. In addition to the Option grants shown herein, the Option Plan provides for future grants of Awards pursuant to the terms of the Option Plan summarized above. See "Proposal II -- Approval of 1996 Stock Option and Incentive Plan." As of the date hereof, no Awards have been granted to employees who are not executive officers.


-------------------------------------------------------------------------------
                   PROPOSAL III --- ADJOURNMENT OF MEETING
-------------------------------------------------------------------------------

         Approval of each of the Plan (Proposal I) and the Option Plan (Proposal II) requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve either Proposal I or Proposal II, and Proposal III is approved at the Special Meeting, the Board of Directors intends to adjourn the Special Meeting to a later date. The Board of Directors will utilize its discretionary authority to adjourn the Special Meeting for reasons other than to solicit additional proxies for approval of Proposal I or Proposal II, even if Proposal III is not approved at the Special Meeting. The place and date to which the Special Meeting would be reconvened would be announced at the Special Meeting, but, in order to avoid the necessity of setting a new record date or providing formal written notice of the adjournment, would in no event be more than 30 days after the date of the Special Meeting.

         The effect of approval of the adjournment under the circumstances described herein would be to permit the Bank to solicit additional proxies for approval of the Plan or the Option Plan, or both. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the subject proposals, it would give the Bank the opportunity to solicit additional proxies in favor of the Plan and the Option Plan. As a result, such adjournment could be advantageous to stockholders who favor the proposed Conversion and Reorganization and the Option Plan to the potential disadvantage of those who would disfavor such proposals. However, in the event of an adjournment, stockholders retain the right to revoke proxies at any time prior to exercise. See "Voting and Revocation of Proxies."

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE SPECIAL MEETING.


-------------------------------------------------------------------------------
                       MARKET AND DIVIDEND INFORMATION
-------------------------------------------------------------------------------

         The Bank Common Stock is traded on the American Stock Exchange under the symbol "PLE". The Holding Company and the Bank have applied to have the Holding Company Common Stock traded on the American Stock Exchange in substitution for the Bank Common Stock under the same symbol. Although the Holding Company and the Bank do not currently anticipate any difficulty in obtaining approval of the listing, no assurance can be given that the Holding Company Common Stock will be approved for American Stock Exchange listing. As of September 30, 1996, the Bank had approximately 440 stockholders of record. This total does not reflect the number of persons or entities who hold stock in nominee or "street name" through various brokerage firms.

         Following are the high and low sales prices of the Bank Common Stock for the periods indicated:

                                                                                 Price Range
                                                                                Common Stock
Fiscal year 1995                                                             High          Low
----------------------------------------------------------------------------------------------------
First Quarter                                                                15 5/8       15 1/4
Second Quarter                                                               14           13 3/4
Third Quarter                                                                14 5/8       13 3/4
Fourth Quarter                                                               16 1/8       14 3/4


Fiscal year 1996
----------------------------------------------------------------------------------------------------
First Quarter                                                                16 3/4       16
Second Quarter                                                               19           17 1/2
Third Quarter                                                                18 1/8       17 3/4
Fourth Quarter                                                               16 3/8       15 7/8

Fiscal year 1997
----------------------------------------------------------------------------------------------------
First Quarter                                                                18 3/8       16 3/8

         Dividends of $.72 per share ($.18 per share in each of the four quarters) were declared and paid during each of the fiscal years 1995 and 1996. A dividend of $.18 per share was declared and paid during the first quarter of fiscal 1997.

         The ability of the Bank to pay dividends on Bank Common Stock is restricted by federal regulations and tax considerations and the Converted Bank's ability to pay dividends will be restricted by the same tax considerations as well as Alabama and federal law and regulation. Although the Holding Company will not be subject to these restrictions, the Holding Company's principal source of income initially will consist primarily of its equity in the earnings of the Converted Bank. In addition, certain limitations generally imposed on Delaware corporations may have an impact on the Holding Company's ability to pay dividends. See "Proposal I -- Proposed Conversion and Reorganization -- Comparison of Stockholders' Rights -- Payment of Dividends" and "-- Regulation of the Converted Bank -- Dividend Restrictions."

-------------------------------------------------------------------------------
                                OTHER MATTERS
-------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement/Prospectus and matters incident to the conduct of the Special Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors on any other matters presented at the Special Meeting to the fullest extent permitted by applicable laws and regulations.


-------------------------------------------------------------------------------
                                MISCELLANEOUS
-------------------------------------------------------------------------------

         The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Bank Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally, by telegraph or telephone without additional compensation. The Bank has retained Corporate Communications, Inc. to assist in the management of the Bank's investor relations and other stockholder communications issues for a fee of approximately $500 per month plus reimbursement of out-of-pocket expenses. As part of its duties, Corporate Communications, Inc. may assist in the solicitation of proxies.


-------------------------------------------------------------------------------
                             FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         The Bank's 1996 Annual Report to Stockholders, including financial statements prepared in conformity with generally accepted accounting principles, was previously mailed to all stockholders of record in connection with the Annual Meeting of Stockholders held on December 18, 1996. An additional copy of such Annual Report will be furnished promptly upon request without charge to Bank stockholders upon request to the Secretary, Pinnacle Bank, 1811 Second Avenue, P.O. Box 1388, Jasper, Alabama 35502-1388 (telephone:
205-221-4111). Such Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated herein by reference.


-------------------------------------------------------------------------------
                            STOCKHOLDER PROPOSALS
-------------------------------------------------------------------------------

         If the Conversion and Reorganization is consummated, in order to be eligible for inclusion in the proxy statement and proxy relating to the 1997 annual meeting of stockholders of the Holding Company, which will be held on or about May 30, 1997, any stockholder proposal to take action at such meeting must be received by the Secretary of the Holding Company at 1811 Second Avenue, P.O. Box 1388, Jasper, Alabama 35502-1388, no later than February 28, 1997.
If the Conversion and Reorganization is not consummated, any such stockholder proposal relating to the 1997 annual meeting of stockholders of the Bank, which will be held on or about October 15, 1997, must be received by the Secretary of the Bank at the above address no later than August 4, 1997. Nothing in this paragraph shall be deemed to require the Bank or the Holding Company to include in its proxy statement and proxy relating to the 1997 annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the OTS (or, in the event the Conversion and Reorganization has been completed, the SEC) in effect at the time such proposal is received.

         The Holding Company's Certificate of Incorporation provides that due notice of nominations for the election of directors and proposals for any new business to be taken up at any meeting of stockholders may be made by stockholders in writing to the Secretary of the Holding Company not less than 30 days nor more than 60 days prior to the date of any such meeting; provided, however, that if less than 40 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed to the Secretary not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice with respect to nominations must set forth certain information required by the Certificate of Incorporation.

         The Bank's Bylaws provide that nominations by stockholders must be in writing and delivered to the Secretary of the Bank at least 30 days prior to the date of an annual meeting. However, if the nominating committee of the Bank's Board of Directors shall fail or refuse to act at lest 20 days prior to an annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote.

         The Bank's Bylaws also provide that any new business to be taken up at an annual meeting shall be stated in writing and filed with the Secretary of the Bank at least 30 days before the date of the Annual Meeting.


                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       THOMAS L. SHERER
                                       SECRETARY
Jasper, Alabama
December 27, 1996

                                                                       EXHIBIT I


                                  PINNACLE BANK

                        AGREEMENT AND PLAN OF CONVERSION
                               AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF CONVERSION AND REORGANIZATION, dated October 9, 1996 (the "Plan"), by and among PINNACLE BANK, a federal stock savings bank organized and existing under the laws of the United States ("Pinnacle"); PINNACLE BANCSHARES, INC., a Delaware corporation ("Holding Company"); and PINNACLE INTERIM BANK, an interim commercial bank to be organized under the laws of the State of Alabama ("Interim Bank") if the Merger procedure (described below) is utilized.


                                    PREAMBLE

         The Board of Directors of Pinnacle has determined that the best interests of Pinnacle and its stockholders would be served if (a) Pinnacle were to convert from a federal stock savings bank to an Alabama state-chartered commercial bank (the "Conversion") and (b) the corporate structure of Pinnacle were to be reorganized into the holding company form of ownership (the "Reorganization").

         The initial transaction contemplated by this Plan is Pinnacle's charter conversion from a federal stock savings bank to a commercial bank organized and existing under the laws of the State of Alabama with the corporate title "Pinnacle Bank" (the "Resulting Bank"). Pursuant to the terms of this Plan and in accordance with the procedures set forth in Section 5-7A-62 of the Alabama Banking Code and other applicable law, Pinnacle shall convert directly to an Alabama state-chartered bank. As a result of the Conversion, each of the issued and outstanding shares of common stock, $.01 par value per share, of Pinnacle ("Pinnacle Common Stock") will be converted into one issued and outstanding share, $.01 par value per share, of common stock of the Resulting Bank ("Resulting Bank Common Stock").

         Following the Conversion Effective Date (as defined in Section H of
Article I), the Reorganization will be accomplished, in the alternative, by (1) the merger of an interim commercial bank to be organized under the laws of the State of Alabama (Interim Bank) with and into the Resulting Bank (the "Merger"), with the Resulting Bank as the surviving corporation or (2) a share exchange between the Resulting Bank and the Holding Company (the "Share Exchange") pursuant to applicable provisions of the Alabama Business Corporation Act (the "ABCA"). The terms and conditions of the Merger are set forth in Section A of
Article II, and the terms and conditions of the Share Exchange are set forth in Section B of Article II. The effects of both alternatives are believed to be identical to the Bank and its stockholders. The parties hereto currently expect to utilize the Share Exchange procedure unless such procedure is determined not to be available under the terms and conditions of the Plan.

          As a result of the Reorganization, on and after the Reorganization Effective Date (as defined in Section E of Article II), all of the issued and outstanding shares of Resulting Bank Common Stock will be held by the Holding Company, and the holders of the issued and outstanding shares of Resulting Bank Common Stock, except for those stockholders exercising dissenter's rights of appraisal in accordance with applicable provisions of the ABCA, will become the holders of the issued and outstanding shares of common stock, $.01 par value per share, of the Holding Company ("Holding Company Common Stock").

         NOW, THEREFORE, in order to consummate this Agreement and Plan of Conversion and Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:

                                    ARTICLE I

                     PROVISIONS APPLICABLE TO THE CONVERSION

A.       METHOD AND SCHEDULE OF CONVERSION

         A.1 Method of Conversion. Pinnacle shall convert directly from a federally chartered stock savings bank to a commercial bank organized and existing under the laws of the State of Alabama. The Conversion shall be effected pursuant to the terms of this Plan, which has been approved and adopted by a majority of the members of the Board of Directors of Pinnacle, and in accordance with the procedures set forth in Section 5-7A-62 of the Alabama Banking Code and other applicable law.

         A.2 Approval of Plan of Conversion. This Plan shall be submitted to the Superintendent of Banks of the State of Alabama (the "Superintendent") for approval in connection with an Application for Permission to Convert from a Savings Institution to a State Chartered Bank (the "Conversion Application"). Following the tentative approval of this Plan by the Superintendent, the Plan shall be submitted to the stockholders of Pinnacle for a vote at the Annual Meeting of Stockholders of Pinnacle. The Plan must be adopted by the stockholders of Pinnacle by a favorable vote of a majority of the total number of votes eligible to be cast. Finally, in order for the Conversion to take effect, the Superintendent must issue to Pinnacle his final approval of the Application and a permit authorizing the Resulting Bank to transact business as a state-chartered bank pursuant to applicable law.

B.       ORGANIZATION OF THE RESULTING BANK

         B.1 Name of Resulting Bank. The name of the Resulting Bank at and after the Conversion Effective Date shall be "Pinnacle Bank."

         B.2 Organizational Documents. Subject to the approval of the Superintendent, the Articles of Incorporation and Bylaws of the Resulting Bank in effect immediately after the Conversion Effective Date shall be in the form attached hereto as Exhibits A and B, respectively.

         B.3 Organization. Pinnacle is currently a federal stock savings bank chartered by and under the supervision of the Office of Thrift Supervision of the United States Department of the Treasury (the "OTS"). Pinnacle, which was formerly known as "First Federal of Alabama, F.S.B.", converted from mutual to stock form in December 1986 and adopted its current name in January 1996.

         B.4 Capital Stock. Pinnacle has authorized capital of 10,000,000 shares of Pinnacle Common Stock, of which 889,824 shares are issued and outstanding and 42,176 shares are held as treasury stock, and 10,000,000 shares of serial preferred stock, of which no shares are issued and outstanding. The authorized capital stock of the Resulting Bank shall be the same as the authorized capital stock of Pinnacle and, on the Conversion Effective Date, each share of Pinnacle Common Stock issued and outstanding on the Conversion Effective Date shall automatically by operation of law be converted into and become one share of common stock, $.01 par value per share, of the Resulting Bank.

C.       MANAGEMENT STRUCTURE OF THE RESULTING BANK

         C.1 Management Officials. Each person serving as a director or executive officer of Pinnacle immediately prior to the Conversion Effective Date shall become a director or executive officer of the Resulting Bank with the same title and responsibilities on and after the Conversion Effective Date. A list of the current directors and executive officers of Pinnacle is attached as Exhibit C.

         C.2 Qualification of Directors. Each person serving on the Conversion Effective Date as a director of Pinnacle shall meet, on and after the Conversion Effective Date, all statutory and regulatory requirements applicable to directors of Alabama state chartered banks, including any provisions of Alabama law requiring directors of a bank to own stock in such bank or in a parent holding company thereof.

D.       METHOD AND SCHEDULE FOR TERMINATING ACTIVITIES AND
         DISPOSING OF ASSETS IMPERMISSIBLE FOR ALABAMA BANKS

         D.1 Treasury Shares. If required by the Superintendent, the shares of Pinnacle Common Stock held by Pinnacle as treasury stock shall be canceled upon the Conversion.

         D.2 Noncomforming Real Estate Investments. The Resulting Bank will divest all real estate investments that are not permissible direct or indirect investments for Alabama banks within two years after the Conversion Effective Date, unless it receives prior approval to retain such investments for a longer period.

E.       COMPETITIVE IMPACT OF CONVERSION

         The Conversion will not have an adverse effect on competition among banking institutions in any relevant market area and will not have a substantially adverse effect on the financial condition of any commercial bank already established in Pinnacle's primary market area. Pinnacle is only one of numerous depository institutions, including savings institutions and commercial banks, that provide a broad range of banking services within its market area.

F.       CONTINUATION OF BUSINESS OF PINNACLE

         F.1 Continued Corporate Existence. Upon the Conversion, the corporate existence of Pinnacle shall not terminate, and the Resulting Bank shall be deemed to be a continuation of Pinnacle. The business of the Resulting Bank shall continue thereafter to be conducted from its main office located at 1811 Second Avenue, Jasper, Alabama and at its legally established branches and other facilities on the Conversion Effective Date.

         F.2 Continuation of Federal Deposit Insurance. The insurance of the deposit accounts in Pinnacle by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit

Insurance Corporation ("FDIC") shall be unaffected by the Conversion, and the deposit accounts in the Resulting Bank shall continue to be insured by the SAIF to the maximum extent provided by law. Pinnacle shall provide appropriate evidence of the continuation of FDIC deposit insurance to the Superintendent.

         F.3 Transfer of Rights. Upon the Conversion, all property of Pinnacle including its rights, properties, franchises, and interests in and to every type of property and asset (whether real, personal, or mixed) and things in action and every right, privilege, interest and asset of any conceivable value or benefit shall immediately by operation of law and without the necessity of any conveyance or transfer and without the necessity any further act or deed remain and be vested in and continue to be the property of the Resulting Bank. Subject to the laws and regulations applicable to Alabama banks, the rights, franchises and interests of Pinnacle shall continue to be held or enjoyed by the Resulting Bank in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Pinnacle prior to the Conversion.

         F.4 Transfer of Liabilities. Upon the Conversion, all obligations, liabilities, charges liens, encumbrances, judgments and claims then existing or pertaining to Pinnacle or that would inure to or against it, shall immediately by operation of law and without the necessity of any further act or deed remain and continue to be the obligation of the Resulting Bank. Subject to the laws and regulations applicable to Alabama banks, the Resulting Bank shall be liable for or bound by such obligations in the same manner and to the same extent that Pinnacle was so liable or bound immediately prior to the Conversion Effective Date. All savings accounts and deposits of Pinnacle shall automatically be converted into savings accounts and deposits of the Resulting Bank, in identical amounts as those issued by Pinnacle, and in the case of time deposits, such deposits of the Resulting Bank shall bear the interest rates and carry the maturity dates, respectively, of the time deposits issued by Pinnacle.

         F.5 Continuation of Actions. All pending actions, and other judicial or administrative proceedings to which Pinnacle is a party shall not be deemed to have abated or to have been discontinued by reason of the Conversion, but may be prosecuted to final judgment or order in the same manner as if the Conversion had not occurred, and the Resulting Bank may continue such action in its corporate name as an Alabama bank, and any judgment or order may be entered for or against it in such corporate name.

         F.6 Continuation of Liquidation Account. Upon the Conversion, the Resulting Bank shall assume all rights and obligations of Pinnacle under the liquidation account established by Pinnacle in connection with its conversion from mutual to stock form.

G.       CONDITIONS TO THE CONVERSION

         G.1 Stockholder Approval. This Plan shall have been adopted at a meeting of the stockholders of Pinnacle by a favorable vote of a majority of the total number of votes eligible to be cast.

         G.2 Regulatory Approval. The Conversion shall have received all necessary approvals and permits from the Superintendent and all other applicable government authorities, and all such approvals and permits shall be in effect on the Conversion Effective Date. Any conditions imposed by such regulatory approvals shall have been complied with to the satisfaction of the respective government authorities, and any applicable waiting period imposed by statute or by order of any governmental authority shall have expired on the Conversion Effective Date. The receipt of regulatory approval for the Reorganization is not a condition precedent to the completion of the Conversion.

H.       CONVERSION EFFECTIVE DATE

         Subject to the satisfaction of all requirements of the terms and conditions set forth herein and to compliance with all applicable laws and regulations, the Conversion contemplated by this Plan shall be and become effective on the date on which the Articles of Incorporation of the Resulting Bank shall be filed in the Probate Court of Walker County as required by the laws of the State of Alabama. The date of such filing is herein called the "Conversion Effective Date."


                                   ARTICLE II

                   PROVISIONS APPLICABLE TO THE REORGANIZATION

A.       ALTERNATIVE A -- MERGER WITH INTERIM BANK

         A.1.     Merger of Interim Bank into the Resulting Bank.

         A.1.1 The Merger. On the Reorganization Effective Date, Interim Bank will be merged with and into the Resulting Bank (the "Merger") and the separate existence of Interim Bank shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim Bank, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Resulting Bank. The Resulting Bank shall be deemed to be a continuation of Interim Bank and shall succeed to the rights and obligations of Interim Bank.

         A.1.2 Continued Existence of the Resulting Bank. Following the Merger, the existence of the Resulting Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a bank organized and existing under the laws of the State of Alabama. The Articles of Incorporation and Bylaws of the Resulting Bank, as in effect on the Reorganization Effective Date, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

         A.1.3 Continued Business of the Resulting Bank. From and after the Reorganization Effective Date, and subject to the actions of the Board of Directors of the Resulting Bank, the business conducted by the Resulting Bank (whether directly or through a subsidiary) will continue to be conducted by it, as a wholly owned subsidiary of Holding Company, and the current directors and officers of Pinnacle will continue in their present positions.

         A.1.4 Office Locations. The locations of the home and branch offices of the Resulting Bank immediately prior to the Reorganization Effective Date shall continue to be the locations of the home and branch offices, respectively, of the Resulting Bank from and after the Reorganization Effective Date.

         A.1.5 Savings Accounts. The issuance of savings accounts and other instruments and obligations by the Resulting Bank shall not be affected by the Merger.

         A.1.6 Further Assurances. Pinnacle and Interim Bank each agree that at any time, or from time to time, as and when requested by Pinnacle or by its successors or assigns, Interim Bank will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers or by the corresponding officers of Pinnacle (Interim Bank hereby authorizing such officer so to act in its name), all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as Pinnacle or its successors or assigns may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Section II.A, or otherwise to carry out the intents and purposes of this Plan.

         A.2. Conversion of Stock.

         The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the respective shares of common stock of the parties to this Plan shall be as follows:

         A.2.1 Holding Company Common Stock. On the Reorganization Effective Date, any shares of Holding Company Common Stock that may be held by the Resulting Bank immediately prior to the Reorganization Effective Date shall be canceled and shall no longer be deemed outstanding for any purpose.

         A.2.2 Resulting Bank Common Stock. On the Reorganization Effective Date, each share of Resulting Bank Common Stock issued and outstanding immediately prior to the Reorganization Effective Date (other than any shares of Resulting Bank Common Stock held by a stockholder who exercises dissenters' rights under Sections 10-2B-13.01 through 10-2B-13.28 of the ABCA) shall automatically, by operation of law and without any action on the part of the holder thereof, be converted into and shall become one share of Holding Company Common Stock.

         A.2.3 Interim Bank Common Stock. Each share of common stock of Interim Bank issued and outstanding immediately prior to the Reorganization Effective Date shall, on the Reorganization Effective Date, automatically by operation of law and without any action on the part of the holder thereof be converted into and shall become one share of Resulting Bank Common Stock and shall not be further converted into shares of Holding Company Common Stock, so that from and after the Reorganization Effective Date, all of the issued and outstanding shares of Resulting Bank Common Stock shall be held by the Holding Company.

         A.2.4 Exchange of Resulting Bank Common Stock. From and after the Reorganization Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of Resulting Bank Common Stock, shall, upon surrender of the same to the designated agent of the Resulting Bank ("Exchange Agent"), be entitled to receive, in exchange therefore, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section II.A. Until so surrendered, each such outstanding certificate that, prior to the Reorganization Effective Date, represented shares of Resulting Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock into which such shares of Resulting Bank Common Stock shall have been so converted. Former holders of shares of Resulting Bank Common Stock will not be required to exchange their Resulting Bank Common

Stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock.

         A.2.5 Full Satisfaction. All shares of Holding Company Common Stock into which shares of Resulting Bank Common Stock shall have been converted pursuant to this Section II.A shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

         A.2.6 Sole Rights, Etc. On the Reorganization Effective Date, the holders of certificates formerly representing Resulting Bank Common Stock outstanding on the Reorganization Effective Date shall cease to have any rights with respect to the Resulting Bank Common Stock, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Resulting Bank Common Stock shall have been converted by the Merger.

B. ALTERNATIVE B -- SHARE EXCHANGE BETWEEN THE RESULTING BANK AND THE HOLDING COMPANY

         B.1 Names of Parties to Share Exchange.

         The name of the corporation whose shares are to be acquired is "Pinnacle Bank" (which will be an Alabama commercial bank on the date of the Reorganization). The name of the acquiring corporation is "Pinnacle Bancshares, Inc." (a Delaware corporation).

         B.2 Terms and Conditions of Share Exchange

         The terms and conditions of the Share Exchange, the mode of carrying the same into effect, and the manner and basis of converting the respective shares of common stock of the parties to this Plan shall be as follows:

         B.2.1 Terms and Conditions of Exchange of Resulting Bank Common Stock. On the Reorganization Effective Date, each share of Resulting Bank Common Stock issued and outstanding immediately prior to the Reorganization Effective Date (other than any shares of Resulting Bank Common Stock held by a stockholder who exercises dissenter's rights under applicable provisions of the ABCA, set forth below) shall automatically, by operation of law and without any action on the part of the holder thereof, be converted into and exchanged for one share of Holding Company Common Stock. Any stockholder who does not wish to exchange his or her shares of Resulting Bank Common Stock for shares of Holding Company Common Stock shall be entitled to dissenter's rights as provided under Sections 10-2B-13.01 through 10-2B-13.28 of the ABCA.

         B.2.2 Rights of Holders of Resulting Bank Common Stock upon the Reorganization. On the Reorganization Effective Date, the holders of the then-issued and outstanding shares of Resulting Bank Common Stock (except for any such holder who exercises dissenter's rights) shall, without any further action on their part or on the part of the Holding Company, automatically and by operation of law cease to own such shares an shall instead become owners of one share of Holding Company Common Stock for each share of Resulting Bank Common Stock theretofore held by them. Thereafter, such persons shall have full and exclusive power to vote such shares of Holding Company Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

         B.2.3 Rights of the Holding Company upon the Reorganization. On the Reorganization Effective Date, the Holding Company shall, without any further action on its part or on the part of the holders of Resulting Bank Common Stock, automatically and by operation of law acquire and become the owner for all purposes of all the then-issued and outstanding shares of Resulting Bank Common Stock (except for any shares held by a stockholder who exercises dissenter's rights) and shall be entitled to have issued to it by the Resulting Bank a certificate representing such shares. Thereafter, the Holding Company shall have full and exclusive power to vote such shares of Resulting Bank Common Stock, to receive dividends thereon and to exercise all rights of an owner thereof.

         B.2.4.a Conversion of Stock Certificates. Certificates representing shares of Resulting Bank Common Stock that are outstanding immediately before the Reorganization Effective Date (the "Pinnacle Bank Certificates") shall, as of the Reorganization Effective Date, automatically and by operation of law cease to represent shares of Resulting Bank Common Stock or any interest therein and each Pinnacle Bank Certificate shall instead represent the ownership by the holder thereof of an equal number of share of Holding Company Common Stock.

         B.2.4.b Optional Exchange of Stock Certificates. On and after the Reorganization Effective Date, the holders of Pinnacle Bank Certificates, upon surrender of the same to the designated agent of the Resulting Bank ("Exchange Agent"), shall be entitled to receive, in exchange therefore, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section II.B. Until so surrendered, each such outstanding certificate that, prior to the Reorganization Effective Date, represented shares of Resulting Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock into which such shares of Resulting Bank Common Stock shall have been so converted. Former holders of shares of Resulting Bank Common Stock will not be required to exchange their Pinnacle Bank Certificates for new certificates evidencing the same number of shares of Holding Company Common Stock.

         B.2.5 Full Satisfaction. All shares of Holding Company Common Stock into which shares of Resulting Bank Common Stock shall have been converted pursuant to this Section II.B shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

         B.2.6 Sole Rights, Etc. On the Reorganization Effective Date, the holders of certificates formerly representing shares of Resulting Bank Common Stock outstanding on the Reorganization Effective Date shall cease to have any rights with respect to the Resulting Bank Common Stock other (i) with respect to the Holding Company Common Stock into which their shares of Resulting Bank Common Stock shall have been converted pursuant to this Section II.B and (ii) the rights afforded to the Resulting Bank stockholders who chose to exercise dissenter's rights under applicable provisions of the ABCA.

C.       CONTINUED EFFECTIVENESS OF STOCK OPTION PLANS

         On the Reorganization Effective Date, the First Federal of Alabama, FSB 1986 Stock Option and Incentive Plan and, if approved by Pinnacle's stockholders, the Pinnacle Bank 1996 Stock Option and Incentive Plan (collectively, the "Option Plans") shall automatically, by operation of law, be continued as and become the stock option plans of the Holding Company. On the Reorganization Effective Date, each unexercised option to purchase shares of Pinnacle Common Stock under the Option Plans outstanding at that time will be automatically converted into an unexercised option, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock in lieu of shares of Pinnacle Common Stock, and the Holding Company shall assume all of Pinnacle's obligations with respect to the Option Plans. By approving this Plan, the stockholders of Pinnacle will be approving the adoption by the Holding Company of the Option Plans as the stock option plans of the Holding Company.

D.       CONDITIONS TO THE REORGANIZATION

         D.1 Conditions. The obligations of Pinnacle, the Holding Company and Interim Bank to effect the Reorganization and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

         D.1.1 Stockholder Approval. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of Pinnacle Common Stock shall, at a meeting of the stockholders of Pinnacle duly called, have approved this Plan by the affirmative vote of a majority of the outstanding shares of Pinnacle Common Stock.

         D.1.2 Registration. The shares of Holding Company Common Stock to be issued to holders of Pinnacle Common Stock in connection with the Reorganization shall, if required under applicable law, have been duly registered pursuant to
Section 5 of the Securities Act of 1933, as amended, and the Holding Company shall have complied with all applicable state securities or "blue sky" laws relating to the issuance of the Holding Company Common Stock.

         D.1.3 Approvals, Consents. Any and all approvals from the Superintendent, the FDIC, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Reorganization and the issuance and delivery of Holding Company Common Stock as contemplated by this Plan shall have been obtained.

         D.1.4 Tax Status. Pinnacle shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel or independent auditors, to the effect that the Reorganization will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the holders of Resulting Bank Common Stock upon the exchange of Resulting Bank Common Stock held by them solely for Holding Company Common Stock.

         D.1.5 Dissenter and Appraisal Rights. The holders of not more than ten percent (10%) of the outstanding shares of Pinnacle Common Stock shall have elected to exercise dissenting shareholder rights under Sections 10-2B-13.20 through 10-2B-13.28 of the Alabama Business Corporation Act, unless such limitation is waived by the parties hereto.

         D.1.6 Completion of the Conversion. Pinnacle shall have completed its conversion from a federal stock savings bank to an Alabama commercial bank.

E.       REORGANIZATION EFFECTIVE DATE

         Subject to the terms of all applicable requirements of law and satisfaction of the conditions specified in this Plan, including receipt of all required regulatory approvals for the Merger or the Share Exchange (as applicable), the parties hereto shall execute and cause to be filed with the Secretary of State of the State of Alabama (the "Secretary of State") Articles of Merger or Articles of Share Exchange with respect to the Merger or the Share Exchange, respectively. The Reorganization shall become effective on the date specified for the effectiveness of the Merger or Share Exchange (as applicable) in the Articles of Merger or the Articles of Share Exchange, respectively, filed with the Secretary of State (such date being herein called the "Reorganization Effective Date").


                                   ARTICLE III

                  PROVISIONS APPLICABLE TO BOTH THE CONVERSION
                             AND THE REORGANIZATION

A.       AMENDMENTS

         Any of the terms or conditions of this Plan may be amended or modified in whole or in part at any time at the election of the Board of Directors of Pinnacle, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to Pinnacle, the Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel to Pinnacle such modification is necessary to obtain such approval or ruling, this Plan may be modified, at any time before or after adoption thereof by the stockholders of Pinnacle, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to Pinnacle, the Holding Company or their stockholders.

B.       TERMINATION; EXPENSES

         B.1 Termination. This Plan may be terminated at any time prior to the Conversion Effective Date by a majority vote of the Board of Directors of Pinnacle. In addition, this Plan may be terminated at any time prior to the Reorganization Effective Date at the election of any of the parties hereto, if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Plan may also be terminated at any time prior to the Reorganization Effective Date by the mutual consent of the respective Boards of Directors of the parties.

         B.2 No Further Obligation. In the event of the termination of this Plan pursuant to this Section III.B, this Plan shall be void and of no further force or effect, and there shall be no further liability or obligation of any nature by reason of this Plan or the termination hereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or stockholders.

         B.3 Costs and Expenses. Pinnacle shall pay all costs and expenses incurred by it, the Holding Company and Interim Bank in connection with this Plan and the transactions contemplated hereunder.

C.       WAIVER

         Any of the terms or conditions of this Plan that may legally be waived may be waived at any time by any party hereto which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Plan.

D.       EXECUTION BY INTERIM BANK

         Pinnacle and the Holding Company acknowledge that, as of the date hereof, the certificate of incorporation of Interim Bank has not been approved by the Superintendent and therefore Interim Bank does not have the legal capacity to execute this Plan. The Holding Company, as the organizer and sole stockholder of Interim Bank, agrees to cause Interim Bank to execute this Plan promptly following the incorporation of Interim Bank. Pinnacle and the Holding Company agree to be bound by this Plan prior to and following such execution by Interim Bank.

E.       HEADINGS

         The section and other headings contained in this Plan are for reference purposes only and shall not be deemed to be part of this Plan.

F.       GOVERNING LAW

         This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Alabama, except insofar as the federal law of the United States is deemed to preempt such law or otherwise apply.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Conversion and Reorganization as of the date first above written.


                                    PINNACLE BANK



                                    By:
                                         ------------------------------------
                                         Robert B. Nolen, Jr.
                                         President and Chief Executive Officer


                                    PINNACLE BANCSHARES, INC.



                                    By:
                                         ------------------------------------
                                         Robert B. Nolen, Jr.
                                         President and Chief Executive Officer


                                    PINNACLE INTERIM BANK (in formation)



                                    By:
                                         ------------------------------------
                                         Robert B. Nolen, Jr.
                                         President and Chief Executive Officer



------------------------------        ------------------------------


------------------------------        ------------------------------


------------------------------        ------------------------------


------------------------------        ------------------------------


------------------------------        ------------------------------


A Majority of the Directors of Pinnacle Bank

                                                                       EXHIBIT A


                                  PINNACLE BANK

                            ARTICLES OF INCORPORATION


         The undersigned, acting as incorporators under the provisions of
Section 10-2B-2.01 of the Alabama Business Corporation Act, as amended, and under the provisions of Section 5-7A-62 of the Alabama Banking Code, as amended, adopt the following Articles of Incorporation of Pinnacle Bank:

                                    ARTICLE I

                                 CORPORATE TITLE

         The full corporate title of the bank is Pinnacle Bank (the "bank").


                                   ARTICLE II

                                PRINCIPAL OFFICE

         The principal office of the bank shall be located in the City of Jasper, County of Walker, State of Alabama.


                                   ARTICLE III

                                    DURATION

         The bank shall have perpetual duration and existence.


                                   ARTICLE IV

                               PURPOSE AND POWERS

         The objects and nature of the business and the purpose and powers of the bank are to conduct a general banking business through such means and at such places as the board of directors may deem proper and to engage in any lawful activity and to exercise all powers permitted to it by the Alabama Business Corporation Act and the Alabama Banking Code.

                                    ARTICLE V

                                  CAPITAL STOCK

         The total number of shares of all classes of the capital stock which the bank has the authority to issue is 10,000,000, all of which shall be shares of common stock of par value of $.01 per share. The shares may be issued from time to time as authorized by the board of directors without the approval of the shareholders except as otherwise provided in this Article 5 or to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the bank or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the bank shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

         Nothing contained in this Article 5 (or in any supplementary sections hereto) shall entitle the holders of any class of a series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors: Provided, that this restriction on voting separately by class or series shall not apply:

         (i) to any provision that would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

         (ii) to any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the bank with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the bank if the preferred stock is exchanged for securities of such other corporation; or

         (iii) to any amendment that would adversely change the specific terms of any class or series of capital stock as set forth in this Article 5 (or in Articles of Amendment hereto), including any amendment that would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment that increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving bank in a merger or consolidation for the bank, shall not be considered to be such an adverse change.

         Except as provided in this Article 5 (or in Articles of Amendment hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled, in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

         In the event of any liquidation, dissolution or winding up of the bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the bank available for distribution remaining after: (i) payment or provision for payment of the bank's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.


                                   ARTICLE VI

                                PREEMPTIVE RIGHTS

         Holders of the capital stock of the bank shall not be entitled to preemptive rights with respect to any shares of the bank which may be issued.


                                   ARTICLE VII

                               LIQUIDATION ACCOUNT

         Pursuant to the requirements of the regulations of the Office of Thrift Supervision regarding mutual-to-stock conversions (12 CFR Subchapter D), the bank shall maintain a liquidation account for the benefit of the savings account holders of its predecessor federal savings institution as of December 31, 1985 ("eligible savers"). In the event of a complete liquidation of the bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of the inchoate interest of each of the predecessor savings institution's eligible savers in the liquidation account, to the extent it is still in existence. An eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the bank's shareholders.

                                  ARTICLE VIII

                                    DIRECTORS

         The bank shall be under the direction of a board of directors. Wherever there are nine or more directors, the directors of the bank shall be divided into three classes, with one class to be elected annually in accordance with the bylaws of the bank. The numbers of directors shall not be less than five nor more than fifteen, as shall be set from time to time by action of the board of directors. Vacancies in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled either by the board of directors or by the shareholders.


                                   ARTICLE IX

                       LIMITATION OF DIRECTORS' LIABILITY

         A director of the bank shall not be personally liable to the bank or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled;
(ii) an intentional infliction of harm on the bank or the shareholders; (iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act; (iv) an intentional violation of criminal law; or (v) a breach of the director's duty of loyalty to the bank or its shareholders. If the Alabama Business Corporation Act or other Alabama law is amended or enacted after the date of filing of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the bank shall be eliminated or limited to the fullest extent permitted by the Alabama Business Corporation Act, as so amended, or such other Alabama law. Any repeal or modification of this Article 9 by the shareholders of the bank shall not adversely affect any right or protection of a director of the bank existing at the time of such repeal or modification.


                                    ARTICLE X

                                 INDEMNIFICATION

         (a) The bank, acting through its board of directors, shall have the authority to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, including an action by or in the right of the bank, by reason of the fact that he or she is or was a director, officer, employee or agent of the bank, or is or was serving at the request of the bank as an officer, director, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such claim, action, suit or proceeding, to the fullest extent authorized under Alabama law.

         (b) The bank, acting through its board of directors, shall have the authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the bank, or is or was serving at the request of the bank as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the bank would have the power to indemnify such person against such liability under the provisions of the laws of Alabama.


                                   ARTICLE XI

                          CUMULATIVE VOTING LIMITATION

         Notwithstanding any other provision of these Articles of Incorporation or the bylaws of the bank, shareholders will not be permitted to cumulate their votes for election of directors.


                                   ARTICLE XII

                      APPROVAL OF MERGER OR SHARE EXCHANGE

         A plan of merger or plan of share exchange to which the bank is a party must be approved by the shareholders of the bank by a majority of the total votes eligible to be cast on such plan; provided that, if more than one voting group is entitled to vote separately on a plan of merger or plan of share exchange, the plan must be approved by a majority of the total votes entitled to by cast on such plan by each voting group.


                                  ARTICLE XIII

                     AMENDMENT OF ARTICLES OF INCORPORATION

         These Articles of Incorporation may be amended at any regular or special meeting of the shareholders by a majority of the total votes eligible to be cast at such meeting. No proposed amendment of this Articles of Incorporation shall be valid unless approved in writing by the Superintendent of Banks of the State of Alabama (the "Superintendent").

                                   ARTICLE XIV

                                INITIAL DIRECTORS

         The initial directors of the bank shall be those persons who are elected or designated as the directors of the bank in connection with the conversion of Pinnacle Bank from a federal stock savings bank to an Alabama banking corporation. Such initial directors shall serve for staggered terms ending in the years set forth below and until their successors are elected and have qualified. The names and addresses of the initial board of directors are as follows:

NAME                             ADDRESS                                TERM EXPIRES
----                             -------                                ------------

Carlton Mayhall, Jr.             Route 6 Spring Valley Road             1997
                                 Hamilton, Alabama  35570
Robert B. Nolen, Jr.             200 Marion Avenue                      1997
                                 Jasper, Alabama  35501
Max W. Perdue                    303 Cherokee Circle                    1997
                                 Jasper, Alabama  35501
Albert H. Simmons                2111 Williamsburg Way                  1997
                                 Birmingham, Alabama  35223
Greg Batchelor                   800 Underwood Road                     1998
                                 Russellville, Alabama  35653
James W. Cannon                  1902 Pawnee Circle                     1998
                                 Jasper, Alabama  35501
Melvin R. Kacharos               2817 River Road                        1998
                                 Cordova, Alabama  35550
O. H. Brown                      500 Park Avenue                        1999
                                 Jasper, Alabama  35501
Sam W. Murphy                    507 Pinecrest Circle                   1999
                                 Jasper, Alabama  35501
James T. Waggoner, Jr.           1829 Mission Road                      1999
                                 Birmingham, Alabama  35216


                                   ARTICLE XV

                           REGISTERED OFFICE AND AGENT

         The address of the bank's initial registered office is 1811 2nd Avenue, Jasper, Alabama 35502, and its initial registered agent at such address is Robert B. Nolen, Jr.

                                   ARTICLE XVI

                                  INCORPORATORS

         The persons designated as the directors of the bank in connection with the conversion of Pinnacle Bank from a federal stock savings bank to an Alabama banking corporation are the incorporators of the bank. The names and addresses of such incorporators are as follows:

NAME                                          ADDRESS
----                                          -------

Greg Batchelor                                800 Underwood Road
                                              Russellville, Alabama  35653
O. H. Brown                                   500 Park Avenue
                                              Jasper, Alabama  35501
James W. Cannon                               1902 Pawnee Circle
                                              Jasper, Alabama  35501
Melvin R. Kacharos                            2817 River Road
                                              Cordova, Alabama  35550
Carlton Mayhall, Jr.                          Route 6 Spring Valley Road
                                              Hamilton, Alabama  35570
Sam W. Murphy                                 507 Pinecrest Circle
                                              Jasper, Alabama  35501
Robert B. Nolen, Jr.                          200 Marion Avenue
                                              Jasper, Alabama  35501
Max W. Perdue                                 303 Cherokee Circle
                                              Jasper, Alabama  35501
Albert H. Simmons                             2111 Williamsburg Way
                                              Birmingham, Alabama  35223
James T. Waggoner, Jr.                        1829 Mission Road
                                              Birmingham, Alabama  35216

                                  ARTICLE XVII

                           CONVERSION OF PINNACLE BANK
                           FROM A FEDERAL SAVING BANK

         This bank is incorporated by plan of conversion of Pinnacle Bank from a federal savings bank to an Alabama banking corporation (the "Conversion") pursuant to Section 5-7A-62 of the Alabama Banking Code. In accordance with the requirements of Section 5-7A-62, the Conversion has been approved by the shareholders of Pinnacle Bank as a federal savings bank and by the Superintendent. Pursuant to such statutory provision, upon the filing of these Articles of Incorporation, the bank is incorporated as a bank the same as if it had been incorporated, chartered and authorized to do business in accordance with Section 5-5A-1, et seq., of the Alabama Banking Code. The Corporation shall be deemed for all purposes to be a continuation of the federal savings bank so converted.

Dated as of this _____ day of __________, 1997.

                                                                      EXHIBIT B

                                  PINNACLE BANK

                                     BYLAWS


                            ARTICLE I -- HOME OFFICE

         The home office of Pinnacle Bank (the "bank") shall be located at 1811 2nd Avenue, in the City of Jasper, in the County of Walker, in the State of Alabama.

                           ARTICLE II -- SHAREHOLDERS

         SECTION 1. PLACE OF MEETINGS. All annual and special meetings of shareholders shall be held at the home office of the bank or at such other place in the State of Alabama as the board of directors may determine.

         SECTION 2. ANNUAL MEETING. A meeting of the shareholders of the bank for the election of directors and for the transaction of any other business of the bank shall be held annually within 120 days after the end of the bank's fiscal year on the third Wednesday of October, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at
1.00 P.M., or at such other date and time within such 120-day period as the board of directors may determine.

         SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than ten percent (10%) of the shares of the bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the bank addressed to the chairman of the board, the president, or the secretary.

         SECTION 4. CONDUCT OF MEETINGS. Annual and special meetings shall be conducted in accordance with rules and procedures adopted by the board of directors. The board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

         SECTION 5. NOTICE OF MEETINGS. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting; provided, however, that the capital stock or bonded indebtedness of the bank shall not be increased at a special meeting unless 30 days' written notice has been given before the date of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the bank as of the record date prescribed in Section 6 of this Article II with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting other than an announcement at the meeting at which such adjournment is taken.

         SECTION 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 70 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.

         SECTION 7. VOTING LISTS. After the board of directors fixes a record date for a meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the bank shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the principal office of the bank and shall be available for inspection by any shareholder beginning two days after notice of the meeting is given to shareholders, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

         SECTION 8. QUORUM. One-third of the outstanding shares of the bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum.

         SECTION 9. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution unless a longer period is expressly provided in the appointment form.

         SECTION 10. VOTING OF SHARES IN THE NAME OF TWO OR MORE PERSONS. When ownership stands in the names of two or more persons, in the absence of written directions to the bank to the contrary, at any meeting of the shareholders of the bank, any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

         SECTION 11. VOTING OF SHARES OF CERTAIN HOLDERS. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

         A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the share so transferred.

         Neither treasury shares of its own stock held by the bank nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

         SECTION 12. VOTING. Unless otherwise provided in the bank's Articles of Incorporation or by applicable law, each shareholder shall at every meeting of the shareholders be entitled to one vote, in person or by proxy, for each share of the capital stock of the bank then held by such shareholder.

         SECTION 13. INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

         The duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

         SECTION 14. NOMINATING COMMITTEE. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the bank at least 30 days prior to the date of the annual meeting. Ballots bearing the names of all the persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

         SECTION 15. NEW BUSINESS. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the bank at least 30 days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 30 days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees; but in connection with such reports, no new business shall be acted upon at the annual meeting unless stated and filed as herein provided.

         SECTION 16. INFORMAL ACTION BY SHAREHOLDERS. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.


                        ARTICLE III -- BOARD OF DIRECTORS

         SECTION 1. GENERAL POWERS. The business and affairs of the bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

         SECTION 2. NUMBER AND TERM. The board of directors shall consist of such number of directors, between five and fifteen, as shall be determined by resolution of the board of directors from time to time; provided that only the shareholders of the bank may increase or decrease by more than 30% the number of directors last approved by the shareholders. Whenever the number of directors is nine or greater, the directors of the bank shall be divided into three classes as nearly equal in number as possible, and the members of each class shall be elected for a term of three years and until their successors are elected and have qualified. One class shall be elected by ballot annually.

         SECTION 3. REGULAR MEETINGS. An organizational meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, within the bank's normal lending territory, for the holding of additional regular meetings without other notice than such resolution.

         SECTION 4. QUALIFICATION. Each director shall be the beneficial owner of shares of capital stock of the bank or its parent holding company in an amount not less than that required by applicable law, regulation or regulatory policy statement.

         SECTION 5. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the bank's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

         Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

         SECTION 6. NOTICE OF SPECIAL MEETING. Written notice of at least 24 hours regarding any special meeting of the board of directors or of any committee designated thereby shall be given to each director in accordance with the bylaws, although such notice may be waived by the director. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in the notice of waiver of notice of such meeting. The bylaws may provide for telephonic participation at a meeting.

         SECTION 7. QUORUM. A majority of the number of directors fixed by the board of directors in accordance with Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

         SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by applicable law or these bylaws.

         SECTION 9. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

         SECTION 10. RESIGNATION. Any directory may resign at any time by sending a written notice of such resignation to the home office of the bank addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

         SECTION 11. VACANCIES. Any vacancy occurring on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders.

         SECTION 12. COMPENSATION. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for actual attendance at committee meetings as the board of directors may determine.

         SECTION 13. PRESUMPTION OF ASSENT. A director of the bank who is present at a meeting of the board of directors at which action on any bank matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the bank within five days after the date a copy of the minutes of the meeting is received. Such rights to dissent shall not apply to a director who voted in favor of such action.

         SECTION 14. REMOVAL OF DIRECTORS. At a meeting of shareholders called expressly for that purpose, any or all of the directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the Articles of Incorporation or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.

         SECTION 15. AGE LIMITATION ON DIRECTORS. No person shall be eligible for election, reelection, appointment or reappointment to the board of directors if such person is then more than seventy-two (72) years of age. This limitation shall not apply to the president of the bank, who shall be a director of the bank, or to a person serving as an advisory director or director emeritus of the bank.


                  ARTICLE IV -- EXECUTIVE AND OTHER COMMITTEES

         SECTION 1. APPOINTMENT. The board of directors, by resolution adopted by a majority and of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or director, of any responsibility imposed by law or regulation.

         SECTION 2. AUTHORITY. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that neither the executive committee nor any other committee shall have the authority of the board of directors with reference to: the declaration of dividends or other capital distributions; the amendment of the Articles of Incorporation or bylaws of the bank; adopting or recommending to the shareholders a plan of merger or consolidation; the sale, lease, or other disposition of all or substantially all of the property and assets of the bank otherwise than in the usual and regular course of its business; the voluntary dissolution of the bank; the filling of a vacancy in the board of directors or any committee thereof; the approval of a repurchase of shares of the bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has a material beneficial interest.

         SECTION 3. TENURE. Subject to the provisions of Section 8 of this
Article IV, each member of the executive committee shall hold office as determined by the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

         SECTION 4. MEETINGS. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

         SECTION 5. QUORUM. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

         SECTION 6. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

         SECTION 7. VACANCIES. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

         SECTION 8. RESIGNATION AND REMOVAL. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the bank. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

         SECTION 9. PROCEDURE. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

         SECTION 10. OTHER COMMITTEES. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the bank and may prescribe the duties, constitution, and procedures thereof.

                              ARTICLE V -- OFFICERS

         SECTION 1. POSITIONS. The officers of the bank shall be a president, one or more vice presidents, a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The president shall be a director of the bank. The offices of the secretary and treasury may be held by the same person and a vice president may also be either the secretary or treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect to authorize the appointment of such other officers as the business of the bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

         SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of the officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner herein after provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The board of directors may authorize the bank to enter into an employment contract, but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

         SECTION 3. REMOVAL. Any officer may be removed by the board of directors whenever in its judgment the best interests of the bank will be served thereby, but such removal, other than for cause, shall be without prejudice to any contractual rights of the person so removed.

         SECTION 4. VACANCIES. A vacancy in an office because of death, resignation, removal, disqualification, or otherwise may be filled by the board of directors for the unexpired portion of the term.

         SECTION 5. REMUNERATION. The remuneration of the officers shall be fixed from time to time by the board of directors by employment contracts or otherwise.


              ARTICLE VI -- CONTRACTS, LOANS, CHECKS, AND DEPOSITS

         SECTION 1. CONTRACTS. Except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the bank. Such authority may be general or confined to specific instances.

         SECTION 2. LOANS. No loans shall be contracted on behalf of the bank and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

         SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the bank shall be signed by one or more officers, employees or agents of the bank in such manner as shall from time to time be determined by the board of directors.

         SECTION 4. DEPOSITS. All funds of the bank not otherwise employed shall be deposited from time to time to the credit of the bank in any duly authorized depositories as the board of directors may select.


            ARTICLE VII -- CERTIFICATES FOR SHARES AND THEIR TRANSFER

         SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of capital stock of the bank shall contain all information required by applicable provisions of the Alabama Business Corporation Act and shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by the chief executive officer or by any other officer of the bank authorized by the board of directors, attested by the secretary or an assistant secretary and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue shall be entered on the stock transfer books of the bank. All certificates surrendered to the bank for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and canceled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the bank as the board of directors may prescribe.

         SECTION 2. TRANSFER OF SHARES. Transfer of shares of capital stock of the bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney authorized by a duly executed power of attorney and filed with the bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the bank shall be deemed by the bank to be the owner for all purposes.


                    ARTICLE VIII -- FISCAL YEAR, ANNUAL AUDIT

         The fiscal year of the bank shall end on the 31st day of December of each year. The bank shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

                             ARTICLE IX -- DIVIDENDS

         Except as otherwise provided by the Articles of Incorporation or applicable law or regulation, the board of directors may, from time to time, declare, and the bank may pay, dividends on its outstanding classes of capital stock which are eligible for dividends.

                           ARTICLE X -- CORPORATE SEAL

         The board of directors shall provide a bank seal which shall be two concentric circles between which shall be the name of the bank. The year of incorporation or an emblem may appear in the center.


                            ARTICLE XI -- AMENDMENTS

         These bylaws may be amended at any time by a majority vote of the full board of directors or by a majority vote of the votes cast by the shareholders of the bank at any legal meeting.

                                                                     EXHIBIT II

                         ARTICLE 13. DISSENTERS' RIGHTS

DIVISION A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


         10-2B-13.01 DEFINITIONS.--(1) "Corporate action" means the filing of articles of merger or share exchange by the probate Judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

         (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 13.02 and who exercises that right when and in the manner required by Sections 13.20 through 13.28.

         (4) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (8) "Shareholder" means the record shareholder or the beneficial shareholder.

         10-2B-13.02 RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 11.04;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

         (i) Alters or abolishes a preferential right of the shares;

         (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

         (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

         (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional shares so created is to be acquired for cash under
Section 6.04; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         10-2B-13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--(a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

         (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

            DIVISION B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         10-2B-13.20 NOTICE OF DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under Section 13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b) If corporate action creating dissenters' rights under Section 13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in Section 13.22.

         10-2B-13.21 NOTICE OF INTENT TO DEMAND PAYMENT.--(a) If proposed corporate action creating dissenters' rights under Section 13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for his or her shares under this article.

         10-2B-13.22 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under Section 13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 13.21.

         (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

         (1) State where the payment demand must be sent;

         (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

         (5) Be accompanied by a copy of this article.

         10-2B-13.23 DUTY TO DEMAND PAYMENT.--(a) A shareholder sent a dissenters' notice described in Section 13.22 must demand payment in accordance with the terms of the dissenters' notice.

         (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

         (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

         10-2B-13.24 SHARE RESTRICTIONS.--(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and
(2) return to the shareholder by the corporation.

         (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

         (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

         (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         10-2B-13.25 OFFER OF PAYMENT.--(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (b) The offer of payment must be accompanied by:

         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

         (2) A statement of the corporation's estimate of the fair value of the shares;

         (3) An explanation of how the interest was calculated;

         (4) A statement of the dissenter's right to demand payment under
Section 13.28; and

         (5) A copy of this article.

         (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

         10-2B-13.26 FAILURE TO TAKE CORPORATION ACTION.--(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

         (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 13.22 and repeat the payment demand procedure.

         10-2B-13.28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF PAYMENT.--(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under Section 13.25 and demand payment of the fair value of his or her shares and interest due, if:

         (1) The dissenter believes that the amount offered under Section 13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make an offer under Section 13.25 within 60 days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

                    DIVISION C. JUDICIAL APPRAISAL OF SHARES

         10-2B-13.30. COURT ACTION.--(a) If a demand for payment under Section
13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

         (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 13.25.

         (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 13.31, to the corporation.

         (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

         10-2B-13.31 COURT COSTS AND COUNSEL FEES.--(a) The court in an appraisal proceeding commenced under Section 13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 13.28.

         (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 13.20 through 13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         10-2B-13.32 STATUS OF SHARES AFTER PAYMENT.--Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                                                    EXHIBIT III

                          CERTIFICATE OF INCORPORATION

                                       OF

                            PINNACLE BANCSHARES, INC.


                                    ARTICLE I

                                      Name

         The name of the corporation is Pinnacle Bancshares, Inc. (herein the "Corporation").


                                   ARTICLE II

                                Registered Office

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

                                     Powers

         The purpose for which the Corporation is organized is to act as a savings institution holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the laws of the State of Delaware. The Corporation shall have all the powers of a corporation organized under the General Corporation Law of the State of Delaware.


                                      III-1

                                   ARTICLE IV

                                      Term

         The Corporation is to have perpetual existence.


                                    ARTICLE V

                                  Incorporator

         The name and mailing address of the incorporator are as follows:

                  Name                               Mailing Address

         Robert B. Nolen, Jr.                        1811 Second Avenue
                                                     Jasper, Alabama  35502-1388

                                   ARTICLE VI

                                Initial Directors

         The number of directors constituting the initial board of directors of the Corporation is eleven (11), and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified, together with the classes of directorships to which such persons have been assigned, are:

                Name                               Address                              Class

         James W. Cannon                  1811 Second Avenue
                                          Jasper, Alabama  35502-1388                     I
         Robert  B. Nolen, Jr.            1811 Second Avenue
                                          Jasper, Alabama  35502-1388                     I
         Max W. Perdue                    1811 Second Avenue
                                          Jasper, Alabama  35502-1388                     I
         Carlton Mayhall, Jr.             1811 Second Avenue
                                          Jasper, Alabama  35502-1388                     I
         Melvin R. Kacharos               1811 Second Avenue
                                          Jasper, Alabama  35502-1388                     II
         John D. Baird                    1811 Second Avenue
                                          Jasper, Alabama  35502-1388                     II

                                    III-2

         Greg Batchelor                   1811 Second Avenue
                                          Jasper, Alabama  35502-1388                        II
         O. H. Brown                      1811 Second Avenue
                                          Jasper, Alabama  35502-1388                        III
         Sam W. Murphy                    1811 Second Avenue
                                          Jasper, Alabama  35502-1388                        III
         Al H. Simmons                    1811 Second Avenue
                                          Jasper, Alabama  35502-1388                        III
         J. T. Waggoner                   1811 Second Avenue
                                          Jasper, Alabama  35502-1388                        III


                                   ARTICLE VII

                                  Capital Stock

         The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 2,500,000 of which 2,400,000 are to be shares of common stock, $.01 par value per share, and of which 100,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article VII or the rules of a national securities exchange if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

         A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:


                                      III-3

         A. Common Stock. Except as provided in this Certificate, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as otherwise expressly set forth in this Certificate.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

         In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

         Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation, except as otherwise expressly set forth in this Certificate.

         B. Serial Preferred Stock. Except as provided in this Certificate, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

         (1) the distinctive serial designation and the number of shares constituting such series;


                                      III-4

         (2) the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

         (3) the voting powers, full or limited, if any, of the shares of such series;

         (4) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

         (5) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         (6) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

         (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (8) the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

         (9) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.



                                      III-5

         Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except as otherwise expressly set forth in this Certificate.


                                  ARTICLE VIII

                                Preemptive Rights

         No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.


                                   ARTICLE IX

                              Repurchase of Shares

         The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.


                                      III-6

                                    ARTICLE X

                   Meetings of Stockholders; Cumulative Voting

         A. Notwithstanding any other provision of this Certificate or the bylaws of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         B. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of the Corporation, include the power and authority to call such meetings, but such special meetings may not be called by any other person or persons.

         C. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

         D. Meetings of stockholders may be held at such place as the bylaws may provide.


                                   ARTICLE XI

                      Notice for Nominations and Proposals

         A. Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty days nor more than sixty days prior to the date of any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to


                                      III-7
stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

         B. Each such notice given by a stockholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in this Certificate to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

         C. The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.


                                   ARTICLE XII

                                    Directors

         A. Number; Vacancies. The number of directors of the Corporation shall be such number, not less than five (5) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time by action by the board of directors, provided that no action shall be taken to decrease or increase the number of directors unless at least two-thirds of the


                                     III-8
directors then in office shall concur in said action. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

         B. Classified Board. The board of directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. Subject to the provisions of this Article XII, should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes I or II as follows: (i) if there shall be an excess of one directorship over a number equally divisible by three, such extra directorship shall be classified in Class I; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class I and the other in Class
II. At the first annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the third annual meeting of stockholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

         Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be


                                      III-9
increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

         Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Article XII. Notwithstanding the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.


                                  ARTICLE XIII

                              Removal of Directors

         Notwithstanding any other provision of this Certificate or the bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XIII shall not apply with respect to the director or directors elected by such holders of preferred stock.


                                   ARTICLE XIV

                    Approval of Certain Business Combinations

         The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.



                                     III-10

         A. (1) Except as otherwise expressly provided in this Article XIV, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

                           (a) any merger or consolidation of the Corporation
                  with or into a Related Person (as hereinafter defined);

                           (b) any sale, lease, exchange, transfer or other
                  disposition, including without limitation, a mortgage, or any other capital device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

                           (c) any merger or consolidation of a Related Person
                  with or into the Corporation or a subsidiary of the Corporation;

                           (d) any sale, lease, exchange, transfer or other
                  disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

                           (e) the issuance of any securities of the Corporation
                  or a subsidiary of the Corporation to a Related Person;

                           (f) the acquisition by the Corporation or a
                  subsidiary of the Corporation of any securities of a Related Person;

                           (g) any reclassification of the common stock of the
                  Corporation, or any recapitalization involving the common stock of the Corporation; and

                           (h) any agreement, contract or other arrangement
                  providing for any of the transactions described in this
                  Article XIV.



                                     III-11

                  (2) Such affirmative vote shall be required notwithstanding any other provision of this Certificate, any provision of law, or any agreement with any regulatory agency or national securities exchange which might otherwise permit a lesser vote or no vote.

                  (3) The term "Business Combination" as used in this Article XIV shall mean any transaction which is referred to in any one or more of subparagraphs A(l)(a) through (h) above.

         B. The provisions of paragraph A shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of this certificate, any provision of law, or any agreement with any regulatory agency or national securities exchange, if the Business Combination shall have been approved by a two-thirds vote of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

         C. For the purposes of this Article XIV the following definitions apply:

                  (1) The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options or otherwise, shall be deemed "beneficially owned" by such Related Person.

                  (2) The term "Substantial Part" shall mean more than 25% of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.


                                     III-12

                  (3) The term "Continuing Director" shall mean any member of the board of directors of the Corporation who is unaffiliated with the Related Person and was a member of the board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board.

                  (4) The term "Continuing Director Quorum" shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.


                                   ARTICLE XV

                       Evaluation of Business Combinations

         In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the shareholders, when evaluating a Business Combination (as defined in Article XIV) or a tender or exchange offer, the board of directors of the Corporation may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.



                                     III-13

                                   ARTICLE XVI

                                 Indemnification

         A. Persons. The Corporation shall indemnify, to the extent provided in paragraphs B, D or F:

                  (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

                  (2) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

         B. Extent -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

         C. Standard -- Derivative Suits. In case of a threatened, pending or completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

                  (1) he is successful on the merits or otherwise; or

                  (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.


                                     III-14

         D. Extent -- Nonderivative Suits. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

                  (1) he is successful on the merits or otherwise; or

                  (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

         F. Determination That Standard Has Been Met. A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

                  (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or



                                     III-15

                  (2) independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

                  (3) the stockholders of the Corporation.

         G. Proration. Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         H. Advance Payment. The Corporation shall pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

                  (1) the board of directors authorizes the specific payment;
         and

                  (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

         I. Nonexclusive. The indemnification and advance payment of expenses provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         J. Continuation. The indemnification provided by this Article XVI shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this
Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

         K. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.



                                     III-16

         L.       Intention and Savings Clause. It is the intention of this
Article XVI to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Delaware is amended, or other Delaware law is enacted, to permit further or additional indemnification of the persons defined in paragraph A of this Article XVI, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law.


                                  ARTICLE XVII

                       Limitations on Directors' Liability

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware or other Delaware law is amended or enacted after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended, or such other Delaware law. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.




                                     III-17

                                  ARTICLE XVIII

                               Amendment of Bylaws

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of two-thirds of the board of directors. Notwithstanding any other provision of this Certificate or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.


                                   ARTICLE XIX

                    Amendment of Certificate of Incorporation

         The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII and this Article XIX may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting); except that such repeal, alteration, amendment or rescission may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) if the same is first approved by a majority of the Continuing Directors, as defined in Article XIV of this Certificate.


                                     III-18

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this 29th day of August, 1996.


                                                  /s/ Robert B. Nolen, Jr.
                                                  -----------------------------
                                                  Robert B. Nolen, Jr.
                                                  Incorporator


Attest:
         ------------------------



                                     III-19

                                                                      EXHIBIT IV

                                     BYLAWS

                                       OF

                            PINNACLE BANCSHARES, INC.

                                    ARTICLE I

                           Principal Executive Office

         The principal executive office of PINNACLE BANCSHARES, INC. (the "Corporation") shall be at 1811 2nd Avenue, in the County of Jasper, in the County of Walker, in the State of Alabama. The Corporation may also have offices at such other places within or without the State of Alabama as the board of directors shall from time to time determine.


                                   ARTICLE II

                                  Stockholders

         SECTION 1. Place of Meetings. All annual and special meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place within or without the State of Delaware as the board of directors may determine and as designated in the notice of such meeting.

         SECTION 2. Annual Meeting. A meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the board of directors may determine.

         SECTION 3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called at any time by the board of directors or by a committee of the board of directors in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with these Bylaws or as otherwise prescribed by the board of directors. The chairman or the chief executive officer of the Corporation shall preside at such meetings.

         SECTION 5. Notice of Meeting. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be mailed by the secretary or the officer performing his duties, not less than ten days nor more than fifty days before the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6, with postage thereon prepaid. If a stockholder is present at a meeting, or in writing waives notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary. When any stockholders' meeting, either annual or special, is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty days or of the business to be transacted at such adjourned meeting, other than an announcement at the meeting at which such adjournment is taken.

         SECTION 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than sixty days, and in case of a meeting of stockholders not less than ten days, prior to the date on which the particular action requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

         SECTION 7. Voting Lists. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten days before each meeting of stockholders, a complete record of the stockholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number of shares held by each. The record, for a period of ten days before such meeting, shall be kept on file at the principal office of the Corporation, whether within or outside the State of Florida, and shall be subject to inspection by any stockholder for any purpose germane to the meeting at any time during usual business hours. Such record shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder for any purpose germane to the meeting during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such record or transfer books or to vote at any meeting of stockholders.

         SECTION 8. Quorum. One-third of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than one-third of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

         SECTION 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid after eleven months from the date of its execution unless otherwise provided in the proxy.

         SECTION 10. Voting. At each election for directors every stockholder entitled to vote at such election shall be entitled to one vote for each share of stock held. Unless otherwise provided by the Certificate of Incorporation, by statute, or by these Bylaws, a majority of those votes cast by stockholders at a lawful meeting shall be sufficient to pass on a transaction or matter, except in the election of directors, which election shall be determined by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

         SECTION 11. Voting of Shares in the Name of Two or More Persons. When ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the stockholders of the Corporation any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose name shares of stock stand, the vote or votes to which these persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

         SECTION 12. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

         A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

         Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

         SECTION 13. Inspectors of Election. In advance of any meeting of stockholders, the chairman of the board or the board of directors may appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the board of directors so appoints either one or three inspectors, that appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board may make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment in advance of the meeting or at the meeting by the chairman of the board or the president.

         Unless otherwise prescribed by applicable law, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all stockholders.

         SECTION 14. Nominating Committee. The board of directors or a committee appointed by the board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least twenty days prior to the date of the annual meeting. Provided such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 15. New Business. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as provided in the Corporation's Certificate of Incorporation.


                                   ARTICLE III

                               Board of Directors

         SECTION 1. General Powers. The business and affairs of the Corporation shall be under the direction of its board of directors. The chairman shall preside at all meetings of the board of directors.

         SECTION 2. Term and Election. The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected or qualified. The board of directors shall be classified in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 3. Regular Meetings. A regular meeting of the board of directors shall be held at such time and place as shall be determined by resolution of the board of directors without other notice than such resolution.

         SECTION 4. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman, the chief executive officer or one-third of the directors. The person calling the special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by such persons.

         Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

         SECTION 5. Notice. Written notice of any special meeting shall be given to each director at least two days previous thereto delivered personally or by telegram or at least seven days previous thereto delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

         SECTION 6. Quorum. A majority of the number of directors fixed by
Section 2 shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article III.

         SECTION 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by these Bylaws, the Certificate of Incorporation, or the General Corporation Law of the State of Delaware.

         SECTION 8. Action Without a Meeting. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

         SECTION 9. Resignation. Any director may resign at any time by sending a written notice of such resignation to the home office of the Corporation addressed to the chairman. Unless otherwise specified therein such resignation shall take effect upon receipt thereof by the chairman.

         SECTION 10. Vacancies. Any vacancy occurring in the board of directors shall be filled in accordance with the provisions of the Corporation's Certificate of Incorporation. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office or by election at an annual meeting or at a special meeting of the stockholders held for that purpose. The term of such director shall be in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 11. Removal of Directors. Any director or the entire board of directors may be removed only in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 12. Compensation. Directors, as such, may receive compensation for service on the board of directors. Members of either standing or special committees may be allowed such compensation as the board of directors may determine.

         SECTION 13. Age Limitation of Directors. No person shall be eligible for election, reelection, appointment or reappointment to the board of directors if such person is then more than seventy-two (72) years of age.


                                   ARTICLE IV

                      Committees of the Board of Directors

         The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, as they may determine to be necessary or appropriate for the conduct of the business of the Corporation, and may prescribe the duties, constitution and procedures thereof. Each committee shall consist of one or more directors of the Corporation appointed by a majority of the whole board. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

         The board shall have power at any time to change the members of, to fill vacancies in, and to discharge any committee of the board. Any member of any such committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the board, the chairman of the board, the chief executive officer, the chairman of such committee, or the secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the board called for that purpose.


                                    ARTICLE V

                                    Officers

         SECTION 1. Positions. The officers of the Corporation shall be a chairman, a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

         SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The board of directors may authorize the Corporation to enter into an employment contract with any officer in accordance with state law; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

         SECTION 3. Removal. Any officer may be removed by vote of two-thirds of the board of directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

         SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

         SECTION 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.


                                   ARTICLE VI

                      Contracts, Loans, Checks and Deposits

         SECTION 1. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Corporation's Certificate of Incorporation or these Bylaws with respect to certificates for shares, the board of directors or the executive committee may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

         SECTION 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

         SECTION 3. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner, including in facsimile form, as shall from time to time be determined by resolution of the board of directors.

         SECTION 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the board of directors may select.


                                   ARTICLE VII

                   Certificates for Shares and Their Transfer

         SECTION 1. Certificates for Shares. The shares of the Corporation shall be represented by certificates signed by the chairman of the board of directors or the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

         SECTION 2. Form of Share Certificates. All certificates representing shares issued by the Corporation shall set forth upon the face or back that the Corporation will furnish to any stockholder upon request and without charge a full statement of the designations, preferences, limitations, and relative rights of the shares of each class authorized to be issued, the variations in the relative rights and preferences between the shares of each such series so far as the same have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.

         Each certificate representing shares shall state upon the face thereof:
That the Corporation is organized under the laws of the State of Delaware; the name of the person to whom issued; the number and class of shares, the designation of the series, if any, which such certificate represents; the par value of each share represented by such certificate, or a statement that the shares are without par value. Other matters in regard to the form of the certificates shall be determined by the board of directors.

         SECTION 3. Payment for Shares. No certificate shall be issued for any share until such share is fully paid.

         SECTION 4. Form of Payment for Shares. The consideration for the issuance of shares shall be paid in accordance with the provisions of the Corporation's Certificate of Incorporation.

         SECTION 5. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

         SECTION 6. Lost Certificates. The board of directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.


                                  ARTICLE VIII

                            Fiscal Year; Annual Audit

         The fiscal year of the Corporation shall end on the last day of June of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors.


                                   ARTICLE IX

                                    Dividends

         Dividends upon the stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in the Corporation's own stock.


                                    ARTICLE X

                                Corporation Seal

         The corporate seal of the Corporation shall be in such form as the board of directors shall prescribe.


                                   ARTICLE XI

                                   Amendments

         In accordance with the Corporation's Certificate of Incorporation, these Bylaws may be repealed, altered, amended or rescinded by the stockholders of the Corporation only by vote of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting). In addition, the board of directors may repeal, alter, amend or rescind these Bylaws by vote of two-thirds of the board of directors at a legal meeting held in accordance with the provisions of these Bylaws.

                                                                      Exhibit V

                                  PINNACLE BANK
                      1996 STOCK OPTION AND INCENTIVE PLAN


1.       PURPOSE OF THE PLAN.

                  The purpose of this Pinnacle Bank 1996 Stock Option and Incentive Plan (the "Plan") is to advance the interests of the Bank through providing select key Employees and Directors of the Bank and its Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Bank seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and key Employees of the Bank or any Affiliate to promote the success of the business.

2.       DEFINITIONS.

                  As used herein, the following definitions shall apply.

         (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Bank, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

         (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

         (c) "Awards" shall mean, collectively, Options, SARs, and Restricted Stock unless the context clearly indicates a different meaning.

         (d)      "Bank" shall mean Pinnacle Bank.

         (e)      "Board" shall mean the Board of Directors of the Bank.

         (f) "Change in Control" shall mean any one of the following events: (1) the ownership, holding or power to vote more than 25% of the Bank's voting stock, (2) the control of the election of a majority of the Bank's directors, (3) the exercise of a controlling influence over the management or policies of the Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (except in the case of (1), (2) and (3) hereof, ownership or control of the Bank or its directors by a holding company formed by the Bank shall not constitute a "Change in Control"), or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank (the "Bank Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Bank Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this subparagraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (h) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

         (i) "Common Stock" shall mean the common stock, par value $.01 per share, of the Bank.

         (j) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Bank or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank, in the case of transfers between payroll locations of the Bank or between the Bank, an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

         (k) "Director" shall mean any member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

         (l) "Disability" shall mean a physical or mental condition, which in the sole and absolute discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent a

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                  Participant from fulfilling his or her duties or
                  responsibilities to the Bank or an Affiliate.

         (m) "Effective Date" shall mean the date specified in Paragraph 15 hereof.

         (n) "Employee" shall mean any person employed by the Bank or an Affiliate.

         (o) "Exercise Price" shall mean the price per Optioned Share at which an Option or SAR may be exercised.

         (p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

         (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

         (r) "Non-Employee Director" shall mean any member of the Board who is a Non-Employee Director within the meaning of Rule 16b-3.

         (s) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

         (t)      "Option" means an ISO and/or a Non-ISO.

         (u) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

         (v) "Participant" shall mean any person who receives an Award pursuant to the Plan.

         (w) "Plan" shall mean this Pinnacle Bank 1996 Stock Option and Incentive Plan.

         (x) "Restricted Stock" means Common Stock which is subject to restrictions against transfer and forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 11.

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         (y)      "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and
                  Regulations under the Securities Exchange Act of 1934, as amended.

         (z)      "Share" shall mean one share of Common Stock.

         (aa) "SAR" (or "Stock Appreciation Right") means a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock.

         (bb) "Year of Service" shall mean a full 12-month period, measured from the date of an Award and each annual anniversary of that date, during which a Participant has continuously been an Employee or Director of the Bank or an Affiliate.

3.       TERM OF THE PLAN AND AWARDS.

         (a) Term of the Plan. The Plan shall continue in effect for a term of 10 years from the Effective Date, unless sooner terminated pursuant to Paragraph 17 hereof. No Award shall be granted under the Plan after 10 years from the Effective Date.

         (b) Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years.

4.       SHARES SUBJECT TO THE PLAN.

         (a) General Rule. The aggregate number of Shares deliverable pursuant to Awards shall not exceed 85,000 Shares, as such number may be adjusted on and after the Effective Date pursuant to Paragraph 12 hereof. Such Shares may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Bank. If any Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

         (b) Special Rule for SARs. The number of Shares with respect to which an SAR is granted, but not the number of Shares which the Bank delivers or could deliver to an Employee or individual upon exercise of an SAR, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. The Shares involved in an Option as to which option rights have terminated by reason of the exercise of a related SAR, as provided in Paragraph 10 hereof, shall not be available for the grant of further Options under the Plan.

5.       ADMINISTRATION OF THE PLAN.

         (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than two members of the Board who are Non-Employee Directors. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors.

         (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

         (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee.

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                  Each such Agreement shall constitute a binding contract
                  between the Bank and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement. The terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option or SAR, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

                           The Chairman of the Committee and such other
                  Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Bank and to cause them to be delivered to the recipients of Awards.

         (d) Effect of the Committee's Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

         (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Bank's governing instruments with respect to the indemnification of Directors.

6.       GRANT OF OPTIONS.

         (a) General Rule. In its sole discretion, the Committee may grant Awards to Directors and select key Employees. In selecting those Directors and Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider their respective positions, duties and responsibilities, the value of their services to the Bank and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the

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                  foregoing, the Committee shall automatically make the Awards specified in Sections 6(b) and 6(d) hereof.

         (b) Automatic Grants to Employees. On the Effective Date, each of the following Employees shall receive an Option (in the form of an ISO, to the extent permissible under the Code) to purchase the number of Shares listed below, at an Exercise Price per Share equal to the Market Value of a Share on the Effective Date; provided that such grant shall not be made to an Employee whose Continuous Service terminates on or before the Effective Date: Robert B. Nolen, Jr. - 10,000 shares.

                           With respect to each of the above-named Employees,
                  the Option granted to the Employee hereunder (i) shall vest in accordance with the general rule set forth in Paragraph 8(a) of the Plan, (ii) shall have a term of ten years from the Effective Date, except as limited by Paragraph 3(b), and (iii) shall be subject to the general rule set forth in Paragraph 8(c) with respect to the effect of a Employee's termination of Continuous Service on the Employee's right to exercise his Options.

         (c) Special Rules for ISOs. The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Bank or any present or future Affiliate of the Bank) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

         (d) Automatic Grants to Directors. Notwithstanding any other provisions of this Plan, each Director who is not an Employee but is a Director on the Effective Date shall receive, on said date, Non- ISOs to purchase 2,500 of the Shares reserved under Paragraph 4(a) hereof. Such Non-ISOs shall have an Exercise Price per Share equal to the Market Value of a Share on the date of grant.

7.       EXERCISE PRICE FOR OPTIONS.

         (a) Limits on Committee Discretion. The Exercise Price as to any particular Option shall not be less than 50% of the Market Value of the Optioned Shares on the date of grant (100% in the case of ISOs). In the case of an Employee who owns Shares representing more than 10% of the Bank's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

         (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the Nasdaq National Market) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on the trading day immediately preceding such date on which sales were effected. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion. Notwithstanding the foregoing, in the event that either (i) the Committee exercises its discretion to impose transfer (or other) restrictions on the Shares subject to an Option, or
                  (ii) the Plan requires specified transfer restrictions, the Committee shall make an appropriate adjustment in determining the Market Value of the Shares subject to such an Option (in order to take into account that their fair market value may be less than the fair market value of unrestricted Shares).

8.       EXERCISE OF OPTIONS BY EMPLOYEES.

         (a) Generally. Unless otherwise provided by the Committee pursuant to an applicable Agreement, each Option shall be fully (100%) exercisable after the six-month period following the date of its grant, subject to Paragraph 14 hereof. An Option may not be exercised for a fractional Share.

         (b) Procedure for Exercise. An Employee may exercise Options, subject to provisions relative to its termination and any limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Bank (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Bank at the Bank's executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise, and may consist of Shares subject to the Option being exercised. An Employee who exercises Non-ISOs pursuant to this Paragraph may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing to have the Bank withhold shares of Common Stock, or to deliver to the Bank shares of Common Stock that the Employee already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 20 hereof.

         (c) Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, an Option may be exercised hereunder only while the Employee is employed by the Bank and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's Continuous Service terminates by reason of --

                  (1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Employee and the Bank (and, in the absence of any such agreement, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Employee's rights to exercise such Option shall expire on the date of such termination;

                  (2) Death, then to the extent that the Employee would have been entitled to exercise the Option immediately prior to his death, such Option of the deceased Employee may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

                  (3) Disability, then to the extent that the Employee would have been entitled to exercise the Option immediately prior to his or her Disability, such Option may be exercised within one year from the date of termination of employment due to Disability, but not later than the date on which the Option would otherwise expire.

         (d) Effect of the Committee's Decisions. The Committee's determination whether an Employee's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

         (e) Acceleration of Vesting. Notwithstanding the six-month period set forth in Paragraph 8(a) hereof and except to the extent otherwise provided in the terms of an Agreement, all Options held by an Employee whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control shall be deemed fully exercisable and non-forfeitable as of the Employee's last day of service with the Bank, subject to the provisions of Paragraph 8(c) hereof.

9.       EXERCISE OF OPTIONS BY NON-EMPLOYEE DIRECTORS.

         (a) Generally. Unless otherwise provided by the Committee pursuant to an applicable Agreement, each Option shall be fully (100%) exercisable after six months following the date of its grant, subject to paragraph 14 hereof. An Option may not be exercised for a fractional share.

         (b)      Terms of Exercise.

                  (i) Options received by Directors who are not Employees will become exercisable in accordance with the general rule set forth in Paragraph 8(a) hereof, and may be exercised from time to time by (a) written notice of intent to exercise the Option with respect to all or a specified number of the Optioned Shares, and (b) payment to the Bank (contemporaneously with the delivery of such notice), in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of the Optioned Shares with respect to which the Option is then being exercised. Each such notice and payment shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Bank at the Bank's executive offices. A Director who exercises Options may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing to have the Bank withhold shares of Common Stock, or to deliver to the Bank shares of Common Stock that the Participant already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 20 hereof.

                  (ii) Options granted to Directors who are not Employees shall have a term of 10 years; provided that Options so granted shall expire one year after the date on which a Director terminates Continuous Service on the Board, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's death during the term of his directorship, such Options shall become immediately exercisable, and may be exercised within two years from the date of his death by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's Disability during his or her directorship, the Director's Option shall become immediately exercisable, and such Option may be exercised within one year of the termination of directorship due to Disability, but not later than the date that the Option would otherwise expire. Unless otherwise inapplicable or inconsistent with the provisions of this Paragraph, the Options to be granted to Directors hereunder shall be subject to all other provisions of this Plan.

         (c) Effect of the Committee's Decisions. The Committee's determination whether a Director's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

         (d) Acceleration of Vesting. Notwithstanding the six-month period set forth in Paragraph 9(a) hereof and except to the extent otherwise provided in the terms of an Agreement, all Options held by a Director whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control shall be deemed fully exercisable and non-forfeitable as of the Director's last day of service with the Bank, subject to the provisions of Paragraph 9(b) hereof.

10.      SARS (STOCK APPRECIATION RIGHTS).

         (a) Granting of SARs. In its sole discretion, the Committee may from time to time grant SARs to Employees either in conjunction with, or independently of, any Options granted under the Plan. An SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. Alternatively, an SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. An SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

                  (1)      The SAR will expire no later than the ISO;

                  (2) The SAR may be for no more than the difference between the Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

                  (3) The SAR is transferable only when the ISO is transferable, and under the same conditions;

                  (4) The SAR may be exercised only when the ISO may be exercised; and

                  (5) The SAR may be exercised only when the Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

         (b) Exercise Price. The Exercise Price as to any particular SAR shall not be less than the Market Value of the Optioned Shares on the date of grant.

         (c) Timing of Exercise. Unless otherwise provided by the Committee pursuant to an applicable Agreement, an SAR be exercised at any time following the six-month period following the date of its grant, subject to the provisions of Paragraph 8(c) regarding the period of exercisability and the provisions of Paragraph 8(e) regarding the acceleration of vesting.

         (d) Exercise of SARs. An SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that an SAR may not be exercised for a fractional Share. Upon exercise of an SAR, the Participant shall be entitled to receive, without payment to the Bank except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the excess of the then aggregate Market Value of the number of Optioned Shares with respect to which the Participant exercises the SAR, over the aggregate Exercise Price of such number of Optioned Shares. This amount shall be payable by the Bank, in the discretion of the Committee, in cash or in Shares valued at the then Market Value thereof, or any combination thereof.

         (e) Procedure for Exercising SARs. To the extent not inconsistent herewith, the provisions of Paragraph 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

         11.      RESTRICTED STOCK AWARDS.

         Any Share of Restricted Stock which the Committee may grant to key Employees shall be subject to the following terms and conditions, and to such

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other terms and conditions as are either applicable generally to Awards, or prescribed by the Committee in the applicable Agreement:

         (a) Restriction Period. At the time of each award of Restricted Stock, there shall be established for the Restricted Stock a restriction period, which shall be no greater than 5 years (the "Restriction Period"). The length of such Restriction Period may differ among Participants and may have different expiration dates with respect to portions of Shares of Restricted Stock covered by the same award.

         (b) Vesting Restrictions. The Committee shall determine the restrictions applicable to the award of Restricted Stock, including, but not limited to, requirements of Continuous Service for a specified term, or the attainment of specific corporate, divisional or individual performance standards or goals, which restrictions may differ with respect to each Participant. The Agreement shall provide for forfeiture of Shares covered thereby if the specified restrictions are not met during the Restriction Period, and may provide for early termination of any Restriction Period in the event of satisfaction of the specified restrictions prior to expiration of the Restricted Period.

         (c) Vesting. An amount equal to 20% of the Shares of Restricted Stock subject to a Restricted Stock award shall be earned and become non-forfeitable by a Participant upon his completion of each of five Years of Service (subject to Committee discretion to impose different vesting requirements but in no case may such vesting requirement be for a period less than six months following the grant of the SAR). For purposes of this paragraph, with respect to each vesting event, "Year of Service" means a full 12-month period, measured from the date of a Restricted Stock award and each annual anniversary of that date, during which the Participant has continuously been a Participant.

         (d) Acceleration of Vesting. Notwithstanding the vesting schedule contained in Paragraph 11(c) above, all Shares of Restricted Stock held by a Participant whose service with the Bank terminates due to death, Disability, retirement after age 65, or a Change in Control, shall be deemed 100% earned and non-forfeitable as of the Participant's last day of service with the Bank and shall be distributed as soon as practicable thereafter.

         (e) Ownership; Voting. Stock certificates shall be issued in respect of Restricted Stock awarded hereunder and shall be registered in the name of the Participant, whereupon the Participant shall become a stockholder of the Bank with respect to such Restricted Stock and shall, to the extent not inconsistent with express provisions of the Plan, have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Shares and the right to vote such Shares. Said stock certificates shall be deposited with the Bank or its designee, together with a stock power endorsed in blank, and the following legend shall be placed upon such certificates reflecting that the Shares represented thereby are subject to restrictions against transfer and forfeiture:

                               "The transferability of this certificate and
                      the shares of stock represented thereby are subject to the terms and conditions (including forfeiture) contained in the Pinnacle Bank 1996 Stock Option and Incentive Plan, and an agreement entered into between the registered owner and Pinnacle Bank. Copies of such Plan and Agreement are on file in the offices of the Secretary of Pinnacle Bank."

         (f) Lapse of Restrictions. At the expiration of the Restricted Period applicable to the Restricted Stock, the Bank shall deliver to the Participant, or the legal representative of the Participant's estate, or if the personal representative of the Participant's estate shall have assigned the estate's interest in the Restricted Stock, to the person or persons to whom his rights under such stock shall have passed by assignment pursuant to his will or to the laws of descent and distribution, the stock certificates deposited with it or its designee and as to which the Restricted Period has expired and the requirements of the restrictions have been met. If a legend has been placed on such certificates, the Bank shall cause such certificates to be reissued without the legend.

         (g) Forfeiture of Restricted Stock. The Agreement shall provide for forfeiture of any Restricted Stock which is not vested in the Participant or for which the restrictions have not been satisfied during the Restriction Period.

12.      EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

         (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards, and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Bank which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Bank.

         (b) Transactions in which the Bank is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Bank,
                  (ii) a merger or consolidation in which the Bank is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Bank's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the Exercise Prices thereof, shall be equitably adjusted for any change or exchange of Shares for a different number or kind of shares or other securities which results from the Transaction.

         (c) Special Rule for ISOs. Any adjustment made pursuant to subparagraphs (a) or (b)(1) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

         (d) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

         (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Bank or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

13.      NON-TRANSFERABILITY OF AWARDS.

                  Awards may not be sold, pledged, assigned, hypothecated, trans ferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Rule 16b-3, and except to the extent otherwise provided in the terms of an Agreement, a Participant who is granted Non-ISOs pursuant to this Plan may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that Non-ISOs so transferred may not again be transferred other than (i) to the Participant originally receiving the grant of Non-ISOs, or (ii) to an individual or trust to whom such Participant could have transferred Non-ISOs pursuant to this Paragraph 13. Non-ISOs which are transferred pursuant to this Paragraph 13 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-ISOs in the hands of the Participant originally receiving the grant of such Non-ISOs.

14.      TIME OF GRANTING AWARDS.

                  The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

15.      EFFECTIVE DATE.

                  The Plan shall become effective immediately upon its approval by the Board, subject to stockholder approval as may be required.

16.      MODIFICATION OF AWARDS.

                  At any time, and from time to time, the Board may authorize the Committee to direct execution of an instrument providing for the modifica tion of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be con ferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

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17.      AMENDMENT AND TERMINATION OF THE PLAN.

                  The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plans. No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

18.      CONDITIONS UPON ISSUANCE OF SHARES.

         (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

         (b) Special Circumstances. The inability of the Bank to obtain approval from any regulatory body or authority deemed by the Bank's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Bank of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option or SAR, the Bank may require the person exercising the Option or SAR to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

         (c) Committee Discretion. The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

19.      RESERVATION OF SHARES.

                  The Bank, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

20.      WITHHOLDING TAX.

                  The Bank's obligation to deliver Shares upon exercise of Options and/or SARs shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations.

21.      NO EMPLOYMENT OR OTHER RIGHTS.

                  In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Bank or any Affiliate of such corporations. Except to the extent provided in Paragraphs 6(b) and 6(d), no Employee or Director shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee or Director who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

22.      GOVERNING LAW.

                  The Plan shall be governed by and construed in accordance with the laws of the State of Alabama, except to the extent that federal law shall be deemed to apply.

============================================================

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL A SECURITY, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PINNACLE BANK OR PINNACLE BANCSHARES, INC. SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.


                 TABLE OF CONTENTS
                                                       Page
                                                       ----
Summary Information on Proposed
  Conversion and Reorganization . . . . . . . . .       (i)
Introduction  . . . . . . . . . . . . . . . . . .        1
Voting and Revocation of Proxies  . . . . . . . .        1
Voting Securities . . . . . . . . . . . . . . . .        1
Voting Securities . . . . . . . . . . . . . . . .        1

Executive Compensation  . . . . . . . . . . . . .        3
Proposal I - Proposed Holding Company
  Formation . . . . . . . . . . . . . . . . . . .        4
Proposal II - Approval of the Pinnacle Bank
  1996 Stock Option and Incentive Plan  . . . . .       29
New Plan Benefits . . . . . . . . . . . . . . . .       34
Proposal III - Adjournment of Meeting . . . . . .       34
Market and Dividend Information . . . . . . . . .       35
Other Matters . . . . . . . . . . . . . . . . . .       36
Miscellaneous . . . . . . . . . . . . . . . . . .       36
Financial Statements  . . . . . . . . . . . . . .       36
Stockholder Proposals . . . . . . . . . . . . . .       36
Exhibit I - Agreement and Plan
  of Conversion and Reorganization  . . . . . . .      I-1
Exhibit II - Dissenters' Rights . . . . . . . . .     II-1
Exhibit III - Certificate of Incorporation  . . .    III-1
Exhibit IV - Bylaws . . . . . . . . . . . . . . .     IV-1
Exhibit V - 1996 Stock Option and
  Incentive Plan  . . . . . . . . . . . . . . . .      V-1


============================================================

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                                PINNACLE BANK




                          PINNACLE BANCSHARES, INC.







                              -----------------


                          PROXY STATEMENT/PROSPECTUS


                             -------------------






                              December 27, 1996






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